 Exhibit 2.1

MERGER AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

CARDIO DIAGNOSTICS, INC.,

MEESHANTHINI (MEESHA) DOGAN, AS REPRESENTATIVE OF THE SHAREHOLDERS OF THE COMPANY,

MANA CAPITAL ACQUISITION CORP.

AND

MANA MERGER SUB INC.

DATED AS OF MAY 27, 2022

i

(Cont.)

ii

(Cont.)

iii

(Cont.)

iv

(Cont.)

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MERGER AGREEMENT

AND

PLAN OF REORGANIZATION

This MERGER AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of May 27, 2022 (the “Execution Date”) by and among Cardio Diagnostics, Inc., a Delaware corporation (the “Company” or “Cardio”), Meeshanthini (Meesha) Dogan, as representative of the shareholders of the Company (the “Shareholders’ Representative”), Mana Capital Acquisition Corp., a Delaware corporation (“Parent” or “Mana”), and Mana Merger Sub Inc., a Delaware corporation (“Merger Sub”).

W I T N E S E T H:

WHEREAS, Merger Sub is a wholly-owned direct subsidiary of Parent;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Parent and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement, and (b) recommended the approval and adoption of this Agreement and the Merger by the stockholders of the Company;

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has (a) approved and adopted this Agreement and declared its advisability and approved the payment of the Per Share Merger Consideration to stockholders of the Company pursuant to this Agreement and the other transactions contemplated by this Agreement, and (b) recommended the approval and adoption of this Agreement and the transactions contemplated by this Agreement by the stockholders of Parent;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has (a) determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement, and (b) recommended the approval and adoption of this Agreement and the Merger by the sole stockholder of Merger Sub;

WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, that the Company, Merger Sub and Parent are parties to such reorganization within the meaning of Section 368(b) of the Code and that this Agreement constitutes a plan of reorganization.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions. The following terms, as used herein, have the following meanings:

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“Additional Parent SEC Documents” shall have the meaning ascribed to such term in Section 5.11.

“Affiliate” means, as to any Person, any (i) officer or director of such Person, (ii) spouse, parent, sibling or descendant (including adopted or stepchildren) of such Person (or a spouse, parent, sibling or descendant (including adopted or stepchildren) of any director or officer of such Person), and (iii) any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall include the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Closing Merger Consideration” means a number of shares of Parent Common Stock equal to the quotient of (a) the Aggregate Closing Merger Consideration Value divided by (b) $10.00.

“Aggregate Closing Merger Consideration Value” means (a) $75,000,000, plus (b) the Aggregate Exercise Price, plus (c) the amount held by which the Company Closing Cash exceeds $500,000, minus (d) the amount by which the Company Closing Net Debt exceeds $500,000.

“Aggregate Exercise Price” means the sum of the exercise prices of all Company Options and Company Warrants outstanding immediately prior to the Effective Time.

“Aggregate Investment Amount” means the aggregate amount of immediately available funds contained in the Trust Account (net of any Parent Redemption Amount) immediately prior to the Closing (but prior to the payment of any expenses of Parent).

“Alternative Transaction” mean any of the following transactions involving the Company or the Parent (other than the transactions contemplated by this Agreement): (i) any merger, acquisition consolidation, recapitalization, share exchange, business combination or other similar transaction, public investment or public offering, or (ii) any sale, lease, exchange, transfer or other disposition of a majority of the assets of such Person (other than sales of inventory or obsolete equipment in the ordinary course of such Person’s business) or any class or series of the capital stock, membership interests or other equity interests of the Company or Parent in a single transaction or series of transactions (other than the PIPE Financing and the Private Placement).

“Ancillary Agreements” means the (i) the Lock-Up Agreement substantially in the form attached hereto as Exhibit A attached hereto (“Lock-Up Agreement”); (ii) Indemnification Escrow Agreement substantially in the form attached hereto as Exhibit B (“Indemnification Escrow Agreement”) by and among the Parent, the Shareholders Representative on behalf of the Company Securityholders and the Escrow Agent; (iii) Employment Agreements or Consulting Agreements by and among each of the persons named in Schedule 7.3 of the Company Disclosure Schedule, the Company and the Parent (the “Employment Agreements”) in the form as mutually agreed by the Company, the Parent and each such named person, and (iv) the Non-Compete and Non-Solicitation Agreement substantially in the form of Exhibit C (the “Non-Compete Agreements”), and all other agreements, certificates and instruments executed and delivered by Parent, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or controlled by a Person in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

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“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems or otherwise in the course of the conduct of the business of the Company or any Company Subsidiaries.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business.

“Business Systems” means all Software, computer hardware (whether general or special purpose), devices, electronic data processing, information, record keeping, communications, circuits, telecommunications, networks, interfaces, websites, data lines, automated processes, platforms, routers, servers, peripherals, documentation, and computer systems, including any outsourced systems and processes, and other information technology equipment or assets that are owned, leased, licensed or used or held for use in the conduct of the Company Business.

“Clinical Laboratory” means any laboratory that performs testing on human specimens for medical purposes, including laboratories that develop, validate, manufacture and/or distribute “in-house” or “laboratory developed” diagnostic tests (“LDTs”) utilizing the proprietary processes and procedures, Intellectual Property and Know-How of the Company for or on behalf of the Company or any Company Subsidiary, possessing such approvals, and conducting its operations, in compliance with the applicable requirements of the FDA and Healthcare Laws for developing, validating, manufacturing and/or distributing a LDT.

“Closing” has the meaning set forth in Section 2.2(b).

“COBRA” means collectively, the requirements of Sections 601 through 606 of ERISA and Section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated by the Internal Revenue Service thereunder.

“Company Business” means the business of the Company and the Company Subsidiaries as currently conducted and currently proposed to be conducted as of the date hereof.

“Company Capital Stock” means the Company Common Stock.

“Company Certificate of Incorporation” means the certificate of incorporation of the Company filed with the Delaware Secretary of State on September 6, 2019, as such may have been amended, supplemented or modified from time to time.

“Company Closing Cash” means the aggregate sum of the consolidated cash and cash equivalents of the Company and the Company Subsidiaries as of immediately prior to the Effective Time.

“Company Closing Debt” means all Company Debt as of immediately prior to the Effective Time.

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“Company Closing Net Debt” means all Company Closing Debt, minus all Company Closing Cash.

“Company Common Stock” or “Company Shares” means the Company’s common stock, with a par value of $0.0001 per share.

“Company Debt” means the following consolidated obligations of the Company: (a) all indebtedness for borrowed money or in respect of loans or advances of any kind or for the deferred purchase price of property; (b) the amount of all liabilities pursuant to all financial leases; (c) all liabilities evidenced by bonds, debentures, notes or similar instruments or debt securities; (d) all guarantees of the debt of other Persons; (e) all liabilities in respect of bankers’ acceptances; and (f) all fees, accrued and unpaid interest, premiums or penalties (including prepayment penalties) or other obligations related to any of the foregoing.

“Company Equity Rights” means all rights to acquire Company Capital Stock pursuant to any agreement, instrument or understanding, including any convertible debt instrument, and any agreement pursuant to any agreement with any employee, contractor, licensor, vendor or other Person, other than Company Options and Company Warrants, all of which are listed on Schedule 4.5 (e) of the Company Disclosure Schedule.

“Company Fully Diluted Capital Stock” means the sum of (a) the aggregate number of shares of Company Capital Stock that are issued and outstanding as of immediately prior to the Effective Time (including shares issued upon the exercise or conversion of Company Options Company Warrants and Company Equity Rights, in each case prior to the Effective Time, but excluding any shares to be cancelled pursuant to Section 3.1(b), and (b) the maximum number of shares of Company Common Stock issuable upon full exercise, exchange or conversion of all Company Options, Company Warrants and Company Equity Rights, outstanding as of the Effective Time.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or any Company Subsidiary or to which the Company or any Company Subsidiary otherwise has a right to use.

“Company Material Adverse Effect” means any event, circumstance, change, development, effect or occurrence (collectively “Effect”) that, individually or in the aggregate with all other Effects, (a) is or would reasonably be expected to be materially adverse to the business, financial condition, assets, liabilities or operations of the Company and the Company Subsidiaries taken as a whole or (b) prevents, materially delays or materially impedes the performance by the Company of its obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law (including any COVID-19 Measures) or GAAP after the date of this Agreement; (ii) events or conditions generally affecting the industries in which the Company and the Company Subsidiaries operate; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks (including COVID-19), or any escalation or worsening of any such acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God, (vi) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or any Ancillary Agreement, (vii) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities), (viii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect, (ix) any actions taken, or failures to take action, or such other changes or events, in each case, which Parent has requested or to which it has consented or which actions are contemplated by this Agreement or (x) any statements or items set forth in the Company Disclosure Schedule; except in the cases of clauses (i) through (v), to the extent that any such change, development, circumstance, effect or event as contemplated by any of the foregoing items has a disproportionate effect on the Company and the Company Subsidiaries as compared with other participants in the industries in which the Company and the Company Subsidiaries operate.

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“Company Option Plan” means the Cardio Diagnostics Inc. 2022 Equity Incentive Plan, as such may have been amended, supplemented or modified from time to time.

“Company Options” means all of the issued and outstanding options to acquire shares of Common Stock of the Company issued under the Company Option Plan, all of which are listed on Schedule 4.5(c) of the Company Disclosure Schedule, and all of which shall be treated in accordance with Section 3.1 hereof).

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Securities” means the Company Capital Stock, Company Options, Company Warrants and Company Equity Rights and any other of the Company’s outstanding securities or rights to acquire securities, all as described on Schedule 4.5 of the Company Disclosure Schedule.

“Company Securityholder” means each Person who holds Company Securities or has the right to acquire Company Securities immediately prior to the Effective Time and the list of the existing Company Securityholders as of the date of this Agreement appears as Schedule 4.5(g) of the Company Disclosure Schedule.

“Company Software” means Software owned or purported to be owned by or developed by or for the Company or any Company Subsidiary.

“Company Subsidiary” means a Subsidiary of the Company.

“Company Warrant” means a warrant to purchase Company Common Stock, all of which are listed on Schedule 4.5(d) of the Company Disclosure Schedule.

“Confidential Information” means any information, knowledge or data concerning the business and affairs of the Company, the Company Subsidiaries, or any Suppliers or customers of the Company or any Company Subsidiaries or Parent or its subsidiaries (as applicable) that is not already generally available to the public.

“Contracts” means the Leases and all other contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, Permits, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which the Company or any of the Company Subsidiaries is a party or by which any of their respective assets are bound.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. The terms “controlled”, “controlling” and “under common control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 10% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 10% or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

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“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, workplace safety or similar Law promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“Copyleft License” means any terms of a license commonly referred to as an open source, free Software, copyleft, or community source code license (including any Software licensed under the GNU General Public License, GNU Lesser General Public License, Apache Software License, or any other public source code license arrangement) or any similar license, in each case that require, as a condition of or in connection with any use, modification, reproduction, or distribution of any Software licensed thereunder (or any proprietary Software or other Company Intellectual Property rights that are used by, incorporated into or includes, relies on, is linked to or with, is derived from, or is distributed with such Software), any of the following: (a) the disclosing, making available, distribution, offering or delivering of source code or any information regarding such Software or other Company Intellectual Property rights for no or minimal charge; (b) the granting of permission for creating modifications to or derivative works of such Software or other Company Intellectual Property rights; (c) the granting of a royalty-free license, whether express, implied, by virtue of estoppel or otherwise, to any Person under Intellectual Property rights (including without limitation Patents) regarding such Software or other Company Intellectual Property rights (whether alone or in combination with other hardware or Software); or (d) the imposition of restrictions on future Patent licensing terms, or other abridgement or restriction of the exercise or enforcement of any Intellectual Property rights through any means.

“Disabling Devices” means Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner.

“DGCL” means the Delaware General Corporation Law.

“Environmental Laws” shall mean all Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Escrow Agent” means Continental Stock Transfer & Trust Company which shall serve as escrow agent with respect to Indemnification Escrow Agreement.

“Escrow Participant(s)” means each of the Stockholders who are members of the Stockholder Earnout Group.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the quotient of (a) the Aggregate Closing Merger Consideration divided by (b) the Company Fully Diluted Capital Stock.

“FDA” means the U.S. Food and Drug Administration.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any United States or non-United States government entity, body or authority, including (i) any United States federal, state or local government (including any town, village, municipality, district or other similar governmental or administrative jurisdiction or subdivision thereof, whether incorporated or unincorporated), (ii) any non-United States government or governmental authority or any political subdivision thereof, (iii) any United States or non-United States regulatory or administrative entity, authority, instrumentality, jurisdiction, agency, body or commission, exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, or (iv) any official of any of the foregoing acting in such capacity.

“Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any Government Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant, including: (a) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls, asbestos, per- and polyfluoroalkyl substances, and radon; and (e) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

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“Health Care Laws” means any and all Laws of any Governmental Authority pertaining to (a) health regulatory matters applicable to the business of the Company; (b) requirements of Law relating to the manufacturing, labeling or, packaging, marketing, sale, or distribution of drugs or medical devices, including the Federal Food, Drug & Cosmetic Act (FDC Act) (21 U.S.C. §§ 301 et seq.) and the regulations promulgated thereunder, laws governing clinical laboratories, including the Clinical Laboratory Improvement Amendments (42 U.S.C. §263a), and license requirements for any of the foregoing activities; (c) fraud and abuse (including the following Laws: the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the Civil False Claims Act (31 U.S.C. § 3729 et seq.) and the Criminal False Claims Act (18 U.S.C.§ 287); the Stark Law (42. U.S.C. §1395nn); Sections 1320a-7, 1320a-7a and 1320a-7b of Title 42 of the United States Code; the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173)); (d) Medicare, Medicaid, TRICARE or other governmental health care or payment program (including but not limited to Title XVIII and Title XIX of the Social Security Act); (e) quality, safety certification and accreditation standards and requirements; (f) the billing, coding or submission of claims or collection of accounts receivable or refund of overpayments; and (g) any other Law or regulation of any Governmental Authority which regulates kickbacks, patient or Health Care Program reimbursement, Health Care Program claims processing, medical record documentation requirements, the hiring of employees or acquisition of services or products from those who have been excluded from governmental health care programs or any other aspect of providing health care applicable to the operations of the Company.

“HIPAA” has the meaning set forth in the definition of “Privacy Laws”.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means without duplication, the following obligations of a Person, whether or not contingent, in respect of: (a) any indebtedness for borrowed money, (b) any obligation evidenced by bonds, debentures, notes, or other similar instruments, (c) any reimbursement obligation with respect to mortgages, letters of credit (including standby letters of credit to the extent drawn upon), bankers’ acceptances or similar facilities issued for the account of the Company (inclusive of any current portion thereof), (d) any unfunded or underfunded liabilities pursuant to any retirement or nonqualified deferred compensation plan or arrangement and any earned but unpaid compensation (including salary, bonuses and paid time off) for any period prior to the Closing Date; and (e) any obligation of the type referred to in clauses (a) through (d) of another Person the payment of which the Company has guaranteed or for which the Company is responsible or liable, directly or indirectly, jointly or severally, as obligor or guarantor. For purposes of calculating “Indebtedness”, any amount that is conditioned upon the Closing shall be included in the calculation of Indebtedness as though the Closing occurred immediately prior to such calculation. For the avoidance of doubt, Indebtedness shall not include any deferred revenue of the Company, or accrued compensation or benefits of any employees of the Company or any Taxes.

“Indemnification Escrow Agreement” means an agreement in substantially the form attached hereto as Exhibit B, between the Shareholders’ Representative, the Escrow Agent and the Parent with respect to the Indemnification Escrow Shares to reflect the terms set forth in Section 10.3.

“Indemnification Escrow Shares” means an aggregate of 750,000 shares of Parent Common Stock issuable to the Escrow Participants at Closing and held by the Escrow Agent pursuant to the Indemnification Escrow Agreement which shall serve to satisfy and secure payment by the Escrow Participants of Losses suffered or incurred by the Indemnified Parties arising from or related to the Section 10.1 of this Agreement.

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“IPO” means the initial public offering of Parent pursuant to a prospectus dated November 24, 2021 as filed under the Securities Act.

“Intellectual Property” means any and all intellectual property or industrial property rights existing, created, arising, or protected under applicable Law anywhere in the world, including all rights, title, and interest in and to any and all: (a) trademarks, service marks, certification marks, brand names, slogans, logos, symbols, trade dress, trade names, corporate and business names, social media identifiers and related accounts, and other indicia of source or origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of the same (collectively, “Trademarks”); (b) patents, patent applications, patentable inventions, invention disclosures and other patent rights, including provisionals, extensions, divisionals, continuations, continuations-in-part, re-issues, re-examinations, interferences, and counterparts thereof (collectively, “Patents”); (c) confidential information, trade secrets, inventions, know-how, processes, procedures, ideas, research and development, formulas, compositions, algorithms, source code, object code, technology, data and databases, manufacturing and production processes and techniques, specifications, prototypes, models, designs, drawings, customer lists and supplier lists, pricing and cost information, and business and marketing plans and proposals; (d) published and unpublished works of authorship, whether copyrightable or not (including Software, website and mobile content, data, databases and other compilations of information), copyrights, design and database rights, and registrations and applications for any of the foregoing and all renewals, extensions, restorations and reversions thereof, and all moral rights associated with any of the foregoing (collectively, “Copyrights”); (e) mask works and all applications, registrations, and renewals in connection therewith; (f) Internet domain names and URLs; (g) rights recognized under applicable Law that are equivalent or similar to any of the foregoing, including: any and all rights of any kind whatsoever accruing under any of the foregoing provided by applicable law of any jurisdiction, by international treaties and conventions, and otherwise throughout the world; any and all royalties, fees, income, payments, and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and any and all claims and causes of action with respect to any of the foregoing and all rights to and claims for damages, restitution, and injunctive and other legal and equitable relief for past, present, and future infringement, dilution, misappropriation, or other violation of the foregoing; (h) copies and tangible embodiments thereof (in whatever form or medium); and (i) and all embodiments and fixations thereof and related documentation and registrations and all additions, improvements and accessions thereto, and with respect to each of the forgoing items in this definition, which is owned or licensed or filed by the Company or any of the Company Subsidiaries, or used or held for use in the Business, whether registered or unregistered or domestic or foreign.

“International Trade Laws” means (i) all U.S. import and export Laws (including those Laws administered by the U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 C.F.R., Parts 700-774; Homeland Security (Customs and Border Protection) codified at 19 C.F.R., Parts 1-192; State (Directorate of Defense Trade Controls) codified at 22 C.F.R., Parts 103, 120-130; and the Treasury (Office of Foreign Assets Control) codified at 31 C.F.R., Parts 500-598) and (ii) all comparable applicable Laws outside the United States.

“Inventory” is defined in the UCC.

“Key Company Stockholders” means the following individuals: Meeshanthini (Meesha) Dogan, Robert Philibert, Elisa Luqman and Warren Hosseinion.

“Know-How” means all information, unpatented inventions (whether or not patentable), improvements, practices, algorithms, formulae, trade secrets, techniques, methods, procedures, knowledge, results, protocols, processes, models, designs, drawings, specifications, materials and any other information related to the development, marketing, pricing, distribution, cost, sales and manufacturing of products.

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“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, ordinance, code, rule or regulation, issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” means the real property leased by the Company or Company Subsidiaries as tenant, together with, to the extent leased by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.

“Leases” means the leases set forth on Schedule 4.27 of the Company Disclosure Schedule attached hereto.

“Liability” means any liability, obligation or commitment of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

“Losses” mean any claims, losses, royalties, Liabilities, damages, deficiencies, interest and penalties, costs and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any Proceeding).

“Merger Sub Organizational Documents” means the certificate of incorporation and By Laws of Merger Sub, as amended, modified or supplemented from time to time.

“Nasdaq” means The Nasdaq Global Market.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License. For the avoidance of doubt, Open Source Licenses include Copyleft Licenses.

“Open Source Materials” means any Software or other Intellectual Property subject to an Open Source License.

“Order” means any order, decision, ruling, charge, writ, judgment, injunction, decree, stipulation, award or binding determination issued, promulgated or entered by or with any Governmental Authority or SRO.

“Owned Real Property” means the land owned by the Company or any of the Company Subsidiaries (collectively, the “Land”), together with all buildings and other structures, facilities, and other improvements located thereon (collectively, the “Improvements”); all right, title and interest of the Company or any Company Subsidiary, as applicable, if any, in and to any and all appurtenances, strips or gores, roads, easements, streets, alleys, drainage facilities and rights-of-way bounding any of the Land; all utility capacity, utilities, water rights, licenses, permits, entitlements, and bonds, if any, and all other rights and benefits attributable to the Land; and all rights of ingress and egress thereto; all transferable consents, authorizations, variances or waivers, licenses, permits and approvals from any Governmental Authority in connection with the Land or the Improvements held by or granted to the Company or any Company Subsidiary, as applicable, any of their respective predecessors in title, and/or the agents thereof with respect to the Land or the Improvements; all right, title and interest of the Company or any Company Subsidiary, as applicable, in and to all site plans, surveys, soil and sub stratus studies, and engineering and architectural drawings, plans and specifications, in the possession or control of the Company or any Company Subsidiary, as applicable, relating to the Land or Improvements; all equipment and other personal property owned by the Company or any Company Subsidiary, as applicable, located on and/or exclusively used in connection with the operation of the Land or Improvements; and all written service and maintenance contracts and other written contracts, if any, relating to the Land or Improvements.

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“Parent Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Parent dated November 22, 2021.

“Parent Common Stock” means Parent’s common stock, par value $0.00001 per share.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (a) is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of Parent; or (b) would prevent, materially delay or materially impede the performance by Parent or Merger Sub of their respective obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Parent Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law (including any COVID-19 Measures) or GAAP after the date of this Agreement; (ii) events or conditions generally affecting the industries or geographic areas in which Parent operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks (including COVID-19) or any escalation or worsening of any such acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God, (vi) any actions taken or not taken by Parent as required by this Agreement or any Ancillary Agreement, (vii) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transaction, or (viii) any actions taken, or failures to take action, or such other changes or events, in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iii), to the extent that Parent is materially and disproportionately affected thereby as compared with other participants in the industry in which Parent operates.

“Parent Organizational Documents” means the Parent Certificate of Incorporation, By Laws, and the Trust Agreement, in each case as amended, modified, or supplemented from time to time.

“Parent Rights” means the rights convertible into shares of Parent Common Stock which were issued as a component part of the Parent Units.

“Parent Sale” shall mean the occurrence of any of the following events: (a) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto is or becomes the beneficial owner, directly or indirectly, of securities of Parent representing more than 50% of the combined voting power of Parent’s then outstanding voting securities, (b) there is consummated a merger or consolidation of Parent with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Parent Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of Parent immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (c) the shareholders of Parent approve a plan of complete liquidation or dissolution of Parent or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by Parent of all or substantially all of the assets of Parent and its Subsidiaries, taken as a whole, other than such sale or other disposition by Parent of all or substantially all of the assets of Parent and its Subsidiaries, taken as a whole, to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of Parent in substantially the same proportions as their ownership of Parent immediately prior to such sale.

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“Parent Stockholder Meeting” the meeting of stockholders of Parent Common Stock to be called for the purpose of soliciting proxies from the stockholders of Parent Common Stock to, among other things, vote in favor of the adoption of this Agreement, the approval of the Merger and the Parent Proposals.

“Parent Units” means the units of securities issued by the Parent in its initial public offering, with each Parent Unit consisting of one share of Parent Common Stock, one Parent Right, and one Parent Public Warrant.

“Parent Private Warrants” means the 2,500,000 warrants issued in private placements at the time of consummation of the Parent’s initial public offering, each warrant entitling the holder thereof to purchase one share of Parent Common Stock at an exercise price of $11.50 per share.

“Parent Public Warrants” means warrants to purchase shares of Parent Common Stock included as part of the Parent Units, with each warrant exercisable for one-half of one share of Parent Common Stock at an exercise price of $11.50.

“Parent Warrants” means the Parent Public Warrants and the Parent Private Warrants.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Per Share Merger Consideration” means the number of shares of Parent Common Stock to be received in consideration of each share Company Common Stock, which shall be equal to the product obtained by multiplying such shares of Parent Common Stock by the Exchange Ratio.

“Permit” means any permit, license, authorization, registration, franchise, approval, consent, certificate, variance and similar right obtained, or required to be obtained for the conduct of the Company’s business as currently conducted, from any Governmental Authority.

“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens; (c) Liens for Taxes not yet due and payable, or being contested in good faith; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (e) non-exclusive licenses, sublicenses or other rights to Intellectual Property owned by or licensed to the Company or the Company Subsidiaries granted to any licensee in the ordinary course of business (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (g) Liens identified in the Financial Statements and (h) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

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“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Information” means any information that relates, to, describes, identifies, could reasonably be used to identify, or could reasonably be linked directly or indirectly with an individual, browser household or device, including an individual’s combined first and last name, address, telephone number, fax number, email address, social security number or other identifier issued by a Governmental Entity (including any state identification number, driver’s license number, or passport number), geolocation information of an individual or device, biometric data, medical or health information, credit card or other financial information (including bank account information), cookie identifiers, or any other browser-or device-specific number or identifier, or any web or mobile browsing or usage information that is linked to the foregoing and any other, similar information or data regulated by Privacy/Data Security Laws, including information characterized as “personal data”, “personally identifiable information,” “protected health information”, or similar term under any applicable Privacy/Data Security Laws.

“PIPE Financing” means the private investment in securities (which may be debt or equity) of Parent as a public company by the PIPE Investors, in an aggregate amount of at least $3,000,000.

“PIPE Investors” means those certain third-party investors that enter into subscription agreements with the Parent on terms acceptable to the Company and Parent (the “Subscription Agreements”) pursuant to which such third-party investors commit to make the PIPE Financing.

“Predecessor” means an entity whose ownership, title and interest, including all rights, benefits, duties and liabilities were acquired in an uninterrupted chain of succession by the Company.

“Privacy/Data Security Laws” means all Laws, self-regulatory standards, third party system and platform requirements, and industry regulations governing (a) the receipt, collection, use, storage, processing, sharing, security, disclosure, transfer, sale, unauthorized access or modification, theft, loss, inaccessibility, breach, or transfer of Personal Information, Confidential Information, the Company’s Business Systems or Business Data and (b) unfair and deceptive practices, accessibility, advertising communications (e.g., text messages, emails, calls), PCI-DSS, location tracking and marketing, including the General Data Protection Regulation, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”); the Health Information Technology for Economic and Clinical Health Act; and any and all similar state and federal Laws.

“Private Placement” means the Company’s offering, in a private placement commencing on or about May 19, 2022, of shares of its Common Stock and warrants to purchase shares of its Common Stock to investors and the Company’s placement agent, with gross proceeds of at least $4,500,000.

“Proceeding” means any action, suit, proceeding, complaint, claim, charge, hearing, labor dispute, inquiry or investigation before or by a Governmental Authority or an arbitrator.

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“Protected Health Information” has the meaning given to such term under HIPAA, including all such information in electronic form.

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed other otherwise made available by or on behalf of the Company or any Company Subsidiary, from which the Company or any Company Subsidiary has derived previously, is currently deriving or is scheduled to derive, revenue from the sale or provision thereof.

“Public Official” means any Person employed by, representing or acting on behalf of a Governmental Entity or enterprise thereof (including a state-owned or state-controlled enterprise) or a public international organization, any representative or official of a political party or any candidate for any political office.

“Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

“Redemption Rights” means the redemption rights provided for in Section 9.2 of Article IX of the Parent Certificate of Incorporation.

“Registered Company IP” means all Company-Owned IP that is the subject of registration or an application for registration, including domain names.

“Release” means any releasing, spilling, emitting, leaking, pumping, pouring, injection, escaping, depositing, disposing, emptying, discharging, dispersing, dumping, leaching or migration of any Hazardous Materials into, onto, in, on or through the indoor or outdoor environment, including relating to any landfill, basin, subsurface or aboveground pipeline or other structure, wetland, quarry or natural resource (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through indoor or outdoor air, soil, subsurface strata, sediment, surface water or groundwater.

“Requisite Approval” means the affirmative vote of the holders of at least a majority of the outstanding shares of the Company Capital Stock, voting together as a single class on an as-converted to Company Common Stock basis.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the United States’ Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” and all (a) computer programs, applications, middleware, firmware, microcode and other software (and all derivative works, foreign language versions, enhancements, versions, releases, fixes, upgrades and updates thereto), including operating systems, algorithms, heuristics, models and methodologies, compilations, development tools, compilers, comments, user interfaces, menus, buttons and icons, application programming interfaces, files, data scripts, architecture, algorithms, and higher level or “proprietary” languages, in each case, whether in source code, object code or other form or format, including code, libraries, subroutines and other components thereof, all documentation relating thereto; (b) testing, validation, verification and quality assurance materials; (c) databases, conversions, interpreters and compilations, including any and all data and collections of data, whether machine readable or otherwise; (d) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; (e) all documentation, including user manuals, web materials and architectural and design specifications and training materials, relating to any of the foregoing; (f) software development processes, practices, methods and policies recorded in permanent form, relating to any of the foregoing; (g) performance metrics, sightings, bug and feature lists, build, release and change control manifests recorded in permanent form, relating to any of the foregoing; and (h) all media and other tangible property necessary for the delivery or transfer of any of the foregoing.

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“SRO” means any self-regulatory organization.

“Stockholder” means each Person who holds shares of Company Capital Stock immediately prior to the Effective Time.

“Subsidiary” when used with respect to any Party, shall mean any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such Party in such Party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Party or one or more Subsidiaries of such Party or by such Party and one or more Subsidiaries of such Party.

“Supplemental Indemnification Escrow Shares” means an aggregate of 50,000 shares pf Parent Common Stock issuable to the Escrow Participants at Closing and held by the Escrow Agent pursuant to the Indemnification Escrow Agreement which shall serve to satisfy and secure payment by the Escrow Participants of Losses suffered or incurred by the Indemnified Parties arising from or related to the Supplemental Indemnification Matters pursuant to Section 10.2.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services that are utilized in or comprise the Products of the Company or any of the Company Subsidiaries.

“Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, laboratory equipment and other equipment owned or leased by the Company and the Company Subsidiaries and other tangible property, including the items listed on Schedule 4.14(a) of the Company Disclosure Schedule.

“Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental), together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

“Taxing Authority” means the Internal Revenue Service and any other Authority responsible or the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

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“Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by Parent, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“UCC” means the Uniform Commercial Code of the State of Delaware, or any corresponding or succeeding provisions of Laws of the State of Delaware, or any corresponding or succeeding provisions of Laws, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined in good faith by a majority of the disinterested independent directors of the board of directors (or equivalent governing body) of Parent at such time.

1.2 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, and not any particular provision of this Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) unless the context requires otherwise, the word “party” or “parties” means a party or the parties signatory hereto, (vi) whenever the words “include”, “includes”, or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” and (vii) the word “or” shall be disjunctive but not exclusive. References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

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(b) All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(c) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party. The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the Disclosure Schedule. Any reference in a schedule contained in the Disclosure Schedules delivered by a party hereunder shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the applicable representations and warranties (or applicable covenants) that are contained in the section or subsection of this Agreement that corresponds to such schedule and any other representations and warranties of such party that are contained in this Agreement to which the relevance of such item thereto is reasonably apparent on its face. The mere inclusion of an item in a schedule as an exception to (or, as applicable, a disclosure for purposes of) a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item would have a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, or establish any standard of materiality to define further the meaning of such terms for purposes of this Agreement.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day. If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. All references to “$” or “dollars” shall mean United States Dollars.

(g) Captions are not a part of this Agreement, but are included for convenience, only.

(h) For the avoidance of any doubt, all references in this Agreement to “the Knowledge” or “the knowledge” or “best knowledge of the Company” or similar terms or phrases shall be deemed to mean the actual knowledge of the individuals serving as the Chief Executive Officer and the Chief Financial Officer of the Company, after reasonable inquiry.

ARTICLE II
AGREEMENT AND PLAN OF MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in Article IX, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

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2.2 Effective Time; Closing.

(a) As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties (the date and time of the filing of such Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in such Certificate of Merger) being the “Effective Time”).

(b) Immediately prior to such filing of a Certificate of Merger in accordance with Section 2.2(a), a closing (the “Closing”) shall be held at the offices of Becker & Poliakoff, LLP, 45 Broadway, 17th Floor, New York, New York 10006, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article IX. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation. The Merger Sub shall be merged with and into the Company, and the separate corporate existence of the Merger Sub will cease, and the Company will thereafter be a wholly owned subsidiary of the Parent, all as provided under the DGCL and the provisions of this Agreement. For the avoidance of doubt, (i) the Parent Common Stock, Parent Warrants and Parent Rights shall survive the Merger and remain in effect without any change to their existing terms and (ii) all issued and outstanding Company Securities shall either be (i) terminated and converted and represent the right to receive the Aggregate Per Share Merger Consideration and Pro Rata Stockholder Earnout Shares (as defined below) or other consideration or (ii) converted or exchanged for securities of Parent in accordance with Section 3.1 and Section 3.7, below.

2.4 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, except that references therein to Merger Sub shall be treated as references to the Surviving Corporation, until thereafter amended as provided by law and such certificate of incorporation. After the Effective Time, the Company shall cause the certificate of incorporation of the Surviving Corporation to be amended to result in Surviving Corp. being named as “Cardio Diagnostics, Inc.”

(b) At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, except that references therein to Merger Sub shall be treated as references to the Surviving Corporation, until thereafter amended as provided by law, the certificate of incorporation of the Surviving Corporation and such bylaws, as applicable.

(c) At the Closing, Parent shall amend and restate, effective as of the Effective Time, the Parent Certificate of Incorporation to be as set forth on Exhibit D, which shall among other things result in Parent being renamed as “Cardio Diagnostics Holdings, Inc.”

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2.5 Directors and Officers.

(a) The initial directors of the Surviving Corporation and the initial officers of the Surviving Corporation shall be the individuals set forth under the heading “Surviving Corporation” on Schedule 2.5 of the Company Disclosure Schedule hereto, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b) Immediately after the Closing, the Parent’s board of directors after the Closing (the “Post-Closing Board of Directors”) will consist of seven (7) directors: four (4) of whom shall be Warren Hosseinion, Meesha Dogan, Robert Philibert, and James Intrater, and the remaining three (3) of whom are listed on Schedule 2.5 of the Company Disclosure Schedule. At least a majority of the Post-Closing Board of Directors shall qualify as independent directors under the Securities Act and the Exchange Act and the listing rules of the Nasdaq Stock Market. If, at or after the Effective Time, a vacancy shall exist on the Post-Closing Board of Directors, such vacancy shall be filled in the manner provided in the Parent Certificate of Incorporation and Parent Bylaws and applicable Law.

(c) The parties shall cause the officers of Parent as of immediately following the Effective Time to be comprised of the individuals set forth under the heading “Parent” and the subheading “Officers” on Schedule 2.5 of the Company Disclosure Schedule, each to hold office in accordance with the Parent Certificate of Incorporation and the Bylaws of Parent.

2.6 Rights Not Transferable. The rights of the holders of Company Capital Stock as of immediately prior to the Effective Time are personal to each such holder and shall not be assignable or otherwise transferable for any reason (except (a) (i) in the case of an entity, by operation of Law or (ii) in the case of a natural person, by will or the Laws of descent and distribution). Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void.

2.7 Taking of Necessary Action; Further Action. Parent, Merger Sub and the Company, respectively, shall each use its respective best efforts to take all such action as may be necessary or appropriate to effectuate the Merger under the DGCL at the time specified in Section 2.1. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all properties, rights, privileges, immunities, powers and franchises of either of the constituent corporations, the officers of Parent and the Surviving Corporation are fully authorized in the name of each constituent corporation or otherwise to take, and shall take, all such lawful and necessary action.

2.8 Section 368 Reorganization. For U.S. federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a)(2)(E) of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations. The parties to this Agreement hereby agree to (i) file and retain such information as shall be required under Section 1.368-3 of the United States Treasury regulations, and (ii) file all Tax and other informational returns on a basis consistent with such characterization. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Merger as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time has or may have on any such reorganization status. Each of the parties acknowledge and agree that each such party and each of the holders of the Company Capital Stock (x) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (y) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger is determined not to qualify as a reorganization under Section 368 of the Code.

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ARTICLE III
EFFECTS OF THE MERGER

3.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (including shares of Company Capital Stock resulting from the conversion or exercise of Company Warrants, Company Options and Company Equity Rights prior to the Effective Time) shall be canceled and converted into (i) the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio (the “Per Share Merger Consideration”) and (ii) the contingent right to receive a portion of the Stockholder Earnout Shares, calculated on a Pro Rata Basis together with all other shares of Company Capital Stock held by the holder of such share as of immediately prior to the Effective Time, if, as and when payable in accordance with the provisions of Section 3.7;

(b) each share of Company Capital Stock held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(c) each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.00001 per share, of the Surviving Corporation; and

(d) each Company Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be assumed by Parent and converted into an option to purchase a number of shares of Parent Common Stock (such option, an “Exchanged Option”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of such Company Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Parent Common Stock purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Section 409A of the Code and Treasury Regulation Section 1.409A-1(b)(5)(v)(D); provided, further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of the Surviving Corporation stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above or as agreed to in writing with any holder of a Company Option, following the Effective Time, each Exchanged Option shall continue to be governed by the same vesting and exercisability terms and otherwise substantially similar terms and conditions as were applicable to the corresponding former Company Option immediately prior to the Effective Time. At or prior to the Effective Time, the parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options pursuant to this subsection.

(e) each Company Warrant that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be assumed by Parent and converted into a warrant to purchase a number of shares of Parent Common Stock (such warrant, an “Exchanged Warrant”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of such Company Warrant immediately prior to the Effective Time divided by (B) the Exchange Ratio. Except as specifically provided above or as agreed to in writing with any holder of a Company Warrant, following the Effective Time, each Exchanged Warrant shall continue to be governed by the same vesting and exercisability terms and otherwise substantially similar terms and conditions as were applicable to the corresponding former Company Warrant immediately prior to the Effective Time. At or prior to the Effective Time, the parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Warrants pursuant to this subsection.

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(f) each Company Equity Right that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall either be (i) exercised in full by the holder thereof immediately prior to Closing or (ii) assumed by Parent and converted into a right to purchase a number of shares of Parent Common Stock (such equity right, an “Exchanged Equity Right”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Company Equity Right immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of such Company Equity Right immediately prior to the Effective Time divided by (B) the Exchange Ratio. Except as specifically provided above or as agreed to in writing with any holder of a Company Equity Right, following the Effective Time, each Exchanged Equity Right shall continue to be governed by the same exercisability terms and otherwise substantially similar terms and conditions as were applicable to the corresponding former Company Equity Right immediately prior to the Effective Time. At or prior to the Effective Time, the parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Equity Right pursuant to this subsection.

(g) Notwithstanding anything to the contrary set forth in this Agreement, (i) the portion of the Aggregate Closing Merger Consideration issuable to any Person pursuant to Section 3.1(a) shall be calculated on an aggregate basis with respect to all shares of Company Capital Stock held of record by such Person immediately prior to the Effective Time, and (ii) after such aggregation, any fractional share of Parent Common Stock that would otherwise be issuable to such Person following such aggregation shall be rounded down to a whole share of Parent Common Stock.

3.2 Exchange of Certificates.

(a) Exchange Agent. On the Closing Date, Parent shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by Parent and is reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of Company Capital Stock, for exchange in accordance with this Article III, the number of shares of Parent Common Stock sufficient to deliver the aggregate Per Share Merger Consideration payable pursuant to this Agreement (such shares of Parent Common Stock, the Stockholder Earnout Shares and any dividends or distributions with respect thereto (pursuant to Section 3.2(c)), being hereinafter referred to as the “Exchange Fund”). Parent shall cause the Exchange Agent pursuant to irrevocable instructions, to pay the Per Share Merger Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Section 3.2(c) and Section 3.7, the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of Company Capital Stock entitled to receive the Per Share Merger Consideration pursuant to Section 3.1: a letter of transmittal, which shall be in a form reasonably acceptable to Parent and the Company (the “Letter of Transmittal”) and shall specify (i) that delivery shall be effected, and risk of loss and title to the certificates evidencing such shares of Company Capital Stock (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent or confirmation of cancellation of such Certificates from the Company’s transfer agent, Continental Stock Transfer & Trust Company (each, a “Transfer Agent Cancellation”); and (ii) instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. Within two (2) Business Days (but in no event prior to the Effective Time) after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation (or a Transfer Agent Cancellation), together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefor, and Parent shall cause the Exchange Agent to deliver, the Per Share Closing Merger Consideration in accordance with the provisions of Section 3.1, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.2, each Certificate entitled to receive the Per Share Merger Consideration in accordance with Section 3.1(a) shall be deemed at all times after the Effective Time to represent only (A) the right to receive upon such surrender the Per Share Merger Consideration that such holder is entitled to receive in accordance with the provisions of Section 3.1(a) and (B) the contingent right to receive a portion of the Stockholder Earnout Shares, if, as and when payable in accordance with the provisions of Section 3.7.

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(c) Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to the Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with Section 3.2(b). Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, Parent shall pay or cause to be paid to the holder of the certificates representing shares of Parent Common Stock issued in exchange therefor, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of Parent Common Stock.

(d) No Further Rights in Company Capital Stock. The Per Share Merger Consideration and the Stockholder Earnout Shares payable upon conversion of the Company Capital Stock in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Capital Stock.

(e) Adjustments to Per Share Consideration. The Per Share Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock occurring on or after the date hereof and prior to the Effective Time.

(f) Termination of Exchange Fund. Except as set forth in Section 3.7 hereto, any portion of the Exchange Fund that remains undistributed to the holders of Company Capital Stock for one year after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Capital Stock who have not theretofore complied with this Section 3.2 shall thereafter look only to Parent for the Per Share Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Company Capital Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

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(g) No Liability. None of the Exchange Agent, Parent or the Surviving Corporation shall be liable to any holder of Company Capital Stock for any such Company Capital Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with Section 3.2.

(h) Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Authority by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be. The Surviving Corporation, Parent and any holder of Company Capital Stock, as applicable, shall reasonably cooperate to reduce or seek an exemption from any withholding, including by timely providing IRS Form W-9.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Per Share Merger Consideration that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 3.1(a).

(j) Indemnification Escrow Shares. Notwithstanding anything to the contrary in the other provisions of this Article III, Parent shall withhold from the shares of Aggregate Closing Merger Consideration otherwise issuable to the Escrow Participants pursuant to this Article III the Indemnification Escrow Shares. Such Indemnification Escrow Shares shall be issued in the name of the Escrow Participants and deposited with the Indemnification Escrow Agent and held in accordance with the terms of the Indemnification Escrow Agreement.

3.3 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Capital Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Capital Stock, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into (a) the Per Share Merger Consideration in accordance with the provisions of Section 3.1(a) and (b) the contingent right to receive a portion of the Stockholder Earnout Shares if, as and when payable in accordance with the provisions of Section 3.7.

3.4 Payment of Expenses.

(a) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, the Company shall provide to Parent a written report setting forth a list of all of the following fees and expenses incurred by or on behalf of the Company in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company incurred in connection with the Transactions and (ii) the fees and expenses of any other agents, advisors, consultants, experts, financial advisors and other service providers engaged by the Company in connection with the Transactions (collectively, the “Outstanding Company Transaction Expenses”). On the Closing Date following the Closing, the Company shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Company Transaction Expenses. For the avoidance of doubt, the Outstanding Company Transaction Expenses shall not include any fees and expenses of the Company’s Securityholders.

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(b) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, Parent shall provide to the Company a written report setting forth a list of all fees, expenses and disbursements incurred by or on behalf of Parent or Merger Sub for outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers engaged by or on behalf of Parent or Merger Sub in connection with the Transactions or otherwise in connection with Parent’s operations (together with written invoices and wire transfer instructions for the payment thereof) (collectively, the “Outstanding Parent Transaction Expenses”). On the Closing Date following the Closing, Company shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Parent Transaction Expenses.

3.5 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Capital Stock in accordance with the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights (collectively, the “Dissenting Shares”) shall not be converted into, and such stockholders shall have no right to receive, the Per Share Merger Consideration or the contingent right to receive any portion of the Stockholder Earnout Shares, unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Capital Stock under the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive (i) the Per Share Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 3.1(b), of the Certificate or Certificates that formerly evidenced such shares of Company Capital Stock, and a portion of the Stockholder Earnout Shares if, as and when payable in accordance with the provisions of Section 3.7.

(b) Prior to the Closing, the Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

3.6 Closing Calculations. Not less than three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent:

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(a) A statement (the “Closing Date Statement”), signed and certified by the Chief Financial Officer of the Company on its behalf, which sets forth a good faith estimate (with reasonable supporting detail) of (i) the Company Closing Cash, (ii) Company Closing Debt, (iii) Company Closing Net Debt, (iv) the Aggregate Exercise Price and (v) the Company Fully Diluted Capital Stock. In addition, the Closing Date Statement shall also include (i) the Company’s calculation of the Per Share Merger Consideration based on the foregoing estimates (and the other components contemplated by Section 3.1 in the calculation of the Per Share Merger Consideration), (ii) a copy of the Company’s good faith estimated unaudited consolidated balance sheet of the Company as of immediately prior to the Closing upon which such calculations are based, and (iii) wire transfer or other applicable delivery instructions for payment of each item of Company Transaction Expenses to be paid at Closing. Each of the components required to be set forth on the Closing Date Statement shall be calculated in accordance with the definitions set forth in this Agreement.

(b) A statement (the “Merger Consideration Schedule”), signed and certified by the Chief Financial Officer of the Company in his or her capacity as such, which sets forth: (i) the Aggregate Closing Merger Consideration, the Aggregate Closing Merger Consideration Value and the Per Share Merger Consideration; (ii) a detailed capitalization schedule of the Company, setting forth all Company Capital Stock; (iii) the portion of the Aggregate Closing Merger Consideration payable in respect of each share of Company Common Stock; and (iv) for each holder of Company Common Stock: (A) the number of shares of Company Common Stock held by such Person (including the respective Certificate number of any certificated Company Common Stock held by such Person), (B) the portion of the Aggregate Closing Merger Consideration required to be paid under the Company Certificate of Incorporation to each holder of Company Common Stock in respect of such holder’s Company Common Stock, and (C) such holder’s aggregate Per Share Merger Consideration. The calculations set forth in the Merger Consideration Schedule shall be prepared in accordance with the Company Certificate of Incorporation and the requirements of the DGCL. Parent shall be entitled to rely (without any duty of inquiry) upon the Merger Consideration Schedule, and a Letter of Transmittal shall be required to be delivered by each holder of Company Common Stock as a condition to receipt of any Merger Consideration and shall include a waiver of, among other things, any and all claims (i) that the Merger Consideration Schedule did not accurately reflect the terms of the Company Certificate of Incorporation, and (ii) in connection with the issuance of any Company Common Stock (including any rights to indemnities from the Company or any of its Affiliates pursuant to any Contract entered into by such Stockholder in connection with such issuance). Any amounts delivered by Parent to an applicable holder of Company Common Stock in accordance with the foregoing shall be deemed for all purposes to have been delivered to the applicable holder in full satisfaction of the obligations of Parent under this Agreement and Parent shall not be responsible or liable for the calculations or the determinations regarding such calculations set forth therein.

(c) Parent shall be entitled to review and comment upon the Closing Date Statement and the Merger Consideration Schedule delivered by the Company pursuant to this Section 3.6(c), and the Company shall consider Parent’s comments thereto in good faith (and, in the event of any such adjustments based on the comment of Parent, all references in this Agreement to the Closing Date Statement or the Merger Consideration Schedule shall be deemed to be references to such documents after giving effect to such adjustments).

3.7 Stockholder Earnout.

(a) Delivery of Stockholder Earnout Shares. After the Closing, subject to the terms and conditions set forth herein, Stockholders who have received, or are entitled to receive, any Per Share Merger Consideration (the “Stockholder Earnout Group”) shall have the contingent right to receive additional shares of Parent Common Stock based on the performance of Parent if the requirements as set forth in this Section 3.7 are achieved. At the Closing and immediately prior to the Effective Time, Parent shall deliver to the Exchange Fund 1,000,000 shares of Parent Common Stock, as such shares may be adjusted for any stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination (the “Stockholder Earnout Shares”). The Stockholder Earnout Shares shall be allocated on a Pro Rata Basis among the members of the Stockholder Earnout Group in accordance with this Section 3.7.

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(b) Procedures Applicable to the Earnout of the Stockholder Earnout Shares.

(i) Promptly upon the occurrence of any triggering event described in Section 3.7(c) below, Parent shall prepare and deliver, or cause to be prepared and delivered, a written notice to the Exchange Agent (a “Release Notice”), which Release Notice shall set forth in reasonable detail the triggering event giving rise to the requested release and the specific release instructions with respect thereto (including the number of Stockholder Earnout Shares to be released from the Exchange Fund and the identity of the person to whom they should be released).

(ii) The Stockholder Earnout Shares that are to be released from the Exchange Fund and distributed to each member of the Stockholder Earnout Group shall be distributed to each member of the Stockholder Earnout Group on a Pro Rata Basis. For the avoidance of doubt, any Stockholder Earnout Shares to be released and distributed pursuant to this Section 3.7 shall be distributed and released as shares of Parent Common Stock.

(c) Release of Earnout Shares. The Stockholder Earnout Shares shall be released and delivered as follows:

(i) one-quarter of the Stockholder Earnout Shares will be released from the Exchange Account and distributed to each member of the Stockholder Earnout Group on a Pro Rata Basis if, on or prior to the fourth (4th) anniversary of the Closing Date, the VWAP of shares of Parent Common Stock equals or exceeds $12.50 per share for thirty (30) of any forty (40) consecutive trading days commencing after the Closing on the Nasdaq (or any other national securities exchange on which the Parent Common Stock is traded, as applicable) (the “First Share Price Trigger”);

(ii) in addition to the issuance of Stockholder Earnout Shares contemplated by the immediately preceding clause (i), an additional one-quarter of the Stockholder Earnout Shares will be released from the Exchange Account and distributed to each member of the Stockholder Earnout Group on a Pro Rata Basis if, on or prior to the fourth (4th) anniversary of the Closing Date the VWAP of shares of Parent Common Stock equals or exceeds $15.00 per share for thirty (30) of any forty (40) consecutive trading days commencing after the Closing on the Nasdaq (or any other national securities exchange on which the Parent Common Stock is traded, as applicable) (the “Second Share Price Trigger”);

(iii) in addition to the issuance of Stockholder Earnout Shares contemplated by the immediately preceding clauses (i) and (ii), an additional one-quarter of the Stockholder Earnout Shares will be released from the Exchange Account and distributed to each member of the Stockholder Earnout Group on a Pro Rata Basis if, on or prior to the fourth (4th) anniversary of the Closing Date the VWAP of shares of Parent Common Stock equals or exceeds $17.50 per share for thirty (30) of any forty (40) consecutive trading days commencing after the Closing on the Nasdaq (or any other national securities exchange on which the Parent Common Stock is traded, as applicable) (the “Third Share Price Trigger”);

(iv) in addition to the issuance of Stockholder Earnout Shares contemplated by the immediately preceding clauses (i), (ii) and (iii), an additional one-quarter of the Stockholder Earnout Shares will be released from the Exchange Account and distributed to each member of the Stockholder Earnout Group on a Pro Rata Basis if, on or prior to the fourth (4th) anniversary of the Closing Date the VWAP of shares of Parent Common Stock equals or exceeds $20.00 per share for thirty (30) of any forty (40) consecutive trading days commencing after the Closing on the Nasdaq (or any other national securities exchange on which the Parent Common Stock is traded, as applicable) (the “Fourth Share Price Trigger” and, collectively with the First Share Price Trigger, the Second Share Price Trigger, and the Third Share Price Trigger, the “Share Price Triggers”); and

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(v) if the conditions set forth in either Section 3.7(c)(i), (ii), (iii) or (iv) have not been satisfied following the fourth (4th) anniversary of the Closing Date, any Stockholder Earnout Shares remaining in the Exchange Fund shall be automatically released to Parent for cancellation and the members of the Stockholder Earnout Group shall not have any right to receive such Stockholder Earnout Shares or any benefit therefrom.

(d) For the avoidance of doubt, (i) if the condition for more than one triggering event is met pursuant to Section 3.7(c), then all of the Stockholder Earnout Shares to be released and distributed in connection with each such triggering event shall be released and delivered to the members of the Stockholder Earnout Group in accordance with this Section 3.7 and (ii) if the condition for the triggering event described in Section 3.7(c) with respect to the achievement of the applicable VWAP of shares of Parent Common Stock for any twenty (20) trading days is met prior to the date that is the thirtieth (30th) consecutive trading day following the Closing, a Release Notice shall be submitted at such time without any requirement to wait until the thirtieth (30th) consecutive trading day following the Closing has passed.

(e) The Parent Common Stock price targets set forth in Section 3.7(c) and the number of shares of Parent Common Stock to be issued and released pursuant to Section 3.7(c) shall be equitably adjusted for any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event affecting the Parent Common Stock after the date of this Agreement.

(f) As used in this Section 3.7, the term “Pro Rata Basis” shall mean, with respect to any member of the Stockholder Earnout Group, in accordance with the ratio calculated by dividing (x) the sum of the aggregate Per Share Merger Consideration issued or issuable to such Person by (y) the sum of the aggregate Per Share Merger Consideration issued or issuable to the Stockholder Earnout Group, in each case, as of immediately following the Closing as determined in accordance with the provisions of this Article III.

(g) Notwithstanding anything to the contrary set forth in this Agreement, any fractional Stockholder Earnout Share that would otherwise be issuable to any member of the Stockholder Earnout Group pursuant to this Section 3.7 shall be rounded down to a whole share of Parent Common Stock. In the event that there is an agreement with respect to a Parent Sale entered into after the Closing and prior to the date that is five (5) years following the Closing Date, each of the Share Price Triggers shall be deemed to have been achieved on the day prior to the closing of such Parent Sale (to the extent such Stockholder Earnout Shares have not previously been issued) and Parent shall issue the Stockholder Earnout Shares issuable pursuant to Section 3.7(c)(i), (ii), (iii) and (iv) on the date prior to the closing of such Parent Sale (in each case, to the extent such Stockholder Earnout Shares have not previously been issued).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

OF THE COMPANY AND THE COMPANY SUBSIDIARIES

Except as set forth in the disclosure schedules delivered by the Company and the Company Subsidiaries to the Parent prior to the execution of this Agreement which disclosure schedules shall be in form and substance reasonably acceptable to Parent (the “Company Disclosure Schedule”), each of the Company, the Company Subsidiaries and the Shareholders’ Representative on behalf of the Company Securityholders hereby represents and warrants to Parent and Merger Sub that each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date.

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4.1 Organization and Qualification; Subsidiaries.

(a) The Company and each Company Subsidiary is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that do not constitute a Company Material Adverse Effect. The Company and its Subsidiaries have offices located only at the addresses set forth on Schedule 4.1 of the Company Disclosure Schedule.

(b) A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of the outstanding capital stock of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Schedule 4.1(b) of the Company Disclosure Schedule. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

4.2 Authorization. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receiving the Company Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the Company Stockholder Approval, which the Written Consent shall satisfy, and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles. The Company Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203 of the DGCL shall not apply to the Merger, this Agreement, any Ancillary Agreement or any of the other Transactions. To the knowledge of the Company, no other state takeover statute is applicable to the Merger or the other Transactions.

4.3 Compliance; Governmental Authorizations. The Business of the Company has been, and is being, conducted in compliance in all material respects of all applicable Laws. The Company has not received any written communication alleging any material noncompliance with any such Laws that has not been cured. Each of the Company and the Company Subsidiaries is in possession of, and in compliance with, all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its Business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits does not constitute a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any Material Contract or Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that do not constitute a Company Material Adverse Effect.

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4.4 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL and of the consents, approvals, authorizations or permits, filings and notifications contemplated by Schedule 4.4(a) of the Company Disclosure Schedule, the performance of this Agreement by the Company will not (i) conflict with or violate the certificate of incorporation or bylaws or any equivalent organizational documents of the Company or any Company Subsidiary (the “Company Organizational Documents”), (ii) conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order, in each case, of any Governmental Authority (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company or any Company Subsidiary pursuant to, any Permit held by the Company or Material Contract or require any consent from a third party pursuant to any Material Contract, (iv) result in the creation or imposition of any Lien on any of the Company Capital Stock, (v) cause a loss of any material benefit relating to the Business to which the Company or any Company Subsidiary is entitled under any provision of any Permit or Contract binding upon the Company or any Company Subsidiary, or (vi) require any consent, approval or waiver from any Person pursuant to any provision of the Company Organizational Documents, except for such consent, approval or waiver which shall be obtained prior to the Closing; except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which do not constitute a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental or quasi-governmental, regulatory or administrative authority or office, any political or other subdivision thereof, agency, instrumentality, bureau, authority, body or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, does not constitute a Company Material Adverse Effect.

4.5 Capitalization.

(a) The authorized capital stock of the Company as of the date of this Agreement consists of ten million (10,000,000) shares of Company Common Stock. As of the date of this Agreement, (i) one million six hundred forty four three hundred twelve (1,644,312) shares of Company Common Stock are issued and outstanding, (ii) no shares of Company Common Stock are held in the treasury of the Company, (iii) five hundred fifteen thousand (515,000) shares of Company Common Stock are reserved for future issuance pursuant to Company Options and other purchase rights (the “Company Share Awards”) granted or to be granted pursuant to the Company Option Plan or otherwise, and (iv) Company Warrants to purchase four hundred forty four thousand five hundred eleven (444,511) shares of Company Common Stock are issued and outstanding.

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(b) Except as set forth on Schedule 4.5(b) of the Company Disclosure Schedule, other than the Company Options, the Company Warrants and the Company Equity Rights, there are no options, restricted shares, restricted share units, phantom equity awards, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity or similar rights. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of the Company Common Stock or any of the equity interests or other securities of the Company or any of the Company Subsidiaries. The Company does not own any equity interests in any person, other than the Company Subsidiaries.

(c) Schedule 4.5(c) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the following information with respect to each Company Share Award outstanding: (i) the name of the Company Share Award recipient; (ii) whether or not the Company Share Award was granted pursuant to the Company Option Plan; (iii) the number of shares of the Company subject to such Company Share Award; (iv) the exercise or purchase price of such Company Share Award; (v) the date on which such Company Share Award was granted; and (vi) the date on which such Company Share Award expires. The Company has made available to Parent an accurate and complete copy of the Company Option Plan pursuant to which Company has granted the Company Share Awards that are currently outstanding and the form of all stock award agreements evidencing such Company Share Awards. No Company Option was granted with an exercise price per share less than the fair market value of the underlying Company Share Awards as of the date such Company Option was granted. All shares of the Company subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. No shares of Company Common Stock are subject to vesting as of the date hereof and no Company Options are “early exercisable” as of the date hereof. The treatment of Company Options under Section 3.1 hereof is permitted under the Company Option Plan, applicable Laws, and the underlying individual agreements for such equity awards without obtaining the consent of any holder thereof. The Company has no outstanding commitments to grant Company Options.

(d) Schedule 4.5(d) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the following information with respect to each Company Warrant outstanding: (i) the name of the holder of such Company Warrant; (ii) the number of shares of the Company subject to such Company Warrant; (iii) the exercise or purchase price of such Company Warrant; (iv) the date on which such Company Warrant was granted; and (v) the date on which such Company Warrant expires. The Company has made available to Parent an accurate and complete copy of each Company Warrant. All shares of the Company subject to issuance pursuant to any Company Warrant, upon issuance on the terms and conditions specified therein, will be duly authorized, validly issued, fully paid and nonassessable. The Company has reserved four hundred forty four thousand five hundred eleven (444,511) shares of Company Common Stock for future issuance pursuant to the Company Warrants.

(e) Schedule 4.5(e) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the following information with respect to each Company Equity Right outstanding: (i) the name of the holder of such Company Equity Right; (ii) the number of shares of the Company subject to such Company Equity Right; (iii) the exercise or purchase price, or condition triggering the issuance of shares of Company Capital Stock pursuant to such Company Equity Right; (iv) the date on which such Company Equity Right was granted; and (v) the date on which such Company Equity Right expires or terminates, if any. The Company has made available to Parent an accurate and complete copy of each agreement, instrument or other document relating to each Company Equity Right. All shares of the Company subject to issuance pursuant to any Company Equity Right, upon issuance on the terms and conditions specified therein, will be duly authorized, validly issued, fully paid and nonassessable

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(f) There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of the Company or any capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

(g) Except as set forth on Schedule 4.5(g) of the Company Disclosure Schedule: (i) there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Share Award, Company Option, Company Warrant or Company Equity Right as a result of the proposed transactions herein, and (ii) all outstanding shares of the Company Capital Stock, all outstanding Company Share Awards and Company Options, all outstanding Company Warrants, all outstanding Company Equity Rights and all outstanding shares of capital stock of each Company Subsidiary have been issued and granted in compliance with (A) all applicable securities Laws and other applicable Laws and (B) all pre-emptive rights and other requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party.

(h) All of the issued and outstanding Company Capital Stock has been duly authorized and validly issued, is fully paid and non-assessable and has not been issued in violation of any preemptive or similar rights of any Person. The stockholders of the Company collectively own directly and beneficially and of record, all of the Company Capital Stock (which are represented by the issued and outstanding shares of the Company), free and clear of all Liens (other than usual and customary federal and state securities laws regarding the transfer of unregistered securities). Schedule 4.5(h) of the Company Disclosure Schedule sets forth the names and holdings of all of the Company Securityholders. No outstanding Company Capital Stock is subject to any right of first refusal, right of first offer, preemptive right or similar restriction. Except for the shares of the Company held by the stockholders of the Company, no shares or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company is authorized or issued and outstanding.

(i) Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities laws and their respective organizational documents.

(j) All outstanding shares of Company Capital Stock and all outstanding shares of capital stock or other equity securities (as applicable) of each Company Subsidiary have been issued and granted in compliance with (A) applicable securities laws and other applicable laws and (B) any pre-emptive rights and other similar requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party. The only shares of Company Capital Stock that will be outstanding after Closing will be the Company Capital Stock owned by the Parent following the consummation of the Merger. No other class of shares of the Company is authorized or outstanding.

4.6 Charter Documents. The Company has prior to the date of this Agreement made available a complete and correct copy of the certificate of incorporation and the bylaws or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.

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4.7 Corporate Records. All proceedings occurring since the date of incorporation of the Company of the board of directors of the Company, including all committees thereof, and of the Company Securityholders, and all consents to actions taken thereby, are accurately reflected, in all material respects, in the minutes and records contained in the corporate minute books of the Company and made available to the Parent. The stock register of shareholders of every class of Company Securities of the Company is complete and accurate.

4.8 Assumed Names. Schedule 4.8 of the Company Disclosure Schedule is a complete and correct list of all assumed or “doing business as” names currently or, within five (5) years of the date of this Agreement used by the Company and each of the Company Subsidiaries, including names on any websites. Since the date of the Company’s incorporation, neither the Company nor any of the Company Subsidiaries has used any name other than the names listed on such Schedule 4.8 to conduct the Business. The Company and the Company Subsidiaries have filed appropriate “doing business as” certificates in all applicable jurisdictions with respect to itself.

4.9 Subsidiaries. Except as set forth on Schedule 4.9 of the Company Disclosure Schedule the Company owns or will own prior to the Effective Time any and all of the equity interests of each of the Subsidiaries set forth on Schedule 4.9 of the Company Disclosure Schedule, free and clear of all Liens. Each Subsidiary is duly organized and validly existing under the Laws of the State of its incorporation or formation and each Subsidiary is or will be at Closing, wholly-owned by the Company. Neither the Company nor any Subsidiary is a participant in any joint venture, partnership, or similar arrangement. The share capital of each Subsidiary is fully paid-up. Except for the Subsidiaries set forth on such Schedule 4.9, the Company (i) does not own or Control, directly or indirectly, any ownership, equity, profits or voting interest in any Person or has any agreement or commitment to purchase any such interest, and (ii) has not agreed and is not obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment (in the form of a loan, capital contribution or otherwise) in any other Person. The Company has delivered to Parent a true and correct and complete copy of each and every agreement and contract to acquire any Person. On or before the Closing Date, any Person set forth on such Schedule 4.9 shall be wholly-owned as of such date and there shall not be outstanding any rights or options of any kind or nature held by any Person other than Parent to acquire any capital stock or to obtain or share in any profits of the Company or any Subsidiary.

(a) Each Subsidiary has all corporate power and authority, and all governmental licenses, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on the Business as presently conducted and as proposed to be conducted, except where the failure to have any license, franchise, permits, authorizations, permits, authorizations consents and approvals, would not have a Company Material Adverse Effect. Each Subsidiary is qualified to do business as a foreign entity in any jurisdiction where the character of the property owned or leased by such Subsidiary, or the nature of its activities make qualification of such Subsidiary in any such jurisdiction necessary. Each Subsidiary has offices or physical locations located only at the addresses set forth by its name on Schedule 4.9 of the Company Disclosure Schedule.

(b) No outstanding capital stock or other securities of any Subsidiary is subject to any right of first refusal, right of first offer, preemptive right or similar restriction. Except as set forth on Schedule 4.9(b) of the Company Disclosure Schedule, there are no: (i) outstanding subscriptions, options, warrants, rights (including “phantom stock rights”), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any shares of the capital stock or other securities of any Subsidiary, or (ii) agreements with respect to any of the capital stock or other securities of any Subsidiary, including any voting trust, other voting agreement or proxy with respect thereto. Any such subscriptions, options, warrants, rights (including “phantom stock rights”), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any shares of the capital stock or other securities of any Subsidiary shall be terminated prior to the Closing Date.

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(c) Each Company Subsidiary has conducted and continues to conduct the Business in any material respect in compliance with all Laws, judgments, orders and decrees entered by any Governmental Authority or SRO, domestic or foreign, applicable to such Company Subsidiary or its Business. No Company Subsidiary is in any material respect in violation of, nor has since the date of such Company Subsidiary’s formation, violated, nor to the Company’s best knowledge, has since the date of such Company subsidiary’s formation been threatened in writing to be charged with or given written notice of any violation of, any Law, or judgment, order or decree entered by any Governmental Authority or SRO, domestic or foreign.

(d) Each Company Subsidiary has all Permits necessary to operate its Business, as it is now being conducted, except where the failure to have such Permit would not have a Company Material Adverse Effect.

4.10 Consents. Except as listed on Schedule 4.10 of the Company Disclosure Schedule, there are no Contracts binding upon the Company or the Company Subsidiaries or by which any of the Company Capital Stock or any of the Company or the Company Subsidiaries’ assets are bound, requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Consent”).

4.11 Financial Statements.

(a) Correct and complete copies of the following financial statements have been made available to Parent prior to the Execution Date and are included at Schedule 4.11 of the Company Disclosure Schedule: (i) audited consolidated financial statements of the Company and the Company Subsidiaries as of and for the fiscal years ended December 31, 2021 and 2020, consisting of (A) the audited consolidated balance sheets; (B) the audited consolidated statements of operations; (C) the audited consolidated cash flow statements; and (D) the related notes; and (ii) unaudited consolidated financial statements of the Company and the Company Subsidiaries as of and for the fiscal quarter ended March 31, 2022, consisting of (A) the unaudited consolidated balance sheet (the “Balance Sheet”); (B) the unaudited consolidated statements of operations; (C) the unaudited consolidated cash flow statements; and (D) the related notes (collectively, the “Financial Statements”).

(b) The Financial Statements are materially true, complete and correct, and fairly present, in conformity with U.S. GAAP applied on a consistent basis, the financial position of the Company and the Company Subsidiaries as of the dates thereof and the results of operations of the Company and the Company Subsidiaries for the periods reflected therein. The Financial Statements (i) were prepared from the Books and Records of the Company and the Company Subsidiaries; (ii) were prepared in accordance with U.S. GAAP consistently applied; and (iii) fairly presents in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the periods indicated therein, except as otherwise noted therein.

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(c) Except as: (i) specifically disclosed, reflected or fully reserved against on the Balance Sheet; (ii) liabilities and obligations incurred in the ordinary course of business since the date of the Balance Sheet; (iii) liabilities that are executory obligations arising under Contracts to the Company or any of the Company Subsidiaries is a party (none of which results from, arises out of, or relates to any breach or violation of, or default under, a Material Contract or applicable Law); (iv) expenses incurred in connection with the negotiation, execution and performance of this Agreement, any Additional Agreement or any of the transactions contemplated hereby or thereby; (v) liabilities that would not have a Company Material Adverse Effect; and (vi) liabilities set forth on Schedule 4.11(c), neither the Company nor any of the Company Subsidiaries has any material liabilities, debts or obligations of any nature of the type required to be reflected on a balance sheet in accordance with GAAP.

(d) Schedule 4.11(d) of the Company Disclosure Schedule sets forth a list and description (principal amount, interest rate and maturity date) of all Company Indebtedness issued and outstanding as of the date of this Agreement, which Schedule 4.11(d) of the Company Disclosure Schedule will be updated by the Company three (3) days prior to Closing and which Company Indebtedness is intended to survive the Closing. Except as set forth on Schedule 4.11(d) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has any Indebtedness.

(e) Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangements” that would be required to be disclosed under Item 303(a) of Regulation S-K promulgated by the SEC or any “variable interest entities” (within the meaning Accounting Standards Codification 810). Since the Company’s date of incorporation (the “Applicable Date”), to the Knowledge of the Company, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, including with respect to the Financial Statements, have been received by the Company. To the Company’s Knowledge, since the Applicable Date, neither the Company nor any of the Company Subsidiaries has been identified or made aware of any fraud, whether or not material, that involves the management or other employees of the Company or any of the Company Subsidiaries that have a significant role in the Company’s internal control over financial reporting and the preparation of the Financial Statements. Since the Applicable Date, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the any executive officer of the Company or the Company Board (or any committee thereof).

(f) To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any Company Subsidiary or, to the knowledge of the Company any officer, employee, contractor, subcontractor or agent of the Company or any such Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

(g) All accounts payable of the Company and the Company Subsidiaries reflected on the Financial Statements or arising after the date of audited consolidated financial statements of the Company and the Company Subsidiaries as of and for the fiscal year ended December 31, 2021 (the “Balance Sheet Date”) are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable. Since the Balance Sheet Date, the Company and the Company Subsidiaries have not altered in any material respects their practices for the payment of such accounts payable, including the timing of such payment.

4.12 Books and Records. All Contracts, documents, and other papers or copies thereof delivered to Parent by or on behalf of the Company and the Company Subsidiaries are accurate, complete, and authentic.

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(a) The Books and Records of each member of the Company and the Company Subsidiaries accurately and fairly, in reasonable detail, reflect the transactions and dispositions of assets of and the providing of services by the Company and the Company Subsidiaries. The Company and each of the Company Subsidiaries maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) as required by Rule 13a-15 promulgated under the Exchange Act sufficient to provide reasonable assurance that:

(i) transactions are executed only in accordance with the respective management’s authorization;

(ii) all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by the Company, as permitted by U.S. GAAP; and

(iii) access to assets is permitted only in accordance with the respective management’s authorization.

(b) All accounts, books and ledgers of the Company and the Company Subsidiaries have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. Except as disclosed on Schedule 4.12(b) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries have any records, systems controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any mechanical, electronic or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership (excluding licensed software programs) and direct control the Company and the Company Subsidiaries and which is not located at the relevant office.

(c) From and after the Effective Time, the Company and each of the Company Subsidiaries shall maintain a system of disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that comply with the requirements of the Exchange Act; such disclosure controls and procedures will be designed to ensure that material information relating to the Company and the Company Subsidiaries is made known to the Company’s principal executive officer and principal financial officer by others within those entities; and at Closing, such disclosure controls and procedures will be effective in all material respects to perform the functions for which they were established.

4.13 Absence of Certain Changes. Since the Balance Sheet Date, the Company and the Company Subsidiaries have conducted the Business in the ordinary course consistent with past practices. Without limiting the generality of the foregoing, except as set forth on Schedule 4.13 of the Company Disclosure Schedule, since the Balance Sheet Date, there has not been:

(a) any Company Material Adverse Effect;

(b) any material transaction, Contract or other instrument entered into, or commitment made, by the Company and the Company Subsidiaries, or any of the assets (including the acquisition or disposition of any assets) of the Company and the Company Subsidiaries or any relinquishment by the Company or any of the Company Subsidiaries of any Contract or other material right, in either case other than transactions and commitments in the ordinary course of business consistent in all respects, including kind and amount, with past practices and those contemplated by this Agreement;

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(c) (i) any redemption of, declaration, setting aside or payment of any dividend or other distribution with respect to any capital stock or other equity interests of the Company or the Company Subsidiaries; (ii) any issuance by the Company or the Company Subsidiaries of shares of capital stock or other equity interests in the Company or any of the Company Subsidiaries, or (iii) any repurchase, redemption or other acquisition, or any amendment of any term, by the Company or any of the Company Subsidiaries of any outstanding shares of capital stock or other equity interests;

(d) any material change in any compensation or benefits arrangement or agreement with any employee, officer, director or shareholder of the Company or the Company Subsidiaries, except for changes or amendments that are expressly provided for in this Agreement;

(e) (i) any creation or other incurrence of any Lien (other than Permitted Liens) on the Company Capital Stock or any other capital stock or securities of the Company or any of the Company Subsidiaries or on any of the assets of the Company or the Company Subsidiaries, and (ii) any making of any loan, advance or capital contributions to or investment in any Person by the Company or any of the Company Subsidiaries;

(f) any material personal property damage, destruction or casualty loss or personal injury loss (whether or not covered by insurance) affecting the business or assets of the Company or the Company Subsidiaries;

(g) any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company and the Company Subsidiaries, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of the Company or the Company Subsidiaries;

(h) any sale, transfer, lease to others or otherwise disposition of any of its assets by the Company or the Company Subsidiaries except for inventory sold in the ordinary course of business consistent with past practices or immaterial amounts of other Tangible Personal Property not required by its business;

(i) any capital expenditure by the Company or the Company Subsidiaries in excess in any fiscal month of an aggregate of $100,000 or entering into any lease of capital equipment or property under which the annual lease charges exceed $200,000 in the aggregate by the Company or any of the Company Subsidiaries;

(j) any institution of litigation, settlement or agreement to settle any litigation, action, proceeding or investigation before any court or governmental body relating to the Company and the Company Subsidiaries or their property or suffering of any actual or threatened litigation, action, proceeding or investigation before any court or governmental body relating to the Company or the Company Subsidiaries or their property;

(k) any waiver by the Company or any Company Subsidiary of a material right or of a material debt owed to it;

(l) the incurrence of any Indebtedness, or any loan of any monies to any Person or guarantee of any obligations of any Person by the Company or the Company Subsidiaries;

(m) except as required by U.S. GAAP, any change in the accounting methods or practices (including, any change in depreciation or amortization policies or rates) of the Company or the Company Subsidiaries or any revaluation of any of the assets of the Company or the Company Subsidiaries;

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(n) except as described on Schedule 4.13(n) of the Company Disclosure Schedule, any amendment to the organizational documents of the Company or the Company Subsidiaries, or any engagement by the Company or the Company Subsidiaries in any merger, consolidation, reorganization, reclassification, liquidation, dissolution or similar transaction;

(o) any acquisition of assets (other than acquisitions of inventory in the ordinary course of business consistent with past practice) or business of any Person;

(p) any material Tax election made by the Company or the Company Subsidiaries outside of the ordinary course of business consistent with past practice, or any material Tax election changed or revoked by the Company or the Company Subsidiaries; any material claim, notice, audit report or assessment in respect of Taxes settled or compromised by the Company or the Company Subsidiaries; any annual Tax accounting period changed by the Company or the Company Subsidiaries; any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax entered into by the Company or the Company Subsidiaries; or any right to claim a material Tax refund surrendered by the Company or the Company Subsidiaries; or

(q) any commitment or agreement to do any of the foregoing.

4.14 Properties; Title to the Company’s Assets.

(a) Except as set forth on Schedule 4.14(a) of the Company Disclosure Schedule, the items of Tangible Personal Property are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and are suitable for their present uses.

(b) All of the Tangible Personal Property is located at the office of the Company or the offices of a Company Subsidiary.

(c) The Company and each Company Subsidiary has good and valid title in and to, or in the case of the Leases and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their assets reflected on the Balance Sheet. Except as set forth on Schedule 4.14(c) of the Company Disclosure Schedule, no such asset is subject to any Liens other than Permitted Liens. The assets of the Company and the Company Subsidiaries, including all Intellectual Property rights, constitute all of the assets of any kind or description whatsoever, including goodwill, for the Company and the Company Subsidiaries to operate the Business immediately after the Closing in the same manner as the Business is currently being conducted.

4.15 Litigation. Except as set forth on Schedule 4.15 of the Company Disclosure Schedule, there is no Action pending against, or to the best knowledge of the Company threatened against or affecting, the Company or any Company Subsidiary, any of its officers or directors in connection with the Company Business, or any Company Capital Stock or any of the assets of the Company or any of the Company Subsidiaries, any Contract, before any court, SRO, Government Authority or official, including one which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Ancillary Agreements, or which if determined against the Company or any Company Subsidiary would materially adversely affect the Business or assets of the Company or any Company Subsidiary. There are no outstanding judgments, awards, decree, injunction, or order of any Government Authority or SRO outstanding against the Company or the Company Subsidiaries, or any of its or their assets or properties which could reasonably be expected to have a Company Material Adverse Effect or which have or reasonably would result in a material adverse effect on the Company or any Company Subsidiary, or its respective Business. Neither the Company nor any Company Subsidiary is, and has not been in the past three (3) years, subject to any material proceeding with any Government Authority or SRO. Neither the Company nor any of the Company Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in this Section 4.15 that contains any ongoing material obligations, restrictions or liabilities (of any nature).

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4.16 Contracts.

(a) Schedule 4.16(a) of the Company Disclosure Schedule lists all Contracts, oral or written (collectively, “Material Contracts”) to which, as of the date of this Agreement, either the Company or any Company Subsidiary is a party, or by which any of its tangible or intangible assets are bound, and which are currently in effect and constitute the following:

(i) all Contracts that require payments or expenses incurred by, or payments or income to, the Company or any of the Company Subsidiaries of $100,000 or more, in the aggregate, over any 12-month period;

(ii) all sales, advertising, agency, lobbying, broker, sales promotion, market research, franchise, marketing or similar contracts and agreements, in each case requiring the payment of any commissions by the Company or any of the Company Subsidiaries in excess of $100,000 annually;

(iii) all Contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any of the Company Subsidiaries or income or revenues related to any product of the Company or any of the Company Subsidiaries;

(iv) all employment Contracts, employee leasing Contracts, and consultant and sales representatives Contracts with any current officer, director, employee or consultant of the Company or any of the Company Subsidiaries, under which the Company or any of the Company Subsidiaries (A) has continuing obligations for payment of annual compensation of at least $75,000 (other than arrangements for at-will employment), (B) has severance or post termination obligations to such Person (other than COBRA obligations), or (C) has an obligation to make a payment upon consummation of the transactions contemplated hereby or as a result of a change of control of the Company;

(v) all Contracts creating a joint venture, strategic alliance, limited liability company and partnership agreements to which the Company or any of the Company Subsidiaries is a party;

(vi) all Contracts relating to any acquisitions or dispositions of any business or material assets by the Company or any of the Company Subsidiaries (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice), including, without limitation, Contracts (A) containing any standstill or similar agreement pursuant to which a Person has agreed not to acquire assets or securities of another Person and (B) with any supplier of a significant quantity of goods or components;

(vii) each Contract that (A) relates to the direct or indirect acquisition or disposition of any securities, capital stock or other similar interests, assets or business (whether by merger, sale of stock, sale of assets or otherwise) or (B) contains a put, call, right of first refusal, right of first offer or similar right pursuant to which the Company or any of the Company Subsidiaries could be required to, directly or indirectly, purchase or sell, as applicable, any securities, capital stock or other interests, assets or business of any other Person;

(viii) all Contracts relating to patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other Intellectual Property rights of the Company or any of the Company Subsidiaries, including Contracts licensing Intellectual Property rights, other than (a) “shrink wrap” or other licenses for generally commercially available software (including open source software) or hosted services, (b) customer or channel partner Contracts substantially on the Company’s standard forms and not providing for payments by either the Company or the counterparty of more than $50,000 in aggregate, (c) Contracts with Company’s own employees or contractors substantially on Company’s standard forms and providing for annual compensation of not more than $50,000, and (d) standard non-disclosure agreements (collectively, and excluding all material transfer and other sample agreements, services agreements and scientific advisory board agreements, “Standard Contracts”);

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(ix) any Contract containing covenants restricting the Company or any of the Company Subsidiaries from competing with any Person or in any line of business, industry or geographical area;

(x) all Contracts providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company or any of the Company Subsidiaries, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations other than Standard Contracts;

(xi) all Contracts with or pertaining to the Company or any of the Company Subsidiaries to which any director, officer, or Affiliate of the Company or any of the Company Subsidiaries, or any Person beneficially owning 5% or more of the outstanding capital stock of the Company or any of their respective Affiliates, is a party;

(xii) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company or any of the Company Subsidiaries holds a leasehold interest (including the Leases) and which involve payments to the lessor thereunder in excess of $50,000 per year;

(xiii) all Contracts relating to outstanding Indebtedness or Liens;

(xiv) any Contract relating to (A) the voting or control of the equity interests of the Company or any of the Company Subsidiaries or (B) the election of directors of the Company or any of the Company Subsidiaries;

(xv) any Contract not cancellable by the Company or any of the Company Subsidiaries with no more than 60 days’ notice if the effect of such cancellation would result in monetary penalty to the Company or any of the Company Subsidiaries in excess of $50,000 per the terms of such contract;

(xvi) any Contract that can be terminated, or the provisions of which are altered, as a result of the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements to which the Company or any of the Company Subsidiaries is a party;

(xvii) any Contract for which any of the benefits, compensation or payments (or the vesting thereof) will be increased or accelerated by the consummation of the transactions contemplated hereby or the amount or value thereof will be calculated on the basis of any of the transactions contemplated by this Agreement;

(xviii) each Contract evidencing financial or commodity hedging or similar trading activities, including any interest rate swaps, financial derivatives master agreements or confirmations, or futures account opening agreements and/or brokerage statements or similar Contract;

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(xix) each Contract that prohibits the payment of dividends or distributions in respect of the capital stock or other equity interests of the Company or any of the Company Subsidiaries, the pledging of the capital stock or other equity interests of the Company or any of the Company Subsidiaries, or the incurrence of Indebtedness by the Company or any of the Company Subsidiaries;

(xx) each Contract obligating the Company or any of the Company Subsidiaries to purchase or otherwise obtain any product or service exclusively from a single third party or granting any third party the exclusive right to develop, market, sell or distribute any of the Company’s or the Company Subsidiaries’ products or services;

(xxi) each Contract with current or former officers, directors or employees of the Company or any of the Company Subsidiaries, in each case in respect of which the Company or any of the Company Subsidiaries has any (A) ongoing base compensation obligations in excess of $50,000 on an annual basis; or (B) indemnification obligations;

(xxii) each Contract related to any settlement of any proceeding;

(xxiii) each collective bargaining agreement or Contract with any union, staff association, works council or other agency or representative body certified or otherwise recognized for the purposes of bargaining collectively with respect to employees of the Company or any of the Company Subsidiaries;

(xxiv) all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party, other than any Company Permits; and

(xxv) each Contract under which the consequences of a default, non-renewal or termination would reasonably be expected to have a Company Material Adverse Effect.

(b) Except as set forth on Schedule 4.16(b) of the Company Disclosure Schedule, each Material Contract is a valid and binding agreement, and is in full force and effect (subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies), and neither the Company nor any Company Subsidiary, nor, to the Company’s best knowledge, any other party thereto, is in material breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract. Except as set for the on Schedule 4.16(b) of the Company Disclosure Schedule, the Company and the Company Subsidiaries have not assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto. The Company has furnished or made available to Parent true and complete copies of all Material Contracts in effect as of the date of this Agreement, including amendments thereto that are material in nature.

(c) Except as set forth on Schedule 4.16(c) of the Company Disclosure Schedule, none of the execution, delivery or performance by the Company of this Agreement or Ancillary Agreements to which the Company or any Company Subsidiary is a party or the consummation by the Company of the transactions contemplated hereby or thereby constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any obligation of the Company or any of the Company Subsidiaries or to a loss of any material benefit to which the Company or any of the Company Subsidiaries is entitled under any provision of any Material Contract.

(d) Except as set for the on Schedule 4.16(d) of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries is in compliance with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness which is intended to survive the Closing as described on Schedule 4.11(d) of the Company Disclosure Schedule. The Company and the Company Subsidiaries are not required to obtain any approval or consent from the lender under any Material Contracts relating to outstanding Indebtedness or Liens in connection with the consummation of the transactions contemplated by this Agreement.

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4.17 Licenses and Permits. Schedule 4.17 of the Company Disclosure Schedule correctly lists each material license, franchise, permit, order or approval or other similar authorization required under applicable law to carry out or relating in any way to, the Business, together with the name of the Government Authority or SRO issuing the same (the “Permits”). Except as indicated on Schedule 4.17 of the Company Disclosure Schedule, such Permits are valid and in full force and effect, and none of the Permits will, assuming the related Company Consent has been obtained or waived prior to the Closing Date, be terminated or impaired or become terminable as a result of the transactions contemplated hereby. The Company, the Company Subsidiaries, and to the best knowledge of the Company, each Clinical Laboratory with which it does business as set forth on Schedule 4.17 have all Permits necessary to operate the Business, as it is now being conducted and as contemplated to be conducted, except where the failure to obtain any Permit would not have a Company Material Adverse Effect.

4.18 Compliance with Laws. Except as set forth on Schedule 4.18 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries, nor, to the best knowledge of the Company, any Clinical Laboratory with respect to any matter relating to the Company, any Company Subsidiary or their respective Business, including the validation or production of their test kits or similar medical devices, is in violation in any material respect of, nor has it since the Company’s or any Company Subsidiary’s date of incorporation or formation, violated in any material respect, or since the Company’s or any Company Subsidiary’s date of incorporation or formation been threatened in writing to be charged with or given written notice of any violation of, any Law, or judgment, order or decree entered by any Government Authority or SRO, domestic or foreign.

(a) Without limiting the foregoing paragraph, the Company, the Company Subsidiaries, and, to the best knowledge of the Company, any Clinical Laboratory with which it conducts business, are not in material violation of, have not violated in any material respect, and to the Company’s best knowledge are not under investigation with respect to and have been threatened or charged with or given notice of any violation of any provisions of:

(i) any Law applicable to the Company and/or any of the Company Subsidiaries due to the specific nature of the Business, including Laws applicable to data privacy, data security and/or personal information (“Data Protection Laws”);

(ii) the Foreign Corrupt Practices Act of 1977 (§§ 78dd-1 et seq.), as amended (the “Foreign Corrupt Practices Act”) or any comparable or similar Law of any jurisdiction applicable to the Company and the Company Subsidiaries;

(iii) any Healthcare Law applicable to the Company, any of the Company Subsidiaries or any Clinical Laboratory with which it conducts business; or

(iv) any Law regulating or covering conduct in, or the nature of, the workplace, including regarding sexual harassment or, on any impermissible basis, a hostile work environment.

(b) Without limiting the foregoing paragraph, neither the Company nor any of the Company Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, Affiliate or Person acting on behalf of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).

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(c) Except as set forth on Schedule 4.18 of the Company Disclosure Schedule, no Permit, license or registration is required by the Company or the Company Subsidiaries in the conduct of the Business under any of the Laws described in this Section 4.18, except where the failure to obtain any Permit would not have a Company Material Adverse Effect.

4.19 Intellectual Property.

(a) Schedule 4.19 of the Company Disclosure Schedule sets forth a true, correct and complete list of all of the following: (i) Registered Company IP (showing in each, as applicable, the filing date, date of issuance, jurisdictions by or in which such Intellectual Property right has been registered (or where any application therefor has been filed), expiration date and registration or application number, and registrar); (ii) other Company-Owned IP material to the Company Business, including material unregistered trademarks and copyrights, Company Software, and any Business Systems owned or purported to be owned by the Company or any Company Subsidiary; and (iii) all contracts or agreements to use any Company-Licensed IP that are material to the Company Business, including for Intellectual Property rights incorporated in or necessary for any Products, and the Business Systems of any other person (other than unmodified, commercially available, “off-the-shelf” Software or shrink-wrap licenses with a replacement cost and/or aggregate annual license and maintenance fees of less than $100,000 and Open Source Licenses). The Company IP specified on Schedule 4.19(a) of the Company Disclosure Schedule constitutes all material Intellectual Property rights used or held for use in the operation of the Company Business and is sufficient for the conduct of the Company Business.

(b) The Company or one of the Company Subsidiaries solely and exclusively owns and possesses, free and clear of all Liens, all right, title and interest in and to the Company-Owned IP and each of the Company and Company Subsidiaries has the right to use pursuant to a valid and enforceable written license, all Company-Licensed IP used by it in the Company Business. The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company’s or any Company Subsidiary’s right to own or use any Company-Owned IP or Company-Licensed IP. Except as provided on Schedule 4.19(b) of the Company Disclosure Schedule, immediately subsequent to the Closing, the Company IP shall be owned or available for use by the Company and the Company Subsidiaries on terms and conditions identical to those under which they own or use the Company IP immediately prior to the Closing, without payment of additional fees. All Company-Owned IP is subsisting and, excluding any Registered Company IP that consists solely of an application for registration, to the knowledge of the Company, is valid and enforceable. All Registered Company IP is currently in compliance with all applicable legal requirements. There is no loss or expiration of any of the Company-Owned IP or Company-Licensed IP pending, and to the Company’s knowledge, no such loss or expiration is threatened. The Company and the Company Subsidiaries have in their possession all know-how, information, and embodiments of all Intellectual Property rights, in each case, necessary and sufficient to enable the Company and the Company Subsidiaries to use, practice, and exploit the in-licensed Intellectual Property rights as contemplated to be used, practiced, and exploited in the conduct of the Business.

(c) The Company and each of the Company Subsidiaries have taken and take reasonable actions to maintain, protect and enforce Intellectual Property rights, including the secrecy, confidentiality and value of its trade secrets, Personal Information and other Confidential Information. To the knowledge of the Company, neither the Company nor any Company Subsidiaries have disclosed any trade secrets, Personal Information or other Confidential Information that is material to the business of the Company and or any applicable Company Subsidiaries to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such trade secrets, Personal Information and Confidential Information. All of the Company Registered IP is subsisting, valid and enforceable. Neither the Company, any Company Subsidiary nor any of the Company Intellectual Property are subject to any outstanding Order materially adversely affecting the validity or enforceability of, or the Company’s or Company Subsidiaries’ ownership or exclusive use of, or exclusive rights in or to, any such Intellectual Property rights or otherwise restricting or materially adversely affecting the Company or the Company Subsidiaries’ right to own, license or use any Intellectual Property rights. All of the Company Registered IP has been maintained effective by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees. No loss or expiration of any Company Registered IP is threatened, pending or reasonably foreseeable that would be materially adverse to the conduct of the Business.

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(d) (i) There have been no claims filed and served, or threatened in writing (including email), against the Company or any Company Subsidiary in any forum, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company-Owned IP, or (B) alleging any infringement, violation or misappropriation of, or other conflict with, any Intellectual Property rights of other persons (including any material demands or unsolicited offers to license any Intellectual Property rights from any other person); (ii) to the Company’s knowledge, the operation of the Company Business (including the use, development, manufacture, marketing, license, sale, distribution or furnishing of any Products) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons or constitute, unfair competition or trade practices under the Laws of any applicable jurisdiction; (iii) to the Company’s knowledge, no other person, including any employee or former employee of Company or any Company Subsidiary, has infringed, misappropriated or violated any of the Company-Owned IP; (iv) none of the Company-Owned IP or Products is subject to any proceeding, or outstanding order, agreement, settlement or stipulation restricting in any manner the use, enforcement, development, manufacture, marketing, licensing, sale, distribution, furnishing or disposition by the Company or any of the Company Subsidiaries of any Company-Owned IP, or any Product, and (v) neither the Company nor any of the Company Subsidiaries has received any formal written opinions of counsel regarding any of the foregoing.

(e) All persons who have contributed, developed or conceived (each, a “Contributor”) any Intellectual Property (i) for or on behalf of Company or any of the Company Subsidiaries, or (ii) in the course of and related to his, her or its relationship with the Company or the applicable Company Subsidiary (in each case a “Contribution”) have an obligation to maintain the confidentiality of the Company’s proprietary information and have assigned all rights, title and interest to such Company-Owned IP to the Company or the applicable Company Subsidiary. To the knowledge of the Company, no current or former officer, employee, consultant or independent contractor of the Company or any of the Company Subsidiaries: (A) is, nor has been, in violation of any term or covenant of any agreement (including, without limitation, any employment or settlement agreement or stipulation) with any other person, or any order or judgment of any court, arbitrator or other Governmental Authority, by virtue of such employee, consultant or independent contractor being employed by, performing services for, or developing Intellectual Property used by, the Company or any Company Subsidiary, or is, nor has been while such employee, consultant or independent contractor has been employed by, performed services for, or developed Intellectual Property used by, the Company or any Company Subsidiary, using trade secrets or proprietary information of others without permission; (B) has any right, license, claim or interest whatsoever in or with respect to any Company-Owned IP, or (C) has developed any Intellectual Property for the Company or any of the Company Subsidiaries that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights in or to such Intellectual Property.

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(f) Neither the Company nor any of the Company Subsidiaries or, to the Company’s knowledge, any other person is in material breach or in material default of any agreement required to be disclosed in Sections 4.19(a)(iii), 4.19(e) or 4.19(k) of the Company Disclosure Schedule.

(g) All use and distribution of Open Source Materials by or through the Company and the Company Subsidiaries is in full compliance with all Open Source Licenses applicable thereto, including all copyright notice and attribution requirements. Neither the Company nor any Company Subsidiary has incorporated any Copyleft Materials into any Company Software or otherwise used any Copyleft Materials, in each case, in a manner that requires the Company Software or Company-Licensed IP, any portion thereof, or any Company IP, to be subject to Copyleft Licenses.

(h) The Company and/or one of the Company Subsidiaries owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate and anticipated future needs of the Company Business. There has never been any material failure with respect to any of the Business Systems that has not been remedied. The Company and each of the Company Subsidiaries maintains business continuity and disaster recovery plans consistent with industry standards for companies with similar resources in the same sector. The Company and each of the Company Subsidiaries have purchased a sufficient number of seat licenses for their Business Systems.

(i) The Company and each of the Company Subsidiaries currently and previously have complied in all material respects with (i) all applicable Privacy/Data Security Laws, (ii) any applicable privacy, data protection, security and other policies and procedures of the Company and/or the Company Subsidiary, respectively, concerning the processing, collection, disclosure, dissemination, storage, security, sale or use of Personal Information, Confidential Information or other Business Data, (iii) industry standards to which the Company or any Company Subsidiary is bound, and (iv) all Program Requirements and contractual commitments that the Company or any Company Subsidiary has entered into or is otherwise bound with respect to privacy, data protection, transfer and/or security (collectively, the “Data Security Requirements”). At all times, the Company and the Company Subsidiaries have each implemented and maintained, and have required third parties that process Personal Information or Confidential Information for or on behalf of the Company or the Company Subsidiaries to implement and maintain, a written information security program and reasonable and industry standard physical, technical and administrative security safeguards to protect the security and integrity of its Business Systems, Personal Information, Confidential Information and any Business Data, including conducting regular vulnerability scans, risk assessments and remediation activities and implementing industry standard procedures preventing unauthorized access, modification, disclosure, misuse, loss, or unavailability of the foregoing and/or the introduction of Disabling Devices (“Program Requirements”). Neither the Company nor any Company Subsidiaries has inserted, and to the knowledge of the Company, no other person has inserted or alleged to have inserted any Disabling Device in any of the Business Systems or Product components. Since the Company’s date of incorporation, neither the Company nor any of the Company Subsidiaries has (x) experienced any data or security breaches or unauthorized access, modification, disclosure, misuse, loss, or unavailability of Personal Information, Business Data, Business Systems or Product components including those that were required to be reported under applicable Data Security Requirements; or (y) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any person, or received any material claims or complaints regarding the processing, collection, disclosure, dissemination, storage, security, sale, or use of Personal Information or Confidential Information, or the violation of any applicable Data Security Requirements, and, to the Company’s knowledge, there is no reasonable basis for the same. Neither the Company nor any Company Subsidiary has engaged in the sale of Personal information. The Company and the Company Subsidiaries have valid and legal rights to process all Personal Information and Confidential Information that is processed by or on behalf of the Company and the Company Subsidiaries, and the execution, delivery, or performance of this Agreement will not affect these rights or violate any applicable Data Security Requirements.

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(j) The Company and/or one of the Company Subsidiaries (i) exclusively owns and possesses all right, title and interest in and to the Business Data free and clear of any restrictions of any nature or (ii) has all rights to use, exploit, publish, reproduce, process, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date. The Company and the Company Subsidiaries are not subject to any Data Security Requirements or other legal obligations, including based on the Transactions contemplated hereunder, that would prohibit Merger Sub or Parent from receiving or using Personal Information or other Business Data, in the manner in which the Company and the Company Subsidiaries receive and use such Personal Information and other Business Data prior to the Closing Date or result in liabilities in connection with Data Security Requirements.

(k) All current officers, management employees, technical and professional employees, consultants and independent contractors of the Company and the Company Subsidiaries are under obligation to the Company and the Company Subsidiaries to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company and the Company Subsidiaries all Intellectual Property made by them within the scope of their employment during such employment. To the Company’s knowledge, no past or current officers, management employees, technical or professional employees, consultants or independent contractors of the Company or any Company Subsidiaries are in breach of any such obligations to the Company or any of the Company Subsidiaries.

(l) Except as set forth on Schedule 4.19(l) of the Company Disclosure Schedule, no funding and no personnel, facilities or other resources of any Governmental Authority, SRO, university, college, other similar institution, or research center were used in the development of any Company-Owned IP, nor does any such person have any rights, title or interest in or to any Company-Owned IP.

(m) Neither the Company nor any Company Subsidiaries is, or has ever been, a member or promoter of, or contributor to, any industry standards body or similar standard setting organization that could require or obligate the Company or any Company Subsidiaries to grant or offer to any other person any license or right to any Company-Owned IP.

(n) No person or entity other than the Company and the Company Subsidiaries (including any escrow agent) has or has had possession of any source code for any Company Software and the consummation of the transactions contemplated herein will not result in the release of any source code for any Company Software or any other proprietary Company-Owned IP.

4.20 Suppliers. Section 4.20 of the Disclosure Schedule sets forth a complete and accurate list of the top ten (10) suppliers of the Company and the Company Subsidiaries for the twelve (12)-month period ended on the Execution Date based on the U.S. dollar value purchased from each supplier during such period (each, a “Significant Supplier”). No Significant Supplier or other material supplier, vendor, collaborator, distributor or licensor of the Company or any of the Company Subsidiaries has cancelled or otherwise terminated its relationship with the Company or any of the Company Subsidiaries or has materially altered, in a manner adverse to the Company or any of the Company Subsidiaries, its relationship with the Company or any of the Company Subsidiaries. To the Knowledge of the Company, no such Significant Supplier or other material supplier, vendor, collaborator, distributor or licensor has any plan or intention, and has not threatened to terminate, cancel or otherwise materially modify in a manner adverse to the Company or any of the Company Subsidiaries its relationship with the Company or any of the Company Subsidiaries.

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4.21 Accounts Receivable and Payable.

(a) All accounts receivable of the Company and the Company Subsidiaries reflected on the Financial Statements, and all accounts receivable arising subsequent to the date thereof, represent valid obligations arising from services actually performed by the Company or the Company Subsidiaries in the ordinary course of business consistent with past practice. The accounts payable of the Company and the Company Subsidiaries reflected on the Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course consistent with past practice.

(b) To the best of the Company’s knowledge, there is no contest, claim, or right of setoff in any agreement with any maker of an account receivable relating to the amount or validity of such account, receivables or note involving an amount in excess of $50,000. Except as set forth on Schedule 4.21(b) of the Company Disclosure Schedule, to the best knowledge of the Company, all accounts and receivables are good and collectible in the ordinary course of business.

(c) The information set forth on Schedule 4.21(c) of the Company Disclosure Schedule separately identifies any and all accounts, receivables of the Company and the Company Subsidiaries which are owed by any Affiliate of the Company. Except as set forth on Schedule 4.21(c) of the Company Disclosure Schedule, the Company and the Company Subsidiaries are not indebted to any of their Affiliates and no Affiliates are indebted to the Company and the Company Subsidiaries.

4.22 Pre-payments. Except as set forth on Schedule 4.22 of the Company Disclosure Schedule, the Company and the Company Subsidiaries have not received any payments with respect to any services to be rendered or goods to be provided after the Closing except in the ordinary course of business.

4.23 Employees.

(a) Schedule 4.23(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of (i) each of the 5 highest compensated employees of the Company and the Company Subsidiaries as of December 31, 2021, and (ii) the Chief Executive Officer, Chief Financial Officer, and each other executive officer of the Company and the Company Subsidiaries, setting forth the name, title, current salary or compensation rate for each such person and total compensation (including bonuses and commissions) paid to each such person for the fiscal year ended December 31, 2021.

(b) Except as set forth on Schedule 4.23(b) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is a party to or subject to any collective bargaining agreement, or any similar agreement, and to the company’s knowledge there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the Company or the Company Subsidiaries.

(c) There are no pending or, to the knowledge of the Company, threatened claims or proceedings against the Company or the Company Subsidiaries under any worker’s compensation policy or long-term disability policy.

4.24 Employment Matters.

(a) Schedule 4.24(a) of the Company Disclosure Schedule sets forth a true and complete list of every employment agreement, commission agreement, employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom stock, stock option, stock purchase, stock appreciation right or severance plan of the Company and the Company Subsidiaries now in effect or under which the Company and the Company Subsidiaries have or might have any obligation, or any understanding between the Company and the Company Subsidiaries and any employee concerning the terms of such employee’s employment that does not apply to the Company and the Company Subsidiaries’ employees generally (collectively, “Labor Agreements”). The Company and the Company Subsidiaries have previously delivered to Parent true and complete copies of each such Labor Agreement, any employee handbook or policy statement of the Company and the Company Subsidiaries, and complete and correct information concerning the Company’s and the Company Subsidiaries’ employees. Except as set forth on Schedule 4.24(a) of the Company Disclosure Schedule or as would not result in material liability for the Company and the Company Subsidiaries, taken as a whole, as of the date hereof, all compensation, including wages, commissions and bonuses and any termination indemnities, due and payable to all current and former employees of the Company and any Company Subsidiary for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Company’s financial statements).

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(b) Except as disclosed on Schedule 4.24(b) of the Company Disclosure Schedule: (i) to the best knowledge of the Company, no employee of the Company or the Company Subsidiaries, in the ordinary course of his or her duties, has breached or will breach any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer; and (ii) neither the Company nor any of the Company Subsidiaries is a party to any collective bargaining agreement, has any material labor relations problems, and to the Company’s knowledge, there is no pending representation question or union organizing activity respecting employees of the Company or the Company Subsidiaries. Other than those employees with a written employment agreement, all employees are employees at will.

(c) Since the Company’s date of incorporation, the Company and the Company Subsidiaries have complied in all material respects with all Labor Agreements and all applicable Laws relating to employment or labor. There is no legal prohibition with respect to the permanent residence of any employee of the Company or any of the Company Subsidiaries in the United States or his or her permanent employment by the Company or the Company Subsidiaries. To its knowledge, no present or former employee, officer, director or manager of the Company has, or will have at the Closing Date, any claim against the Company or any of the Company Subsidiaries for any matter including for wages, salary, or vacation or sick pay, or otherwise under any Labor Agreement. All accrued obligations of the Company applicable to its employees, whether arising by operation of Law, by Contract, by past custom or otherwise, for payments by the Company to any trust or other fund or to any Authority, with respect to unemployment or disability compensation benefits, social security benefits, under ERISA or otherwise, have been paid or adequate accruals therefor have been made and neither the Company nor any Company Subsidiaries is liable in any material amount for any arrears of wages, taxes, social contributions, penalties or other sums for failure to comply with any of the foregoing. Except as would not result in material liability for the Company and the Company Subsidiaries, taken as a whole, (i) all current and former employees of the Company and the Company Subsidiaries, as applicable, are properly classified as exempt or non-exempt under the Fair Labor Standards Act and applicable state wage and hour Laws; and (ii) all current and former independent contractors and temporary workers of the Company or the Company Subsidiaries, as applicable, are properly classified. Within the past three years, there have been no misclassification claims filed or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by any current or former employees, independent contractors or temporary workers or by any Governmental Authority.

(d) (i) The Company and each Company Subsidiary have, since March 31, 2020, complied in all material respects and are in compliance in all material respects with, have not materially violated, and are not in material violation of, and have not received any notices of material non-compliance or violation or alleged material non-compliance or violation with respect to, any Law relating or pertaining to COVID-19 pertaining to employees of the Company and the Company Subsidiaries. The Company has delivered to Parent accurate and complete copies of all (1) material workplace communications from the Company and any Company Subsidiary to employees regarding actions or changes in workplace schedules, employee travel, remote work practices, onsite meetings, or other changes that have been implemented in response to COVID-19; (2) contingency plans for workplace cessation in light of COVID-19; and (3) policies implemented in relation to COVID-19.

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(e) There has been and will be no layoff, plant closing, termination, redundancy or any other forms of employment losses in the six-month period prior to Closing that would trigger the obligations of the Company or any Company Subsidiary under the WARN Act or similar state, local or foreign Laws.

4.25 Withholding. Except as disclosed on Schedule 4.25 of the Company Disclosure Schedule, all material obligations of the Company and the Company Subsidiaries applicable to its employees, whether arising by operation of Law, by contract, by past custom or otherwise, or attributable to payments by the Company or the Company Subsidiaries to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been made on the Financial Statements. Except as disclosed on Schedule 4.25 of the Company Disclosure Schedule, all reasonably anticipated obligations of the Company and the Company Subsidiaries with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by each the Company and the Company Subsidiaries prior to the Closing Date.

4.26 Employee Benefits and Compensation.

(a) Schedule 4.26 of the Company Disclosure Schedule sets forth each “employee benefit plan” (as defined in Section 3(3) of ERISA), bonus, deferred compensation, equity-based or non-equity-based incentive, severance or other plan or written agreement relating to employee or director benefits or employee or director compensation or fringe benefits, maintained or contributed to by the Company and the Company Subsidiaries at any time during the 5-calendar year period immediately preceding the date hereof and/or with respect to which the Company and Company Subsidiaries could incur or could have incurred any direct or indirect, fixed or contingent liability (each a “Plan” and collectively, the “Plans”). Each Plan is in compliance with applicable law in all material respects.

(b) Each Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service and, to the knowledge of the Company, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination. No event which constitutes a “reportable event” (as defined in Section 4043(c) of ERISA) for which the 30-day notice requirement has not been waived by the Pension Benefit Guaranty Corporation (the “PBGC”) has occurred with respect to any Plan. No Plan subject to Title IV of ERISA has been terminated or is or has been the subject of termination proceedings pursuant to Title IV of ERISA. Full payment has been made of all amounts which the Company was required under the terms of the Plans to have paid as contributions to such Plans on or prior to the date hereof (excluding any amounts not yet due) and no Plan which is subject to Part 3 of Subtitle B of Title I of ERISA has incurred an “accumulated funding deficiency” (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived.

(c) Neither the Company nor to the knowledge of the Company, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively), has engaged in any transaction in connection with any Plan that could reasonably be expected to result in the imposition of a penalty pursuant to Section 502(i) of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975(a) of the Code. The Company has not maintained any Plan (other than a Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code) which provides benefits with respect to current or former employees or directors following their termination of service with the Company (other than as required pursuant to COBRA). Each Plan subject to the requirements of COBRA has been operated in substantial compliance therewith.

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(d) No individual will accrue or receive additional benefits, service or accelerated rights to payment of benefits as a direct result of the transactions contemplated hereby. No material liability, claim, investigation, audit, action or litigation has been incurred, made, commenced or, to the knowledge of the Company, threatened, by or against any Plan or the Company with respect to any Plan (other than for benefits payable in the ordinary course and PBGC insurance premiums). No Plan or related trust owns any securities in violation of Section 407 of ERISA. With respect to each Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) as of the most recent actuarial valuation report prepared for each such Plan, the aggregate present value of the accrued liabilities thereof (determined in accordance with Statement of Financial Accounting Standards No. 35) did not exceed the aggregate fair market value of the assets allocable thereto.

(e) No Plan is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and the Company has not been obligated to contribute to any multiemployer plan. No material liability has been, or could reasonably be expected to be, incurred under Title IV of ERISA (other than for PBGC insurance premiums payable in the ordinary course) or Section 412(f) or (n) of the Code, by the Company or any entity required to be aggregated with the Company pursuant to Section 4001(b) of ERISA and/or Section 414 (b), (c), (m) or (o) of the Code with respect to any “employee pension benefit plan” (as defined in Section 3(2) of ERISA).

(f) There is no unfunded non-tax-qualified Plan which provides a pension or retirement benefit.

(g) The Company has not made any commitment to create or cause to exist any employee benefit plan which is not listed on Schedule 4.26 of the Company Disclosure Schedule, or to modify, change or terminate any Plan (other than as may be necessary for compliance with applicable law).

(h) The Company does not have any plan, arrangement or agreement providing for “deferred compensation” that is subject to Section 409A(a) of the Code, or any plan, arrangement or agreement that is subject to Section 409A(b) of the Code.

(i) With respect to each Plan, the Company has delivered or caused to be delivered to Parent and its counsel true and complete copies of the following documents, as applicable, for each respective Plan: (i) all Plan documents, with all amendments thereto; (ii) the current summary plan description with any applicable summaries of material modifications thereto as well as any other material employee or government communications; (iii) all current trust agreements and/or other documents establishing Plan funding arrangements; (iv) the most recent IRS determination letter and, if a request for such a letter has been filed and is currently pending with the IRS, a copy of such filing; (v) the three most recently prepared IRS Forms 5500; (vi) the three most recently prepared financial statements; and (vii) all material related contracts, including without limitation, insurance contracts, service provider agreements and investment management and investment advisory agreements.

(j) Each Plan that is a group health plan (as defined in Section 733(a) of ERISA) (i) has at all times complied in all material respects with the applicable health insurance reform requirements added to Section 715 of ERISA by the Patient Protection and Affordable Care Act and the guidance issued thereunder (“PPACA”), including annual reporting requirements under Code Section 1094 and 1095; and (ii) has for all months beginning January 1, 2015 made offers of coverage to all Full-Time Employees of the Company and the Company Subsidiaries and its ERISA Affiliates that is Affordable and provides Minimum Value in accordance with Section 4980H of the Code and the regulations and guidance issued thereunder. For purposes of this Section 4.26(k), the terms “Full-Time Employee,” “Affordable” and “Minimum Value” shall have the meanings ascribed to them by the PPACA.

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4.27 Real Property.

(a) Except as set forth on Schedule 4.27 of the Company Disclosure Schedule, the Company and the Company Subsidiaries do not own, or otherwise have an interest in, any Real Property, including under any Real Property lease, sublease, space sharing, license or other occupancy agreement. The Company and the Company Subsidiaries have good and valid title to its respective leasehold estates in the offices described on Schedule 4.27 of the Company Disclosure Schedule, free and clear of all Liens. Neither the Company nor any of the Company Subsidiaries have breached or violated any local zoning ordinance, and no notice from any Person has been received by or served upon the Company or the Company Subsidiaries claiming any violation of any local zoning ordinance except where such breach, violation or claim would not have a Company Material Adverse Effect.

(b) With respect to each Lease: (i) it is valid, binding and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the lessee has been in peaceable possession since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; (v) there exist no material default or event of default thereunder by the Company or the Company Subsidiaries or, to the Company’s knowledge, by any other party thereto; (vi) there exists no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default by the Company or Company Subsidiaries thereunder; and (vii) to the Company’s knowledge, there are no outstanding claims of breach or indemnification or notice of default or termination thereunder. The Real Property leased by the Company and the Company Subsidiaries is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used, and there are no material repair or restoration works likely to be required in connection with any of the leased Real Properties. Except as set forth on Schedule 4.27(b) of the Company Disclosure Schedule, the Company and the Company Subsidiaries are in physical possession and actual and exclusive occupation of the whole of the leased property, none of which is subleased or assigned to another Person. The Lease leases all useable square footage of the premise located at the leased Real Property. The Company and the Company Subsidiaries do not owe any brokerage commission with respect to any Real Property.

4.28 Accounts. Schedule 4.28 of the Company Disclosure Schedule sets forth a true, complete and correct list of the checking accounts, deposit accounts, safe deposit boxes, and brokerage, commodity and similar accounts of each of the Company and the Company Subsidiaries, including the account number and name, the name of each depositary or financial institution and the address where such account is located and the authorized signatories thereto.

4.29 Tax Matters. Except as set forth on Schedule 4.29 of the Company Disclosure Schedule:

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(a) (i) The Company and the Company Subsidiaries have duly and timely filed all material Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) there is no Action, pending or proposed in writing, with respect to Taxes of the Company and the Company Subsidiaries; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of the Company and the Company Subsidiaries for which a Lien may be imposed on any of the assets of the Company and the Company Subsidiaries has been waived or extended, which waiver or extension is in effect; (v) the Company and the Company Subsidiaries have complied in all respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and have duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Company and the Company Subsidiaries; (vi) no stock transfer Tax, sales Tax, use Tax, real estate transfer Tax or other similar Tax will be imposed on the transfer of the Company Securities by the Company Securityholders to the Parent pursuant to this Agreement; (vii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Company and the Company Subsidiaries; (viii) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or agreement with any Taxing Authority, with respect to the Company and the Company Subsidiaries; (ix) no claim has ever been made by a Taxing Authority in a jurisdiction where the Company or any of the Company Subsidiaries has not paid any Tax or filed Tax Returns, asserting that the Company or any of the Company Subsidiaries is or may be subject to Tax in such jurisdiction; (x) the Company and the Company Subsidiaries is not nor has it ever been subject to Tax in any country other than their respective countries of incorporation or formation by virtue of having a permanent establishment or other place of business in that country, and the Company and the Company Subsidiaries are and have always been tax residents solely in their respective countries of incorporation or formation; (xi) the Company and the Company Subsidiaries have provided to Parent true, complete and correct copies of all Tax Returns relating to, and all audit reports and correspondence relating to each proposed adjustment, if any, made by any Taxing Authority with respect to, any taxable period ending after the later of (y) the date of its formation or incorporation or (z) December 31, 2015; (xii) is not, and has ever been, a party to any Tax sharing or Tax allocation Contract; (xiii) the Company and the Company Subsidiaries are and have never been included in any consolidated, combined or unitary Tax Return; (xiv) to the knowledge of the Company, no issue has been raised by a Taxing Authority in any prior Action relating to the Company and the Company Subsidiaries with respect to any Tax for any period which, by application of the same or similar principles, could reasonably be expected to result in a proposed Tax deficiency of the Company or any of the Company Subsidiaries for any other period; and (xv) the Company and the Company Subsidiaries have not requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed.

(b) The Company and the Company Subsidiaries will not be required to include any material item of income or exclude any item of deduction for any taxable period ending after the Closing Date as a result of the use of a method of accounting with respect to any transaction that occurred on or before the Closing Date.

(c) The unpaid Taxes of the Company and the Company Subsidiaries (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Return.

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(d) The Company and the Company Subsidiaries have been in compliance in all respects with all applicable transfer pricing laws and legal requirements. The prices for any property or services (or for the use of any property), including interest and other prices for financial services, provided by or to the Company and the Company Subsidiaries are arm’s-length prices for purposes of the relevant transfer pricing laws.

(e) The Company is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.30 Environmental Laws.

(a) Except as set forth in Schedule 4.30 of the Company Disclosure Schedule, the Company and the Company Subsidiaries have not (i) received any written notice of any alleged claim, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any Liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company and the Company Subsidiaries.

(b) The Company and the Company Subsidiaries and all of their operations and property have been in material compliance with all applicable Environmental Laws and all Real Property owned or leased by the Company and the Company Subsidiaries have been and will be operated in material compliance with all applicable Environmental Laws.

(c) The Company and the Company Subsidiaries will use, are using, and has used commercially reasonable efforts to take assignment of or otherwise obtain all Permits, licenses, identification numbers, approvals, registrations or other authorizations required or issued under any Environmental Law necessary for the Company’s operations.

(d) The Company and the Company Subsidiaries are not (i) conducting or actually responsible for (pursuant to any contractual obligation or requirement of any Governmental Entity or Environmental Law) any remediation, reporting, investigation, monitoring or other action or (ii) actually responsible for any liability or cost, in each case of (i) or (ii), relating to the presence or any Release or threatened Release of any Hazardous Materials on any Real Property or other property (including of any soil, groundwater, surface water, sediment, building, or aboveground or subsurface structure, third-party property or formerly owned, operated or leased property), including relating to any sampling, installation or operation of vapor intrusion systems or other remedial systems or the imposition of institutional or engineering controls. The Company has not received notice of any allegations that it is responsible for (i) conducting (pursuant to any contractual obligation or requirement of any Governmental Entity or Environmental Law) any remediation, reporting, investigation, monitoring or other action or (ii) any liability or cost, in each case of (i) or (ii), relating to the presence or any Release or threatened Release of any Hazardous Materials on any Real Property or other property (including of any soil, groundwater, surface water, sediment, building, or aboveground or subsurface structure, third-party property or formerly owned, operated or leased property), including relating to any sampling, installation or operation of vapor intrusion systems or other remedial systems or the imposition of institutional or engineering controls.

(e) The Company and the Company Subsidiaries are not subject to any liability for any actual exposure by any Person or damage to any property relating to the Release of any Hazardous Materials and has not received notice of any allegations of liability for such exposure.

(f) The Company and the Company Subsidiaries have not received, nor, to the Knowledge of the Company, has any Predecessor received, any notice, demand, letter, claim or request for information indicating that the Company or the Company Subsidiaries or any of their Predecessors may be in violation of or, directly or indirectly subject to liability relating to any Environmental Law or the Release of any Hazardous Materials.

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(g) The Company and the Company Subsidiaries are not subject to any Order, asset retirement obligation, financial assurance requirement, or indemnity or other agreement with any third party, relating to liability relating to any Environmental Law or the Release of any Hazardous Materials.

(h) There are no circumstances or conditions, including the presence of any aboveground or subsurface structures, involving or affecting the Company or the Company Subsidiaries or, after acquisition of the Real Property and assignment of leases of the Real Property, any Real Property that could reasonably be expected to result in any claim, liability, investigation or cost of the Company or the Company Subsidiaries relating to any Environmental Law, including any restriction on the ownership, use or transfer of or otherwise relating to the Real Property.

(i) The Company and the Company Subsidiaries have made available to Parent correct and complete copies of all Permits, reports, studies, assessments, audits, records, sampling data, notices, correspondence, agreements and other information that it has in its care, custody or control relating both to (i) any Environmental Law or Hazardous Materials and (ii) the Company and the Company Subsidiaries, any Company Predecessor, or any properties currently or formerly owned or operated by any of them.

4.31 Finders’ Fees. Except as set forth on Schedule 4.31 of the Company Disclosure Schedule, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company and the Company Subsidiaries or any of Affiliates who might be entitled to any fee or commission from the Company, Merger Sub, Parent or any of their Affiliates upon consummation of the transactions contemplated by this Agreement.

4.32 Powers of Attorney and Suretyships. Except as set forth on Schedule 4.32 of the Company Disclosure Schedule, the Company and the Company Subsidiaries do not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person.

4.33 Directors and Officers. Schedule 4.33 of the Company Disclosure Schedule sets forth a true, correct and complete list of all directors and executive officers of the Company and the Company Subsidiaries.

4.34 Anti-Corruption; International Trade; Sanctions.

(a) The operations of the Company and the Company Subsidiaries are and have been conducted at all times in compliance with all applicable anti-bribery, anti-corruption and anti-money laundering Laws, in all applicable jurisdictions (foreign or domestic), including the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations under any of the foregoing Laws, (collectively, the “Anti-Corruption Laws”). Neither the Company, any of the Company Subsidiaries, nor any director or officer of the Company, nor, to the Knowledge of the Company, any employee, agent or representative of the Company or Company Subsidiaries has, directly or indirectly, violated any, or been subject to actual or, to the Knowledge of the Company, pending or threatened Actions, demand letters, settlements or enforcement actions relating to any Anti-Corruption Law or any Law related to terrorism financing.

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(b) Neither the Company, the Company Subsidiaries, nor any director or officer of the Company, nor, to the Knowledge of the Company, any employee, agent or representative of the Company or Company Subsidiaries has, directly or indirectly, given, made, offered or received or agreed to give, make, offer or receive any payment, gift, contribution, commission, rebate, promotional allowance, expenditure or other economic advantage: (i) which would violate any applicable Anti-Corruption Law; or (ii) to or for a Public Official with the intention of (A) unlawfully influencing any official act or decision of such Public Official; (B) inducing such Public Official to do or omit to do any act in violation of their lawful duty; (C) securing any unlawful advantage; or (D) inducing such Public Official to influence or affect any act or decision of any Governmental Entity or commercial enterprise owned or controlled by any Governmental Entity, in each case, in order to assist the Company, or, to the Knowledge of the Company, any employee, agent or representative of the Company in obtaining or retaining business for or with, or in directing business to, the Company or any other Person.

(c) The Company, the Company’s predecessors and all Company Subsidiaries have adopted and maintain adequate policies, procedures, and controls to ensure that the Company, the Company’s predecessors and the Company Subsidiaries have complied and are in compliance with all applicable Anti-Corruption Law or any Law related to terrorism financing. The Company, the Company’s predecessors and all Company Subsidiaries have at all times maintained accounting and financial controls adequate to ensure that: (i) all payments and activities have been accurately recorded in the books, records and accounts of the Company, the Company’s predecessors and all Company Subsidiaries; (ii) there have been no false, inaccurate, misleading, or incomplete entries made in the Company’s books, records and accounts; and (iii) the Company, the Company’s predecessors and all Company Subsidiaries have not established or maintained any secret or unrecorded funds or accounts. The books, records, and accounts of the Company, the Company’s predecessors and all Company Subsidiaries accurately reflect in reasonable detail the character and amount of all transactions, and the Company, the Company’s predecessors and all Company Subsidiaries have not had or maintained any bank or other financial account that is not or was not accurately disclosed in their books, records, and accounts.

(d) The Company and the Company Subsidiaries are in compliance in all respects with all International Trade Laws applicable to them, except where the failure to be in compliance does not constitute a Company Material Adverse Effect. Without limiting the foregoing: (i) the Company and the Company Subsidiaries have obtained all export and import licenses and other approvals required for their respective imports and exports of products, software and technologies required by any International Trade Law, and all such approvals and licenses are in full force and effect; (ii) the Company and the Company Subsidiaries are in compliance with the terms of such applicable export and import licenses or other approvals; (iii) there are no claims pending or threatened in writing against any Company or Company Subsidiaries with respect to such export and import licenses or other approvals, except with respect to clauses (i), (ii) and (iii) does not constitute a Company Material Adverse Effect; and (iv) the Company and the Company Subsidiaries have processes in place to ensure that any imported merchandise into the United States is properly declared, marked and labeled in accordance with all U.S. Laws at the time of importation.

(e) Neither the Company, the Company Subsidiaries, nor any director or officer of the Company, nor, to the Knowledge of the Company, any employee, agent or representative of the Company or Company Subsidiaries, is a Person that is the subject of economic sanctions administered by OFAC (including the designation as a “Specially Designated National or Blocked Person” thereunder), Her Majesty’s Treasury, the European Union, the Bureau of Industry Security of the U.S. Department of Commerce, or any applicable sanctions measures under the U.S. International Emergency Economic Powers Act, the U.S. Trading with the Enemy Act, the U.S. Iran Sanctions Act, the U.S. Comprehensive Iran Sanctions, Accountability and Divestment Act of 2010, the U.S. Iran Threat Reduction and Syria Human Rights Act of 2012, the U.S. National Defense Authorization Act of 2012 or the U.S. National Defense Authorization Act of 2013, or any executive order, directive or regulation pursuant to the authority of any of the foregoing, including the regulations of the U.S. Department of the Treasury set forth under 31 CFR, Subtitle B, Chapter V, or any orders or licenses issued thereunder (collectively, “Sanctions”), nor, to the Knowledge of the Company, are any of the foregoing designated as a Specially Designated National or Blocked Person by OFAC. At no time has the Company or any of the Company Subsidiaries been in violation of applicable Sanctions.

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4.35 Insurance. All forms of insurance owned or held by and insuring the Company and the Company Subsidiaries are set forth on Schedule 4.35 of the Company Disclosure Schedule, and such policies are in full force and effect. All premiums with respect to such policies covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation or termination. To the Company’s knowledge, there is no existing default or event which, with or without the passage of time or the giving of notice or both, would constitute as noncompliance with any such policy or constitute a default under any such policy or entitle any insurer to terminate or cancel any such policy. Such policies will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement or the Additional Agreements. The insurance policies to which the Company or the Company Subsidiaries is a party are sufficient for compliance with all requirements of all Contracts to which the Company or any of the Company Subsidiaries are a party or by which the Company or any of the Company Subsidiaries is bound, and, to the knowledge of the Company, are of the type and for the coverage typical for other similar businesses. In the three (3) years preceding the date of this Agreement, the Company and the Company Subsidiaries have not been refused any insurance with respect to its assets or operations or had its coverage limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. The Company and the Company Subsidiaries do not have any self-insurance arrangements.

4.36 Related Party Transactions. Except as set forth in Schedule 4.36 of the Company Disclosure Schedule, as contemplated by this Agreement or as provided in the Financial Statements, no officer, director or Affiliate of the Company or any of the Company Subsidiaries (a) is a party to any Contract, or has otherwise entered into any transaction, understanding or arrangement, with the Company or any of the Company Subsidiaries, (b) owns any property or right, tangible or intangible, which is used by the Company or any of the Company Subsidiaries, or (c) has or has had, directly or indirectly: (i) an economic interest in any Person that has furnished or sold, or furnishes or sells, services or Products that the Company or any of the Company Subsidiaries furnishes or sells, or proposes to furnish or sell; (ii) an economic interest in any Person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (iii) a beneficial interest in any contract or agreement disclosed in Schedule 4.16(a) of the Company Disclosure Schedule; or (iv) any contractual or other arrangement with the Company or any of the Company Subsidiaries, other than customary indemnity arrangements. The Company and the Company Subsidiaries have not, since the Company’s date of incorporation, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit. None of the contracts listed in Schedule 4.36 of the Company Disclosure Schedule was entered into on a basis other than on arm’s length.

4.37 Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (b) approved this Agreement and the Merger and declared their advisability, and (c) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Company’s stockholders. The Requisite Approval (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Transactions. The Written Consent, if executed and delivered, would qualify as the Company Stockholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and approve the Transactions.

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4.38 Intentionally Omitted.

4.39 Compliance with Privacy Laws, Privacy Policies and Certain Contracts.

(a) Except as set forth on Schedule 4.39 (a) of the Company Disclosure Schedule:

(i) Neither the Company, nor, the Knowledge of the Company, its officers, directors, managers, employees, agents, subcontractors and vendors to whom Company has given access to Personal Information or Protected Health Information, are and have been at all times since the Company’s date of incorporation, in compliance in all material respects with all applicable Privacy Laws;

(ii) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, to the Knowledge of the Company, since the Company’s date of incorporation, the Company has not experienced any loss, damage or unauthorized access, use, disclosure or modification, or breach of security of Personal Information or Protected Health Information maintained by or on behalf of the Company (including, to the Knowledge of the Company, by any agent, subcontractor or vendor of the Company);

(iii) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, since the Company’s date of incorporation, to the Knowledge of the Company, (i) no Person, including any Governmental Authority, has made any written claim or commenced any Proceeding with respect to any violation of any Privacy Law by the Company (ii) the Company has not been given written notice of any criminal, civil or administrative violation of any Privacy Law, in any case including any claim or action with respect to any loss, damage or unauthorized access, use, disclosure, modification, or breach of security, of Personal Information or Protected Health Information maintained by or on behalf of the Company (including by any agent, subcontractor or vendor of the Company); and

(iv) Neither the Company nor, to the Knowledge of the Company, any subcontractor agent or vendor of the Company, has incurred any breach of “unsecured protected health information” (as defined in 45 C.F.R. Part 164, Subpart D) requiring reporting to any Governmental Authority.

(b) To the Knowledge of the Company, all activities conducted by the Company with respect to any Protected Health Information or Personal Information are permitted under the Contracts relating to Personal Information or Protected Health Information.

(c) To the Knowledge of the Company, each Contract between the Company and a customer of the Company contains all the terms and conditions that the Company is required to include therein under the Company’s Contracts with its vendors and suppliers.

4.40 Compliance with Health Care Laws and Certain Contracts.

(a) Except as set forth on Schedule 4.40(a) of the Company Disclosure Schedule:

(i) the Company and any Company Subsidiary is, including the conduct of its business, is and has been at all times since the Company’s or any Company Subsidiary’s date of incorporation or formation in compliance in all material respects with all applicable Health Care Laws;

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(ii) all data, information and representations contained in any submission to, or communications with, the FDA were accurate, complete, truthful and non-misleading in all material respects when submitted or communicated to FDA and, to the Knowledge of the Company, remain so currently. All clinical, non-clinical, manufacturing and product quality studies and tests conducted in development of the products or services, including those provided or developed by or with any Clinical Laboratory and upon which the Company relies for LDT status of a laboratory test or other product or intends to rely in support of any application to the FDA related to product clearance or approval were conducted in compliance with all applicable Laws and all Health Care Laws, including without limitation to the extent applicable those related to Good Clinical Practice, Good Laboratory Practice, Quality Systems Regulations/Good Manufacturing Practices, and the protection of human study subjects.

(iii) All required approvals and authorizations for clinical studies to proceed have been obtained from an appropriate Institutional Review Board (IRB), and informed consent, in compliance with applicable Health Care Laws, has been obtained from all subjects enrolled in the study.

(iv) the Company has to date promoted the Company products and services in compliance in all material respects with all applicable Health Care Laws and other Legal Requirements. As of the date of this Agreement, neither the Company nor any Company Subsidiary has received, and to the Company’s Knowledge, there is no pending civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, untitled letter, proceeding or request for information from the FDA or any Governmental Authority or SRO concerning material noncompliance with Health Care Laws and other Legal Requirements with regard to promotion of Company products or services.

(v) (A) since the Company’s date of incorporation and any Company’s Subsidiary’s date of formation, to the Knowledge of the Company, neither the Company nor any Company Subsidiary has been charged in or identified as a target or subject of, or threatened to be charged in or identified as a target or subject of, an investigation, audit or inquiry by any Person or Governmental Authority under any Health Care Law and (B) to the Knowledge of the Company, neither the Company nor any Company Subsidiary is currently under investigation or review with respect to any suspected or actual violation of any Health Care Law;

(vi) no Person, including any Governmental Authority or SRO, has made any written claim or commenced any Proceeding with respect to any violation of any Health Care Law by the Company or any Company Subsidiary nor has the Company or any Company Subsidiary been given written notice of any potential criminal, civil or administrative violation of any Health Care Law;

(vii) neither the Company, any Company Subsidiary nor, to the Knowledge of the Company, any of their current officers, directors, managers, employees engaged or is engaging, in any activities which are cause for civil monetary or criminal penalties or mandatory or permissive exclusion from any Medicare, Medicaid or any other similar reimbursement program (each, a “Health Care Program”);

(viii) neither the Company nor any of its Affiliates, officers, directors, or employees has: (i) been debarred, excluded or received notice of action or threat of action with respect to debarment, exclusion or other action under the provisions of 21 U.S.C. §§ 335a, 335b, or 335c, 42 U.S.C. § 1320a-7 or any equivalent provisions in any other applicable jurisdiction; (ii) made or offered any payment, gratuity or other thing of value that is prohibited by any law to personnel of the FDA or any other Governmental Authority or any SRO; (iii) made an untrue statement of a material fact or fraudulent statement to the FDA, any other Governmental Authority or any SRO, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority or any SRO, or in any records and documentation prepared or maintained to comply with applicable Laws, or committed any act, made any statement, or failed to make any statement that, at the time such disclosure in the foregoing in this subsection (iii) was made could reasonably be expected to provide a basis for the FDA or any other Governmental Authority or any SRO to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy, nor (iv) received written notice of or, to the Knowledge of the Company, been subject to any other material enforcement action involving the FDA or any other similar Governmental Authority or SRO, including any suspension, consent decree, notice of criminal investigation, indictment, sentencing memorandum, plea agreement, court order or target or no-target letter that would result in a Company Material Adverse Effect, and none of the foregoing are pending or threatened in writing;

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(ix) except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company has truthfully and accurately completed and submitted all applications, forms and filings required to be submitted to all Governmental Authorities and SROs, and their contractors, with respect to accessing eligibility information or claims systems, or submitting claims or appeals on behalf of its customers; and

(x) the Company has obtained, maintains and has maintained at all times all required registrations and enrollments with all Governmental Authorities and SROs, with respect to accessing eligibility information or claims systems, or submitting claims or appeals on behalf of its customers.

(b) As required under Law or a Contract to which the Company is a party or is otherwise bound, the Company has entered into a fully executed “business associate agreement” with (i) each customer of the Company that is a Covered Entity or Business Associate (as each term is defined under 45 CFR § 164.502) from whom the Company receives or maintains Protected Health Information, and (ii) each supplier, vendor and/or other applicable Person that has or may have access to Protected Health Information as a result of such Person’s relationship with the Company and is a Business Associate of the Company. Each “business associate agreement” contains all the terms and conditions that the Company is required to include therein under Contracts to which the Company is a party or otherwise bound, including Contracts with customers, resellers, referral partners, vendors and other Persons, and, in all material respects, in accordance with Law. Neither the Company, nor to the Knowledge of the Company, any other party to any “business associate agreement” is in material breach thereof.

4.41 SEC Matters. The information relating to the Company supplied by the Company for inclusion in the Form S-4/Proxy Statement (as defined below), will not as of the Form S-4 Effective Date and the date on which the Proxy Statement (or any amendment or supplement thereto) is first distributed to Parent Stockholders or at the time of Parent Stockholder Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company or that are included in the Form S-4/Proxy Statement). Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by Parent or its Affiliates for inclusion or incorporation by reference in the Form S-4/Proxy Statement, or (b) any projections, forecasts or estimates relating to the Company, any of its Subsidiaries or any of their respective businesses, operations, assets, liabilities or financial condition.

4.42 Exchange Act. Neither the Company nor any Company Subsidiary is currently (or has previously been) subject to the requirements of Section 12 of the Exchange Act.

4.43 Directors and Officers.   Each of the individuals that have been nominated to serve on the Company’s board of directors immediately following the Closing as independent directors satisfy in all respects the independence requirements as set forth in the rules of the Nasdaq Stock Market and pursuant to Rule 10A-3 under the Exchange Act.  None of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”). The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event.

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ARTICLE V
REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Except as disclosed in the Parent SEC Documents filed with or furnished to the SEC prior to the date of this Agreement, Parent and Merger Sub (the “Parent Parties”) hereby represent and warrant to the Company that each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date:

5.1 Corporate Existence and Power. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the Delaware. Merger Sub is a company duly organized and validly existing under the laws of the State of Delaware. Merger Sub does not hold and has not held any material assets or incurred any material liabilities, and has not carried on any business activities other than in connection with the Merger. Merger Sub is the only subsidiary of Parent. Except for Merger Sub, Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person. The Parent Organizational Documents and the Merger Sub Organizational Documents are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of the Parent Organizational Documents and the Merger Sub Organizational Documents, respectively.

5.2 Corporate Authorization. Each of Parent and Merger Sub have all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Transactions, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than (a) with respect to Parent Proposals except for Section 8.1(e)(ii), the affirmative vote of the holders of a majority of the shares of Parent Common Stock entitled to vote thereon and present in person, virtually or by proxy at a meeting in which a quorum is present; (b) with respect to the proposal referenced in Section 8.1(e)(ii), the affirmative vote of the holders of a majority of the shares of Parent Common Stock entitled to vote thereon; and (c) (i) the approval of the holder of the then-outstanding shares of Merger Sub Common Stock and (ii) the filing and recordation of appropriate merger documents as required by the DGCL. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and by general equitable principles.

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5.3 Governmental Authorization. Assuming the accuracy of the representations and warranties set forth in Section 4.3, neither the execution, delivery nor performance of this Agreement requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority.

5.4 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub will not, (i) conflict with or violate the Parent Organizational Documents or the Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.4(b) have been obtained and all filings and obligations described in Section 5.4(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to each of Parent or Merger Sub or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of Parent or Merger Sub is a party or by which each of Parent or Merger Sub or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which do not constitute a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Parent or Merger Sub from performing its material obligations under this Agreement.

5.5 Compliance. Neither Parent nor Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of Parent or Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that do not constitute a Parent Material Adverse Effect. Each of Parent and Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Parent or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

5.6 Issuance of Merger Consideration. The Per Share Merger Consideration being delivered by Parent hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws, the Transaction Documents, and the Parent Organizational Documents. The Per Share Merger Consideration will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

5.7 Capitalization.

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(a) The authorized capital stock of Parent consists of 300,000,000 shares of Parent Common Stock par value $0.00001 per share, and 100,000,000 shares of preferred stock, par value $0.00001 per share (“Parent Preferred Stock”) of which 8,125,000 shares of Parent Common Stock, and no shares of Parent Preferred Stock are issued and outstanding as of the date of this Agreement. In addition, (i) 6,500,000 Parent Public Warrants (to acquire 3,250,000 shares of Parent Common), (ii) 2,500,000 Parent Private Warrants, and (iii) Parent Rights to acquire an aggregate of 928,571 shares of Parent Common Stock are issued and outstanding as of the date of this Agreement. Except for the PIPE Financing, no other shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding. All issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under the DGCL, the Parent Organizational Documents or any contract to which Parent is a party or by which Parent is bound. Except as set forth in the Parent Organizational Documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any capital equity of Parent. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b) The Merger Sub is authorized to issue 2,000 shares of common stock, with $0.00001 par value (“Merger Sub Common Stock”), of which 100 shares of Merger Sub Common Stock are issued and outstanding as of the date hereof. No other shares or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding shares of Merger Sub Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under the DGCL, the Merger Sub Organizational Documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. Except as set forth in the Merger Sub Organizational Documents, there are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any shares of Merger Sub Common Stock or any capital equity of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

5.8 Trust Fund. As of the date of this Agreement, Parent has at least $65,000,000 in the trust fund established by Parent for the benefit of its public stockholders (the “Trust Fund”) in a trust account maintained by Continental Stock Transfer & Trust Company (the “Trustee”) at J.P. Morgan Chase Bank, N.A. (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement, dated as of November 22, 2021, between Parent and the Trustee (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect and/or that would entitle any Person (other than stockholders of Parent holding shares of Parent Common Stock sold in Parent’s IPO who shall have elected to redeem their shares of Parent Common Stock pursuant to the Certificate of Incorporation) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement and the Parent’s organizational documents. Parent has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the knowledge of Parent, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. There are no claims or proceedings pending with respect to the Trust Account.

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5.9 Listing. The Parent Units, Parent Common Stock, Rights and Parent Warrants are listed on the Nasdaq Global Market, with trading symbols of MAAQU, MAAQ, MAAQR and MAAQW, respectively.

5.10 Board Approval.

(a) The Parent Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the transactions contemplated by this Agreement are fair to and in the best interests of Parent and its stockholders, (ii) approved this Agreement and the transactions contemplated by this Agreement and declared their advisability, (iii) recommended that the stockholders of Parent approve and adopt this Agreement and Merger, and directed that this Agreement and the Merger, be submitted for consideration by the stockholders of Parent at the Parent Stockholders’ Meeting.

(b) The only vote of the holders of any class or series of capital stock of Parent necessary to approve the transactions contemplated by this Agreement is the affirmative vote of the holders of Parent Common Stock as described in Section 5.2 of this Agreement.

(c) The Merger Sub Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved this Agreement and the Merger and declared their advisability, (iii) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the sole stockholder of Merger Sub.

(d) The only vote of the holders of any class or series of capital stock of Merger Sub is necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of Merger Sub Common Stock.

5.11 Parent SEC Documents and Financial Statements.

(a) Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will use commercially reasonable efforts to file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Parent SEC Documents”). Parent has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (i) Parent’s Annual Reports on Form 10-K for each fiscal year of Parent beginning with the first year Parent was required to file such a form, (ii) all proxy statements relating to Parent’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iii) its Form 8-Ks filed since the beginning of the first fiscal year referred to in clause (i) above, and (iv) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 5.11) filed by Parent with the SEC since Parent’s formation (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), and (iv) above, whether or not available through EDGAR, are, collectively, the “Parent SEC Documents”). The Parent SEC Documents were, and the Additional Parent SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Documents did not, and the Additional Parent SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document or Additional Parent SEC Document has been or is revised or superseded by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

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(b) Each of the financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of Parent as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). Parent has no off-balance sheet arrangements that are not disclosed in the Parent SEC Reports. No financial statements other than those of Parent are required by GAAP to be included in the consolidated financial statements of Parent. Except as and to the extent set forth in the Parent SEC Reports, neither Parent nor Merger Sub has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of Parent’s and Merger Sub’s business.

(c) Except as disclosed in the Parent SEC Reports, neither Parent (including any employee thereof) nor Parent’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Parent, (ii) any fraud, whether or not material, that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent or (iii) any claim or allegation regarding any of the foregoing.

(d) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Parent SEC Reports. To the knowledge of Parent, none of the Parent SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

5.12 Absence of Certain Changes or Events. Since November 22, 2021, except as expressly contemplated by this Agreement, (a) Parent has conducted its business in the ordinary course and in a manner consistent with past practice, and (b) there has not been any Parent Material Adverse Effect.

5.13 Certain Business Practices. Neither the Parent, nor any director, officer or employee of the Parent (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. Neither the Parent, nor any director, officer or employee of the Parent (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer or employee of the Parent) has, since the IPO, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Parent or assist the Parent in connection with any actual or proposed transaction, which, if not given or continued in the future, would reasonably be expected to adversely affect the business or prospects of the Parent and would reasonably be expected to subject the Parent to suit or penalty in any private or governmental litigation or proceeding.

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5.14 Anti-Money Laundering Laws. The operations of the Parent are and have been conducted at all times in compliance with the Money Laundering Laws, and no Action involving the Parent with respect to the Money Laundering Laws is pending or, to the knowledge of the Parent, threatened.

5.15 Affiliate Transactions. Except as described in the Parent SEC Documents, there are no transactions, agreements, arrangements or understandings between any of Parent or any of its subsidiaries, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of Parent or any of its subsidiaries.

5.16 Litigation. Except as may be set forth in the Parent SEC Reports, there is no (i) Proceeding pending, or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, or any of its or their assets or properties, or (ii) judgment, decree, injunction, rule or order of any Authority outstanding against Parent or any of its subsidiaries or any of its or their assets or properties. Neither Parent nor any of its subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the preceding sentence that contains any ongoing obligations, restrictions or liabilities (of any nature) that are material to Parent and its subsidiaries.

5.17 Expenses, Indebtedness and Other Liabilities. Except as set forth in the Parent SEC Documents, Parent does not have any Indebtedness or other liabilities.

5.18 Tax Matters.

(a) (i) The Parent has duly and timely filed all material Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) there is no Action pending with respect to Taxes of the Parent; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of the Parent for which a Lien may be imposed on any of the Parent’s assets has been waived or extended, which waiver or extension is in effect; (v) the Parent has complied in all respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Parent; (vi) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Parent; (vii) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or agreement with any Taxing Authority, with respect to the Parent; (viii) no claim has ever been made by a Taxing Authority in a jurisdiction where the Parent has not paid any Tax or filed Tax Returns, asserting that the Parent is or may be subject to Tax in such jurisdiction, the Parent is not nor has it ever been subject to Tax in any country other than the respective countries of incorporation or formation of the Parent members by virtue of having a permanent establishment or other place of business in that country; (ix) there is no outstanding power of attorney from the Parent authorizing anyone to act on behalf of the Parent in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of the Parent; (x) the Parent is not, and has ever been, a party to any Tax sharing or Tax allocation Contract; (xi) the Parent is and has never been included in any consolidated, combined or unitary Tax Return; (xii) to the knowledge of the Parent, no issue has been raised by a Taxing Authority in any prior Action relating to the Parent with respect to any Tax for any period which, by application of the same or similar principles, could reasonably be expected to result in a proposed Tax deficiency of the Parent for any other period; and (xiv) the Parent has not requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed.

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(b) The Parent will not be required to include any item of income or exclude any item of deduction for any taxable period ending after the Closing Date as a result of the use of a method of accounting with respect to any transaction that occurred on or before the Closing Date.

(c) The unpaid Taxes of the Parent (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Parent in filing its Tax Return.

(d) The Parent has been in compliance, in all material respects, with all applicable transfer pricing laws and legal requirements. The prices for any property or services (or for the use of any property), including interest and other prices for financial services, provided by or to the Parent are arm’s-length prices for purposes of the relevant transfer pricing laws.

(e) The Parent is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(f) The Shareholders acknowledge that following the Closing, any FIRPTA Certificate or IRS Forms W-9 or applicable W-8 delivered to Parent pursuant to Section 10.2(m) will be retained by Parent, and will be made available to the Taxing Authorities upon request.

5.19 Finders’ Fees. Except for any liabilities for fees or commissions described on Schedule 4.31 of the Company Disclosure Schedule (which are the responsibility of the Company) and except for Benchmark Company, LLC, Ladenburg Thalmann & Co., Inc., and I-Bankers Securities, Inc., there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Parent Parties or their Affiliates who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

ARTICLE VI
CONDUCT OF BUSINESS PENDING CLOSING

6.1 Conduct of Business by the Company Pending the Merger.

(a) The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement, any Ancillary Agreement, (2) as set forth in Schedule 6.1 of the Company Disclosure Schedule, or (3) as required by applicable Law, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) the Company shall, and shall cause the Company Subsidiaries to, conduct their business in the ordinary course of business and in a manner consistent with past practice, shall timely file all Tax Returns and pay all Taxes required by any Taxing Authority and observe and conform in all material respects to all applicable Laws and Orders; and

(ii) the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, key employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations.

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(b) By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement, any Ancillary Agreement, (2) as set forth in Schedule 6.1 of the Company Disclosure Schedule, and (3) as required by applicable Law, the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(ii) except in connection with the Private Placement, issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of Company Capital Stock or capital stock of any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary; provided that (i) the exercise or settlement of any Company Options, Company Warrants or Company Equity Rights outstanding prior to the date of this Agreement or grants of Company Options in the ordinary course of business consistent with past practice shall not require the consent of Parent; or (B) any material assets of the Company or any Company Subsidiary except in the ordinary course of business and consistent with past practice;

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(v) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof in an amount in excess of $250,000; or (B) incur any indebtedness for borrowed money in excess of $250,000 or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, in each case, except in the ordinary course of business and consistent with past practice;

(vi) make or commit to make any capital expenditures except (A) as contemplated by the Company’s current budget, (B) in the ordinary course of business and in a manner consistent with past practice, or (C) such expenditures as do not exceed $250,000 in the aggregate;

(vii) commence any Proceeding or release, assign, compromise, settle, waive or abandon any pending or threatened Proceeding, other than any such Proceeding that would not reasonably be expected to result in damages or otherwise have a value, individually in excess of $250,000;

(viii) (A) grant any material increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of the Company as of the date of this Agreement, other than increases in the ordinary course of business and increases required by the terms of a Plan, existing employment agreement or applicable Law, (B) enter into any new, or materially amend any existing severance or termination agreement (or the severance or termination provisions of existing employment agreements) with any current or former director, officer or employee whose compensation would exceed, on an annualized basis, $200,000, or (C) adopt, establish or enter into any plan, policy or arrangement that would constitute a benefit arrangement if it were in existence on the date hereof, other than in the case of the renewal of group health or welfare plans; provided, that any increase to the compensation, incentives or benefits of any current officer of the Company, or any decision to hire any new officer of the Company (and the terms of any hire), shall be made by the Company only in consultation with Parent;

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(ix) change its fiscal year or any material method of accounting or material accounting practice, except for any such change required by GAAP;

(x) materially amend, other than reasonable and usual amendments in the ordinary course of business, accounting policies or procedures, other than as required by GAAP;

(xi) make, change or revoke any material Tax election, amend a material Tax Return or settle or compromise any material United States federal, state, local or non-United States income Tax liability;

(xii) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract, in each case, in a manner that is materially adverse to the Company or any Company Subsidiary, taken as a whole, except in the ordinary course of business;

(xiii) assign, transfer, abandon, modify, waive, terminate, fail to renew, let lapse or otherwise fail to maintain or otherwise change any material Permit, except in the ordinary course of business and consistent with past practice;

(xiv) intentionally permit any material item of Company IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable;

(xv) permit any insurance policy protecting the Company’s or any of the Company Subsidiaries’ or the Parent’s assets to lapse, unless simultaneously with such lapse, a replacement policy underwritten by an insurance company of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the lapsed policy for substantially similar premiums or less is in full force and effect;

(xvi) adopt a plan or agreement of liquidation, dissolution, restructuring, merger, consolidation, recapitalization or other reorganization, or otherwise merge or consolidate with or into any other Person; or

(xvii) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

(c) Notice of Changes. The Company shall give prompt written notice to Parent of (a) any representation or warranty made by the Company contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 9.3(a) would not be satisfied, (b) any breach of any covenant or agreement of the Company contained in this Agreement such that the condition set forth in Section 9.3(b) would not be satisfied, and (c) any event, circumstance or development that would reasonably be expected to have a Company Material Adverse Effect; provided, however, that in each case (i) no such notification shall affect the representations, warranties, covenants, agreements or conditions to the obligations of the Parties under this Agreement and (ii) no such notification shall be deemed to amend or supplement the Company Disclosure Schedules or to cure any breach of any covenant or agreement or inaccuracy of any representation or warranty.

6.2 Conduct of Business by Parent and Merger Sub Pending the Merger. Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including consummating the PIPE Financing) or required by applicable Law (including any COVID-19 Measures or as may be requested or compelled by any Governmental Authority), Parent agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of Parent and Merger Sub shall be conducted in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, or as set forth on Schedule 6.2 of the Company Disclosure Schedule attached hereto or as required by applicable Law (including any COVID-19 Measures or as may be requested or compelled by any Governmental Authority), neither Parent nor Merger Sub shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) amend or otherwise change the Parent Organizational Documents (except if necessary to extend the duration within which it has to complete a business combination) or the Merger Sub Organizational Documents or form any subsidiary of Parent other than Merger Sub;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the Parent Organizational Documents;

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Parent Common Stock except for redemptions from the Trust Fund that are required pursuant to the Parent Organizational Documents;

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(d) other than pursuant to the PIPE Subscription Agreement, issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Parent or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Parent or Merger Sub (except as may be agreed to by the Company and Sponsor, or its designee, in connection with the issuance of promissory notes to the Parent for working capital purposes or in connection with any extension of the time period within which the Parent must complete its initial business combination);

(e) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f) engage in any conduct in a new line of business or engage in any commercial activities (other than to consummate the transactions contemplated by this Agreement);

(g) except in connection with (i) any extension of the time period within which the Parent must complete its initial business combination or (ii) incurring indebtedness for working capital purposes, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

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(h) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(i) make any material Tax election or settle or compromise any material United States federal, state, local or non-United States income Tax liability, except in the ordinary course consistent with past practice;

(j) liquidate, dissolve, reorganize or otherwise wind up the business and operations of Parent or Merger Sub; or

(k) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

6.3 Access to Information; Confidentiality.

(a) From the date of this Agreement until the Effective Time, the Company and Parent shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, brokers, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel, financial statements, audit reports, regulatory reports, permits and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor Parent shall be required to provide access to or disclose information where the access or disclosure would (i) jeopardize the protection of attorney-client privilege or contravene applicable Law or (ii) require providing access that such party reasonably determines, in light of COVID-19 or COVID-19 Measures, would jeopardize the health and safety of any employee of such party (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b) All information obtained by the parties pursuant to this Section 6.3 shall be kept confidential in accordance with the confidentiality agreement, dated April 10, 2022 (the “Confidentiality Agreement”), between Parent and the Company.

(c) Notwithstanding anything in this Agreement to the contrary, (i) each party (and its Representatives) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions and may disclose to any other person, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement and (ii) the Company and its Representatives shall be permitted to circulate a private placement memorandum with respect to the Private Placement to prospective investors that contains confidential information relating to the Company and the Transactions.

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6.4 Exclusivity.

(a) From the date of this Agreement and ending on the earlier of (i) the Closing and (ii) the termination of this Agreement, the Company shall not, and shall cause its Representatives not to, directly or indirectly, (A) enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning (1) any sale of assets of the Company equal to 5% or more of the Company’s assets or to which 5% or more of the Company’s revenues or earnings are attributable, (2) the issuance or acquisition of 5% or more of the outstanding capital stock (on an as converted to Company Common Stock basis) or other voting securities representing 5% or more of the combined voting power of the Company or (3) any conversion, consolidation, merger, liquidation, dissolution or similar transaction which, if consummated, would result in any person or other entity or group beneficially owning 5% or more of the combined voting power of the Company, other than with Parent and its Representatives (an “Alternative Transaction”), (B) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (C) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided, that the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby shall not be deemed a violation of this Section 6.4(a). The Company shall, and shall cause its affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. The Company also agrees that it will promptly request each person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its, his or her consideration of acquiring the Company to return or destroy all Confidential Information furnished to such person by or on behalf of it, him or her prior to the date hereof. If the Company or any of its Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then the Company shall promptly (and in no event later than twenty-four (24) hours after the Company become aware of such inquiry or proposal) notify such person in writing that the Company is subject to an exclusivity agreement with respect to the sale of the Company that prohibits it from considering such inquiry or proposal, and will provide Parent with a copy of any such written inquiry or proposal or a detailed summary of any such verbal inquiry or proposal, including in each case the identity of the person making such inquiry or proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 6.4(a) by the Company or its affiliates or Representatives shall be deemed to be a breach of this Section 6.4(a) by the Company.

(b) From and after the date hereof until the Effective Time or, if earlier, the termination of this Agreement, Parent shall not take, nor shall it permit any of its affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than the Company, its stockholders and/or any of their affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any business combination transaction (a “Business Combination Proposal”) other than with the Company, its stockholders and their respective affiliates and Representatives. Parent shall, and shall cause its affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person (other than with the Company, its stockholders and their respective affiliates and Representatives) conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

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ARTICLE VII
ADDITIONAL COVENANTS OF THE COMPANY

7.1 Waiver of Claim against Trust Account. Each of the Company, Company Subsidiary, and Shareholder Representative on behalf of itself and the Company Securityholders represents and warrants that it understands that Parent has established the Trust Account containing the proceeds of the initial public offering of the Parent and from certain private placements occurring simultaneously with the initial public offering (including interest accrued from time to time thereon) for the benefit of Parent’s public stockholders (including overallotment shares acquired by Parent’s underwriters) (the “Public Stockholders”). The Company, Company Subsidiaries and the Shareholders’ Representative on behalf of each Company Securityholder agree that none of them has any right, title, interest or claim of any kind (“Claim”) in or to any monies in the Trust Account established by the Continental Stock Transfer and Trust Company to hold funds from Parent’s initial public offering. Each of the Company, the Company Subsidiaries and the Shareholders’ Representative on behalf of all Company Securityholders hereby waives any Claim it may have at any time as a result of or arising out of any negotiation, contract or agreement with the Parent and shall not seek recourse against the Trust Account for any reason whatsoever. The Company, Company Subsidiaries and the Shareholder Representative on behalf of itself and the Company Securityholders hereby irrevocably waives any and all claims that any such person or any of its affiliates may have against the Trust Account now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Parent or its representatives and will not seek recourse against the Trust Account (including any Public Stockholder distributions) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Parent or its Affiliates). The Company and the Company Subsidiaries and the Shareholder Representative on behalf of itself and the Company Securityholders each agree and acknowledges that such irrevocable waiver contained in this Section 7.1 is material to this Agreement and specifically relied upon by Parent and its Affiliates to induce Parent to enter in this Agreement, and the Company and the Company Subsidiaries and the Shareholder Representative on behalf of itself and the Company Securityholders further intends and understands such waiver to be valid, binding and enforceable against such persons and each of their respective Affiliates under applicable Law. This Section 7.1 shall survive termination of this Agreement for any reason.

7.2 Commercially Reasonable Best Efforts to Obtain Consents. The Company shall use its commercially reasonable best efforts to obtain each Company Consent set forth on Schedule 7.2 of the Company Disclosure Schedule and Governmental Approval as promptly as practicable hereafter.

7.3 Termination of Existing Employment Agreements. Effective as of the Closing Date, the Company shall (i) cause the termination of all employment agreements between the Company and the Company Subsidiaries and any employee, and (ii) enter into the Employment Agreements or Consulting Agreements with each of the individuals set forth in Schedule 7.3 of the Company Disclosure Schedule, in form and substance acceptable to Parent.

7.4 Lockup. Prior to the Closing, the Company shall cause those persons set forth on Schedule 7.4 of the Company Disclosure Schedule to enter into an agreement with Parent to be effective as of the Closing, pursuant to which the Merger Consideration shall be subject to a lock-up in accordance with the terms and conditions more fully set forth in the Lock-Up Agreement.

7.5 Non-Compete and Non-Solicitation Agreement. The Company shall cause those persons listed on Schedule 7.5 of the Company Disclosure Schedule to enter into a Non-Compete and Non-Solicitation Agreement (or include within any employment agreement with such person) annexed hereto in return for the consideration being delivered hereunder, and otherwise in form and substance acceptable to Parent.

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7.6 No Trading. Each of the Company, Company Subsidiary and Shareholders’ Representative acknowledges and agrees that it is aware, and that its Affiliates are aware (and each of their respective representatives is aware or, upon receipt of any material nonpublic information of the Parent, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. Each of the Company, Company Subsidiary and Shareholders’ Representative hereby agrees that, while it is in possession of such material nonpublic information of the Parent, it shall not purchase or sell any securities of the Parent in violation of such Laws, communicate such information to any third party without the consent of the Parent, take any other action with respect to the Parent in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

7.7 Financial Statements. The Company has provided Parent with the Financial Statements. Subsequent to the date hereof, the Company’s consolidated interim financial information for each quarterly period after the date of the Balance Sheet shall be delivered to Parent no later than 45 calendar days following the end of each such quarterly period (the “Required Financial Statements”). All of Required Financial Statements shall be prepared under U.S. GAAP in accordance with requirements of the PCAOB for public companies. The Required Financial Statements shall be accompanied by a certificate of the Chief Executive Officer and Chief Financial Officer of the Company to the effect that all such financial statements fairly present the financial position and results of operations of the Company as of the date or for the periods indicated, in accordance with U.S. GAAP, except as otherwise indicated in such statements and subject to year-end audit adjustments (other than with respect to year-end audited financial statements). The Company will promptly provide additional Company financial information reasonably requested by Parent for inclusion in the Form S-4/Proxy Statement and any other filings to be made by Parent with the SEC.

7.8 FIRPTA Certificate. The Company shall deliver to Parent a duly executed certificate conforming to the requirements of Sections 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i) of the United States Treasury regulations, and a notice to be delivered to the United States Internal Revenue Service as required under Section 1.897-2(h)(2) of the United States Treasury regulations, each dated no more than thirty (30) days prior to the Closing Date.

ARTICLE VIII
COVENANTS AND AGREEMENTS OF THE PARTIES

8.1 Proxy Statement; Registration Statement; Other Filings.

(a) The Company shall promptly provide to Parent such information concerning the Company and the Stockholders as is either required by the federal securities Laws, or reasonably requested by Parent for inclusion in the Form S-4/Proxy Statement (as hereinafter defined). As promptly as practicable after the receipt by Parent from the Company of all such information relating to the Company, Parent shall prepare and file with the SEC, and with all other applicable regulatory bodies, a Registration Statement on Form S-4 (the “Form S-4”), which shall include proxy materials in the form of a proxy statement (the “Proxy Statement”, and together “Form S-4/Proxy Statement”) for the purpose of soliciting proxies from holders of Parent Common Stock to, among other things, vote in favor of the adoption of this Agreement and the approval of the Merger and the other Parent Proposals at the Parent Stockholder Meeting.

(b) Parent (i) shall permit the Company and its counsel to review and comment on the Form S-4/Proxy Statement and all exhibits, amendments or supplements thereto (or other related documents); (ii) shall consider any such comments in good faith and shall accept all reasonable additions, deletions or changes suggested by the Company and its counsel in connection therewith; and (iii) shall not file the Form S-4/Proxy Statement or any exhibit, amendment or supplement thereto without the prior written consent of the Company, not to be unreasonably withheld, conditioned or delayed. As promptly as practicable after receipt thereof, Parent shall provide to the Company and its counsel notice and a copy of all correspondence (or, to the extent such correspondence is oral, a complete summary thereof), including any comments from the SEC or its staff, between Parent or any of its representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Form S-4/Proxy Statement, and, in each case, shall consult with the Company and its counsel concerning any such correspondence. Parent shall not file any response letters to any comments from the SEC without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4/Proxy Statement or any amendment or supplement thereto has been filed with the SEC and the time when all SEC comments to the Form S-4/Proxy Statement have been cleared.

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(c) As soon as practicable following the date on which the Form S-4/ Proxy Statement is declared effective by the SEC (the “Form S-4 Effective Date”), Parent shall distribute the Form S-4/Proxy Statement to the holders of Parent Common Stock and, pursuant thereto, shall call a Parent Stockholder Meeting in accordance with the Parent Organizational Documents and the DGCL and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the Merger and the approval of the other matters presented to Parent Stockholders for approval or adoption at Parent Stockholder Meeting, including, without limitation, the Parent Proposals (as hereinafter defined), and (ii) provide its stockholders the opportunity to elect to effect a redemption as contemplated in Section 8.1(f) below.

(d) Parent and the Company shall comply with all applicable provisions of and rules under the Securities Act and Exchange Act and all applicable Laws of the State of Delaware and Nasdaq, in the preparation, filing and distribution of the Form S-4/Proxy Statement (or any amendment or supplement thereto), as applicable, the solicitation of proxies under the Proxy Statement and the calling and holding of Parent Stockholder Meeting. Without limiting the foregoing, Parent shall ensure that the Form S-4/Proxy Statement, as of the Form S-4 Effective Date, and the Proxy Statement, as of the date on which it is first distributed to Parent Stockholders, and as of the date of Parent Stockholder Meeting, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished by the Company for inclusion in the Form S-4/Proxy Statement). If at any time prior to Closing, a change in the information relating to Parent or any other information furnished by Parent for inclusion in the Form S-4/Proxy Statement, which would make the preceding sentence incorrect, should be discovered by Parent, it shall promptly notify the Company of such change. If at any time prior to Closing, a change in the information relating to the Company or any other information furnished by the Company for inclusion in the Form S-4/Proxy Statement, which would make the preceding sentence incorrect, should be discovered by the Company, it shall promptly notify Parent of such change. In connection therewith, the Company shall instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company to reasonably cooperate with Parent as relevant if required to achieve the foregoing.

(e) In the Proxy Statement, Parent shall seek, in accordance with Parent’s Organizational Documents and applicable securities Laws, rules and regulations, including the DGCL and rules and regulations of Nasdaq, from the holders of Parent Common Stock, approval of certain proposals, including (i) approval of this Agreement and the Merger; (ii) adoption and approval of Amended and Restated Certificate of Incorporation of Parent set forth in Exhibit D, with effect from the Closing, including the change of the name of Parent to “Cardio Diagnostics Holdings, Inc.”, and increasing the number of authorized shares of Parent Common Stock; (iii) all required approvals under the Nasdaq rules of the issuance of the shares of Parent Common Stock to the holders of the Company’s Common Stock in connection with the Merger; (iv) all required approvals under the Nasdaq rules of the issuance of securities of Parent; (v) approval of the appointment of the Company’s designees to the Post-Closing Board of Directors as contemplated by this Agreement; (vi) approval of the Equity Incentive Plan; (vii) approval to adjourn the Parent Stockholder Meeting, if necessary; and (viii) approval to obtain any and all other approvals necessary or advisable to effect the consummation of the Merger and the other transactions contemplated by this Agreement (the proposals set forth in the forgoing clauses (i) through (viii) are referred to as the “Parent Proposals”).

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(f) Parent, with the assistance of the Company, shall use its reasonable best efforts to cause the Form S-4/Proxy Statement to “clear” comments from the SEC and the Form S-4 to become effective as promptly as reasonably practicable. Concurrently with the dissemination of the Proxy Statement and in accordance with Parent’s Organizational Documents, Parent shall commence an offer to the Parent Public Stockholders to redeem all or a portion of their Parent Public Shares, up to that number of Parent Public Shares that would permit Parent to maintain net tangible assets of at least $5,000,001, all in accordance with and as required by Parent’s Organizational Documents, applicable Law, and any applicable rules and regulations of the SEC. In accordance with Parent’s Organizational Documents, the proceeds held in the Trust Account will be used for the redemption of Parent Public Shares held by Parent Public Stockholders who have elected to redeem such Parent Public Shares.

(g) Notwithstanding anything else to the contrary in this Agreement or any Transaction Document, Parent may make any public filing with respect to the Merger to the extent required by applicable Law; provided, however, Parent (i) shall permit the Company and its counsel to review and comment on any such filing and all exhibits, amendments or supplements thereto (or other related documents); (ii) shall consider any such comments in good faith and shall accept all reasonable additions, deletions or changes suggested by the Company and its counsel in connection therewith; and (iii) shall not file any such filing or any exhibit, amendment or supplement thereto without the prior written consent of the Company, not to be unreasonably withheld, conditioned or delayed.

(h) The Company acknowledges and agrees that: (x) the Parent will be required to file Quarterly and Annual reports that may be required to contain information about the transactions contemplated by this Agreement; (y) the Parent will be required to file Current Reports on Form 8-K to announce the transactions contemplated hereby and other significant events that may occur in connection with such transactions; and (z) that the Parent shall be entitled to file reports contemplated by this Section 8.1(h) without regard to the requirements of Section 8.1(g).

8.2 Parent Stockholders’ Meetings; and Merger Sub Stockholder’s Approval.

(a) Parent shall take all action necessary under applicable Law to, in consultation with the Company, establish a record date for, call, give notice of and hold a meeting of the holders of Parent Common Stock to consider and vote on Parent Proposals at the Parent Stockholder Meeting. Parent Stockholder Meeting shall be held as promptly as practicable, in accordance with applicable Law and Parent’s Organizational Documents, after the Form S-4 Effective Date, provided that Parent may postpone or adjourn the Parent Stockholder Meeting on one or more occasions upon the good faith determination the Parent Board that such postponement or adjournment is necessary to solicit additional proxies to obtain approval of the Parent Proposals. Parent shall use its reasonable best efforts to obtain the approval of the Parent Proposals at the Parent Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the Parent Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders. The Parent Board shall recommend to its stockholders that they approve the Parent Proposals and shall include such recommendation in the Proxy Statement. Notwithstanding anything to the contrary contained herein, if on the date of the Parent Stockholder Meeting, or a date preceding the date on which the Parent Stockholder Meeting is scheduled, Parent reasonably believes that (i) it will not receive proxies sufficient to obtain the applicable Parent Required Vote for each Parent Proposal, whether or not a quorum would be present or (ii) it will not have sufficient Parent Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholder Meeting, Parent may postpone or adjourn, or make one or more successive postponements or adjournments of, the Parent Stockholder Meeting in compliance with the DGCL and Parent’s Certificate of Incorporation.

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(b) Promptly following the execution of this Agreement, Parent shall approve and adopt this Agreement and approve the Merger and the Transactions, in its capacity as the sole stockholder of Merger Sub.

8.3 Stockholders’ Written Consent. Upon the terms set forth in this Agreement, the Company shall seek the irrevocable written consent, in form and substance reasonably acceptable to Parent, of holders of the Requisite Approval (including the Key Company Stockholders) in favor of the approval and adoption of this Agreement and the Merger and all other transactions contemplated by this Agreement (the “Written Consent”) as soon as reasonably practicable after the Form S-4/Proxy Statement becomes effective, and in any event within ten (10) business days after the Form S-4/Proxy Statement becomes effective.

8.4 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 4.5 necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b) Subject to applicable Law, each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions contemplated hereby. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions. Each of the parties hereto agrees, however, that in complying with each of its respective obligations hereunder, that materials may be redacted (A) to remove references concerning the valuation of such party and its Affiliates, (B) as necessary to comply with contractual arrangements or applicable Laws, and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

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(c) In the event any Proceeding by any Governmental Authority or other Person is commenced which questions the validity or legality of the Merger or seeks damages in connection therewith, Parent, Merger Sub and the Company agree to cooperate and use their reasonable best efforts to defend against such Proceeding and, if an injunction or other Order is issued in any such Proceeding, to use reasonable best efforts to have such injunction or other Order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the Merger.

(d) The Company shall use its commercially reasonable efforts to obtain or provide, as applicable, at the earliest practicable date, all consents, approvals and notices listed in Schedule 8.4(d) of the Company Disclosure Schedule. The Company shall keep Parent apprised of its efforts undertaken by reason of this Section 8.4(d) and the results of such efforts including by giving Parent copies of consents obtained and notices provided.

8.5 PIPE Financing. Parent and Merger Sub shall use its best efforts to enter into Subscription Agreements of at least an aggregate of $3,000,000 of Parent securities in the PIPE Financing and to consummate the purchases contemplated by the Subscription Agreements that may be entered into on the terms and conditions described or contemplated therein. The Company shall use its best efforts to cooperate in connection with the arrangement and closing of the PIPE Financing as may be requested by Parent, including by (i) participating in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions and sessions with investors at mutually agreeable times and locations and upon reasonable advance notice; (ii) reasonably assisting with the preparation of customary materials for actual and potential participants in the PIPE Financing offering documents, private placement memoranda, prospectuses and similar documents required in connection with the PIPE Financing; (iii) providing financial statements and such other financial information regarding the Company, that is readily available or within its possession and as is reasonably requested in connection with the PIPE Financing; (iv) taking or appointing a representative of the Company to take all corporate actions, subject to the occurrence of the Closing, reasonably requested by the Parent to permit the consummation of the PIPE Financing; (v) assisting Parent to satisfy the conditions set forth in any document executed in connection with the PIPE Financing; and (vi) otherwise using its best efforts to cooperate with Parent in its efforts to consummate the PIPE Financing as soon as reasonably practicable after the Closing. Further, the Company shall use its best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to consummate transactions contemplated by any Subscription Agreements, if any are entered into, on the terms and conditions described therein, including assisting the Parent in maintaining in effect any Subscription Agreements that may be entered into and using its best efforts to (a) satisfy in all material respects on a timely basis all conditions and covenants applicable to it in any Subscription Agreements that may be entered into and otherwise comply with its obligations thereunder and (b) assisting the Parent in enforcing its rights under any Subscription Agreements that may be entered into in the event that all conditions in any Subscription Agreements that may be entered into (other than conditions that Parent or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable PIPE Investors to contribute the applicable portion of the PIPE Investment set forth in any Subscription Agreements that may be entered into. Parent and the Company acknowledge and agree that, notwithstanding anything to the contrary in this Agreement, the Closing is not contingent on the consummation of the PIPE Financing and the PIPE Financing, if it occurs, is expected to be consummated after the Closing.

8.6 Compliance with SPAC Agreements. The Company and Parent shall comply with each of the following agreements (“SPAC Agreements”) to which it is a party: (i) Investment Management Trust Agreement, dated November 22, 2021, by and between the Parent and Continental Stock Transfer & Trust Company; (ii) the Rights Agreement as of November 22, 2021 between Parent and Continental Stock Transfer & Trust Company; and (iii) the Warrant Agreement is made as of November 22, 2021 between Parent and Continental Stock Transfer & Trust Company.

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8.7 Employee Benefits Matters. The Company shall prepare and present to the Parent’s board of directors, a long-term incentive plan for service providers to Parent and its subsidiaries that initially reserves 1,600,000 shares of Parent Common Stock with effect immediately following Closing (the “Equity Incentive Plan”). The Equity Incentive Plan shall be subject to reasonable review and comment by Parent, and thereafter adopted by Parent’s board of directors prior to the Closing.

8.8 Directors’ and Officers’ Indemnification and Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of the Company and the Parent as provided in their respective organizational documents or in any indemnification agreements shall survive the applicable Merger and shall continue in full force and effect in accordance with their terms.

(b) The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of seven years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by applicable Law. Parent further agrees that with respect to the provisions of the bylaws or limited liability company agreements of the Company Subsidiaries relating to indemnification, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of seven years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of such Company Subsidiary, unless such modification shall be required by applicable Law.

(c) On the Closing Date, Parent shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Parent with the post-Closing directors and officers of Parent and the Surviving Corporation, which indemnification agreements shall continue to be effective following the Closing.

(d) Prior to the Effective Time, the Company and Parent shall obtain and fully pay the premium for a seven (7) year prepaid “tail” policy for the extension of the directors’ and officers’ liability coverage of the Parent’s and the Company’s existing directors’ and officers’ liability insurance policies, for claims reporting or discovery period of seven years from and after the Effective Time, on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the current policies of directors’ and officers’ liability insurance maintained by the Parent and the Company with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby. After the Effective Time, Company shall cause such “tail” policy to be maintained in full force and effect, for its full term, and shall honor all of its obligations thereunder, and no party shall have any other obligation to purchase or pay for any insurance hereunder. The Certificate of Incorporation and By-Laws of the Surviving Corporation shall at all times provide that the surviving corporation shall indemnify the directors and officers of the Company and the Parent to the maximum extent provided by law.

(e) On and after the Closing Date, for a period of no less than six years, Parent shall, with regard to pre-Closing acts, errors, omissions of Parent directors and officers, maintain a certificate of incorporation and bylaws with provisions no less favorable with respect to indemnification, advancement, expense reimbursement, and exculpation, than are set forth in the certificate of incorporation or bylaws of Parent just prior to Closing.

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(f) If the Company or Parent or any of their respective legal successors or permitted assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the legal successors and permitted assigns of Company or Parent shall assume all of the obligations set forth in this Section 8.8. The provisions of this Section 8.8 are intended to be for the benefit of, and from and after the Closing shall be enforceable by, each Person who is an intended third-party beneficiary of this Section 8.8. The rights of such Persons under this Section 8.8 shall be in addition to any rights such Persons may have under the organizational documents of the Company or Parent, as case may be, or under any applicable Contracts or Laws and nothing in this Agreement is intended to, shall be construed or shall release or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Parent or Company for any of their respective directors, officers or other employees (it being understood and agreed that the indemnification provided for in this Section 8.5 is not prior to or in substitution of any such claims under such policies).

8.9 Execution of Employment and Consulting Agreements with Senior Management. Prior to the filing of any Form S-4/Proxy Statement by the Parent, the Company will identify members of the senior management team and will execute an offer letter or other employment related or consulting agreement with each such senior management member as set forth on Schedule 8.9 of the Company Disclosure Schedule, in such form and terms as agreed upon by the Company, such persons and Parent; provided that at a minimum, the Company shall enter into a consulting agreement, in a form acceptable to the Parent, with Warren Hosseinion to serve as the Chairman of the Company’s board of directors for no fewer than five (5) years, and employment agreements, in forms acceptable to the Parent, with Meesha Dogan to serve as the Chief Executive Officer for no less than five (5) years, and Robert Philibert to serve as the Chief Medical Officer for no less than five (5) years, in each case starting from the Closing Date.

8.10 Tax Matters. Each of Parent, Merger Sub and the Company shall use their respective commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any of their affiliates or subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent or impede the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code. This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of Parent, Merger Sub and the Company shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Merger.

8.11 Stock Exchange Listing. Parent will use its reasonable best efforts to cause the Per Share Merger Consideration issued in connection with the Transactions to be approved for listing on the Nasdaq Stock Market at Closing. During the period from the date hereof until the Closing, Parent shall use its reasonable best efforts to keep the Parent Units, Parent Common Stock, Parent Rights and Parent Warrants listed for trading on the Nasdaq Stock Market. The Company will cooperate with Parent as reasonably requested by Parent with respect to the any listing application or other notifications required by the Nasdaq Stock Market in connection with the foregoing, and promptly furnish to Parent all information concerning the Company and its stockholders that may be required or reasonably requested in connection with any action contemplated by this section.

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8.12 Intentionally omitted.

8.13 Retention of Proxy Solicitation Agent. The Parties shall use their reasonable efforts to retain a proxy solicitation agent mutually acceptable to the Parties, within ten (10) Business Days of execution of this Agreement to assist the Parties with preparing the Proxy Statement and soliciting Parent’s stockholders to obtain the affirmative vote of the Parent’s stockholders in favor of the Merger, and such other matters as may be determined by the Parties.

8.14 Trust Account. As of the Effective Time, the obligations of Parent to dissolve or liquidate within a specified time period as contained in Parent’s Certificate of Incorporation will be terminated and Parent shall have no obligation whatsoever to dissolve and liquidate the assets of Parent by reason of the consummation of the Merger or otherwise, and no stockholder of Parent shall be entitled to receive any amount from the Trust Account (other than pursuant to the redemption rights provided to such stockholders under the Parent Organizational Documents). The Parent covenants that it shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement and for the payment of (i) all amounts payable to stockholders of Parent holding Parent Units or Parent Common Stock who shall have validly redeemed their Parent Units or Parent Common Stock upon acceptance by the Parent of such Parent Units or Parent Common Stock (the “Parent Redemption Amount”), (ii) the expenses to the third parties to which they are owed (including the payment of Transaction expenses of Parent, and other general corporate purposes of the business following the Closing , and (iii) the remaining monies in the Trust Account to Parent.

8.15 Section 16 Matters. Prior to the Closing, the board of directors of Parent, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Parent securities pursuant to this Agreement and the other agreements contemplated hereby, by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Parent following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

8.16 Fees and Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants.

8.17 Litigation. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, Parent, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder Proceedings (including derivative claims) relating to this Agreement, any of the other Transaction Documents or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of Parent, any of the Parent Parties or any of their respective Representatives (in their capacity as a representative of a Parent Party) or, in the case of the Company, the Company or any of its Representatives (in their capacity as a representative of a Parent Party). Parent and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. Notwithstanding the foregoing, the Company shall, subject to and without limiting the covenants and agreements, and the rights of Parent, set forth in the immediately preceding sentence, control the negotiation, defense and settlement of any such Transaction Litigation; provided, however, that in no event shall the Company or any of its Representatives settle or compromise any Transaction Litigation without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed, provided that it shall be deemed to be reasonable for Parent to withhold, condition or delay its consent if any such settlement or compromise (A) does not provide for a legally binding, full, unconditional and irrevocable release of each Parent Party and Representative that is the subject of such Transaction Litigation, (B) provides for (x) the payment of cash any portion of which is payable by any Parent Party or Representative thereof or would otherwise constitute a Parent Liability or (y) any non-monetary, injunctive, equitable or similar relief against any Parent Party or (C) contains an admission of wrongdoing or Liability by a Parent Party or any of its Representatives). Without limiting the generality of the foregoing, in no event shall Parent, any of the Parent Parties or any of their respective Representatives settle or compromise any Transaction Litigation without the Company’s prior written consent.

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8.18 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article X) unless otherwise prohibited by applicable Law or the requirements of the Nasdaq Stock Market, each of Parent and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other party. Furthermore, nothing contained in this Section 8.18 shall (i) prevent Parent and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors or (ii) prevent Parent from filing any reports or forms it may be required to file under Law.

ARTICLE IX
CONDITIONS TO THE MERGER

9.1 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a) Written Consent. The Written Consent shall have been delivered to Parent.

(b) Parent Stockholders’ Approval. The Parent Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of Parent in accordance with the Proxy Statement, the DGCL, the Parent Organizational Documents and the rules and regulations of the Nasdaq Stock Market.

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting consummation of the Transactions, including the Merger.

(d) Net Tangible Assets Test. After giving effect to the Redemption Rights, Parent shall have net tangible assets of at least $5,000,001 upon consummation of the Merger.

(e) Consents. All consents, approvals and authorizations set forth on Schedule 4.4(a) of the Company Disclosure Schedule shall have been obtained from and made with all Governmental Authorities, SROs or any other Person to the extent required under this Agreement.

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(f) Stock Exchange Listing. The Parent’s initial listing application in connection with the Transactions shall have been approved by Nasdaq so that immediately following the Merger, Parent satisfies any applicable initial and continuing listing requirements of Nasdaq.

(g) Registration Statement. The Form S-4 shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Form S-4 shall have been initiated or, to the Knowledge of the Parent, be threatened by the SEC.

9.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company and the Company Subsidiaries contained in Section 4.1 (Organization and Qualification; Subsidiaries), Section 4.2 (Authorization), Section 4.4 (No Conflict; Required Filings and Consents), Section 4.5 (Capitalization); and Section 4.31 (Finders’ Fees) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 9.2(a), Section 9.2(b) and Section 9.2(d).

(d) Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date and there shall have been no continuing event, change or occurrence which individually or together with any other event, change or occurrence, would reasonably be expected to have a Company Material Adverse Effect.

(e) Resignation. Other than those persons identified as continuing directors on Schedule 2.5 of the Company Disclosure Schedule, all members of the Company Board and the Board of Directors of the Company Subsidiaries shall have executed written resignations effective as of the Effective Time.

(f) Intentionally omitted.

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(g) Ancillary Agreements. All parties to the Lock-Up Agreement, Non-Compete Agreements, Employment Agreements, and Indemnification Escrow Agreement (other than Parent) shall have delivered, or cause to be delivered, to Parent copies of each such agreement duly executed by all such parties.

(h) FIRPTA Tax Certificates. On or prior to the Closing, the Company shall deliver to Parent a properly executed certification that shares of Company Capital Stock are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by Parent with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

(i) The Company shall have executed and delivered to the Parent a copy of each Transaction Document to which it is a party.

(j) The Company shall have delivered to the Parent executed copies of (i) payoff letters for all Indebtedness, expenses and other liabilities of the Company and each of its Subsidiaries that remain unpaid as of immediately prior to the Closing and (ii) any required consents to the transactions contemplated hereunder under any Material Contracts, Leases or Permits.

(k) The Parent shall receive from the Company written evidence of: (i) release of any and all Liens with respect to any shares of the Company Capital Stock of the capital stock of the Company Subsidiaries; (ii) all of the outstanding options, warrants and all other securities of the Company that are convertible into or which may be exercised or exchange for capital stock of the Company shall have been converted, exercised or exchanged for capital stock of the Company or cancelled prior to the completion of the Merger; (iii) the termination of all stockholder agreements, voting agreements, rights of first refusal, put or similar rights, pledge agreements, operating agreements, rights to acquire capital stock of the Company, and similar contracts or agreements between any stockholders of the Company or any pre-closing member or stockholder of any Subsidiary; (iv) termination of any broker’s or finders’ fees agreements binding upon the Company and the Company Subsidiaries; (v) termination of any and all agreements related to profit sharing with respect to the Company and the Company Subsidiaries; and (vi) the termination of the additional agreements specified on Schedule 9.2(k) of the Company Disclosure Schedule.

(l) Parent shall have received a certificate, signed by an officer of the Company, certifying that (i) true, complete and correct copies of the Company Organizational Documents, as in effect on the Closing Date, are attached to such certificate; (ii) true, complete and correct copies of the resolutions of the directors of the Company authorizing the execution and delivery of this Agreement and the other Transaction Documents to which it is a party and performance by the Company of the Transactions, including the Merger, having been duly and validly adopted and being in full force and effect as of the Closing Date, are attached to such certificate; and (iii) the signatures of the officer(s) executing this Agreement and any certificate or document to be delivered pursuant hereto, together with evidence of the incumbency of such Secretary, are true and correct.

(m) The Company and each Company Subsidiary shall have delivered to Parent a certificate of good standing with respect to the Company and each Company Subsidiary from the states of their incorporation and from any state in which they are conducting business as a foreign entity as of a date no later than ten (10) days prior to the Closing Date.

(n) The Company shall have consummated sales of at least $4,500,000 of its securities in the Private Placement.

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9.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in Section 5.1 (Corporation Existence and Power), Section 5.3 (Capitalization), Section 5.2 (Corporate Authorization), Section 5.4 (No Conflict, Required Filings and Consents), Section 5.7 (Capitalization), and Section 5.19 (Finders’ Fee) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. All other representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Parent Material Adverse Effect.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of Parent, certifying as to the satisfaction of the conditions specified in Section 9.3(a), Section 9.3(b) and Section 9.3(d).

(d) Material Adverse Effect. No Parent Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(e) Stock Exchange Listing. A supplemental listing application shall have been filed with Nasdaq as of the Closing Date to list the shares constituting the Merger Consideration and such listing shall have been approved by Nasdaq, subject to official notice of issuance.

(f) Ancillary Agreements. Parent shall have delivered to the Company a copy of each of the Ancillary Agreements to which it is a party duly executed by Parent.

(g) The Company shall have received the Resignation Letters of each of the directors and each of the officers of Parent.

9.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by the failure of such Party or any of its Affiliates to comply with or perform any of its covenants or obligations set forth in this Agreement.

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ARTICLE X
INDEMNIFICATION

10.1 Indemnification of Parent and Affiliates. From and after the Closing, each Escrow Participant hereby agrees to indemnify and hold harmless Parent, its directors, officers, sponsor and the Affiliates of each of the foregoing (individually or collectively, an “Indemnified Party”) against and in respect of any actual and direct out-of-pocket loss, cost, payment, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage (including actual costs of investigation and attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses”) incurred or sustained by an Indemnified Party as a result of: (a) any breach or inaccuracy of any of the representations, warranties set forth in Article IV (as modified by the Company’s Disclosure Schedules) or in the Company Certificate of Incorporation, in each case as of the Closing Date, and (b) any breach or nonfulfillment of any covenants of the Company contained in this Agreement to be performed prior to the Closing Date. Notwithstanding anything in this Agreement to the contrary, the maximum liability of each Escrow Participant under this Agreement, including this Article X, or otherwise in connection with the transactions contemplated by this Agreement shall in no event exceed an amount equal to: (i) the Escrow Share Value, multiplied by (ii) the total number of Escrow Shares held by the Escrow Participants (the “Indemnifiable Loss Limit”). Further, an Indemnified Party shall not be entitled to indemnification pursuant to this Section 10.1 unless and until the aggregate amount of Losses to Parent equals at least $375,000 (the “Basket”), at which time, subject to the Indemnifiable Loss Limit, the Indemnified Party shall be entitled to indemnification for any Losses above the Basket per Loss.

10.2 Supplemental Indemnification. The Escrow Participants, jointly and severally, agree to indemnify and hold harmless the Indemnified Parties from and in respect of any and all Losses that are incurred by any of the Indemnified Parties based upon, arising out of or otherwise in respect of any of the matters set forth on Schedule 10.2 (such matters may be referred to as the “Supplemental Indemnification Matters”), whether or not such Supplemental Indemnification Matters constitutes a breach of a representation, warranty, covenant or agreement in this Agreement or any other Transaction Document. Notwithstanding anything to the contrary in this Agreement, any indemnification payments based upon any of the Supplemental Indemnification Matters will not be subject to the Basket or the Indemnifiable Loss Limit set forth in Section 10.1. Any Losses incurred by the Indemnified Parties pursuant to this Section shall be paid first from the Indemnification Escrow Shares and second, to the extent required, from the Supplemental Indemnification Escrow Shares.

10.3 Procedure. The following shall apply with respect to all claims by an Indemnified Party for indemnification pursuant to this Article X:

(a) An Indemnified Party shall give the Shareholders’ Representative prompt notice (an “Indemnification Notice”) of any third-party action with respect to which such Indemnified Party seeks indemnification pursuant to this Article X (a “Third-Party Claim”), which shall describe in reasonable detail the Loss that has been or may be suffered by the Indemnified Party. The failure to give the Indemnification Notice shall not impair any of the rights or benefits of such Indemnified Party under Sections 10.1 or 10.2, except to the extent such failure prejudices the ability of the Escrow Participants (any of such parties, “Indemnifying Parties”) to defend such claim or increases the amount of such liability.

(b) In the case of any Third-Party Claims as to which indemnification is sought by any Indemnified Party, such Indemnified Party shall be entitled, at the sole expense and liability of the Escrow Participants, to exercise full control of the defense, compromise or settlement of any Third-Party Claim unless the Shareholders’ Representative, within a reasonable time after the giving of an Indemnification Notice by the Indemnified Party (but in any event within twenty (20) Business Days thereafter), shall notify such Indemnified Party in writing of the intention of the Shareholders’ Representative to assume the defense thereof.

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(c) If the Indemnifying Parties assume the defense of any such Third-Party Claim pursuant to Section 10.3(b), then the Indemnified Party shall cooperate with the Indemnifying Parties in any manner reasonably requested in connection with the defense, and the Indemnified Party shall have the right to be kept fully informed by the Indemnifying Parties and their legal counsel with respect to the status of any legal proceedings, to the extent not inconsistent with the preservation of attorney-client or work product privilege. If the Indemnifying Parties so assume the defense of any such Third-Party Claim the Indemnified Party shall have the right to employ one separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of such Indemnified Party unless (i) the Indemnifying Parties have agreed to pay such fees and expenses, or (ii) the named parties to any such Third-Party Claim (including any impleaded parties) include an Indemnified Party and an Indemnifying Party and such Indemnified Party shall have been advised in writing by its counsel that there is a conflict of interest between such Indemnified Party and the Indemnifying Parties in the conduct of the defense thereof, and in any such case the reasonable documented out-of-pocket fees and expenses of one separate counsel of the Indemnified Party shall be borne by the Indemnifying Parties subject to the limitations set forth in this Article X.

(d) If the Indemnifying Parties elect to assume the defense of any Third-Party Claim pursuant to Section 10.3(b), the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying Parties withdraw from the defense of such Third-Party Claim, or unless a judgment is entered against the Indemnified Party for such liability by an Authority of competent jurisdiction. If the Indemnifying Parties do not elect to defend, or if, after commencing or undertaking any such defense, the Indemnifying Parties withdraw such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Parties’ expense subject to the limitations set forth in this Article X. In the event the Indemnified Party retains control of the Third-Party Claim, the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

(e) If the Indemnified Party undertakes the defense of any such Third-Party Claim pursuant to Section 10.1 or 10.2 and proposes to settle the same prior to a final judgment thereon or to forgo appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Parties prompt written notice thereof and the Indemnifying Parties shall have the right to participate in the settlement, assume or reassume the defense thereof or prosecute such appeal, in each case at the Indemnifying Parties’ expense. The Indemnifying Parties shall not, without the prior written consent of such Indemnified Party settle or compromise or consent to entry of any judgment with respect to any such Third-Party Claim (i) in which any relief other than the payment of money damages is or may be sought against such Indemnified Party, (ii) in which such Third-Party Claim could be reasonably expected to impose or create a monetary liability on the part of the Indemnified Party (such as an increase in the Indemnified Party’s income Tax) other than the monetary claim of the third party in such Third-Party Claim being paid pursuant to such settlement or judgment, or (iii) which does not include as an unconditional term thereof the giving by the claimant, person conducting such investigation or initiating such hearing, plaintiff or petitioner to such Indemnified Party of a release from all liability with respect to such Third-Party Claim and all other actions (known or unknown) arising or which might arise out of the same facts.

(f) Following the Closing, the disinterested members of the board of directors of the Parent shall have the authority to institute and prosecute any claims for indemnification hereunder in good faith on behalf of the Parent to enforce the terms of this Agreement.

10.4 Escrow of Escrow Shares by Escrow Participants. The Company and the Shareholders’ Representative each hereby authorizes the Parent to deliver the Indemnification Escrow Shares and the Supplemental Indemnification Escrow Shares into escrow (the “Escrow Fund”) pursuant to the Indemnification Escrow Agreement. For purposes of this Article X, the Indemnification Escrow Shares and the Supplemental Indemnification Escrow Shares are each valued at $10.00 per share (the “Escrow Share Value”).

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(a) Indemnification Escrow Shares; Payment of Dividends; Voting. Any dividends, interest payments, or other distributions payable in cash shall be paid to the Escrow Participants and all dividends and other distributions, including, but not limited to, any dividends or distributions payable in securities of any kind made in respect of the Indemnification Escrow Shares and the Supplemental Indemnification Escrow Shares will be delivered promptly to the Escrow Agent to be held in escrow (the “Escrow Income”). Each Escrow Participant shall be entitled to vote such Escrow Participant’s Indemnification Escrow Shares and Supplemental Indemnification Escrow Shares on any matters to come before the shareholders of the Parent. It is intended that for U.S. federal income tax purposes that while the Indemnification Escrow Shares and the Supplemental Indemnification Escrow Shares are held by the Escrow Agent, each Escrow Participant shall be treated as the owner of the Indemnification Escrow Shares and the Supplemental Indemnification Escrow Shares registered in such Escrow Participant’s name, and to the extent required by Applicable Law, the Escrow Agent shall report in a manner consistent with such treatment.

(b) Distribution of Escrow Shares. At the times provided for in the Indemnification Escrow Agreement, the Indemnification Escrow Shares and the Supplemental Indemnification Escrow Shares shall be distributed to the Escrow Participants or Parent, as the case may be. The Parent will take such action as may be necessary to cause such certificates to be issued in the names of the appropriate persons. Certificates representing Indemnification Escrow Shares and Supplemental Indemnification Escrow Shares so issued that are subject to resale restrictions under applicable securities laws will bear a legend to that effect. No fractional shares shall be released and delivered from the Escrow Fund and all fractional shares shall be rounded to the nearest whole share.

(c) Assignability. Other than for estate planning purposes, no Indemnification Escrow Shares or Supplemental Indemnification Escrow Shares nor any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by the Escrow Participants or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of the Escrow Participants, prior to the delivery to such Escrow Participant of the Escrow Fund by the Escrow Agent as provided herein and in the Indemnification Escrow Agreement.

(d) Release from Escrow Fund. As soon as practicable, but in no event later than five (5) Business Days, following the date that is, in the case of the Indemnification Escrow Shares, 24 months after the Closing Date (the “General Indemnification Release Date”), the Indemnification Escrow Shares will be released from escrow to each Escrow Participant less (x) the number of Indemnification Escrow Shares (at an assumed value equal to the Escrow Share Value per Indemnification Escrow Share) previously delivered to Parent in payment for indemnification for Losses pursuant to Sections 10.1 and 10.2, and (y) such additional Indemnification Escrow Shares reasonably necessary to serve as security for Losses set forth in any Indemnification Notice delivered by the Parent prior to the Release Date that remain pending and unresolved. Prior to the General Indemnification Release Date, the Shareholders’ Representative and the Parent shall jointly issue to the Escrow Agent a certificate executed by each of them instructing the Escrow Agent to release such number of Indemnification Escrow Shares determined in accordance with this Section 10.3(d). Promptly, but in no event later than five (5) Business Days, following the resolution in accordance with the provisions of this Article X of any claim(s) for indemnification that remain unresolved as of the Release Date, the Shareholders’ Representative and the Parent shall jointly issue to the Escrow Agent a certificate executed by each of them instructing the Escrow Agent to release to the Escrow Participants the number of Indemnification Escrow Shares retained in escrow following the resolution of such claim(s) and not released to Parent, and otherwise as provided in the Indemnification Escrow Agreement. The Escrow Agent shall retain the Supplemental Indemnification Escrow Shares until a date that is (A) the earlier of the date(s) provided in the Escrow Agreement and (B) 36 months after the Closing Date (the “Supplemental Indemnification Release Date”), less (x) the number of Supplemental Indemnification Escrow Shares (at an assumed value equal to the Escrow Share Value per Supplemental Indemnification Escrow Share) previously delivered to Parent in payment for indemnification for Losses pursuant to Section 10.2, and (y) such additional Supplemental Indemnification Shares reasonably necessary to serve as security for Losses set forth in any Indemnification Notice delivered by the Parent prior to the Supplemental Indemnification Release Date that remain pending and unresolved.

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10.5 Payment of Indemnification. In the event that Parent is entitled to any indemnification for any Losses pursuant to this Agreement or otherwise in connection with the transactions contemplated by this Agreement, the Indemnified Parties’ sole and exclusive remedy for such Losses shall be the recovery of a number of shares of Parent Common Stock from the Indemnification Escrow Shares or the Supplemental Indemnification Shares, as the case may be, having a value equal to the Losses that have been finally determined to be owing to the Parent in accordance with this Article X (at an assumed value equal to the Escrow Share Value per Indemnification Escrow Share or Supplemental Indemnification Escrow Share), in each case, subject to the limitations set forth in this Article X. Any payments to Parent from the Indemnification Escrow Shares or the Supplemental Escrow Shares will be treated as a reduction in the number of shares of Parent Common Stock issued to the Escrow Participants for U.S. federal income tax purposes.

10.6 Insurance. In calculating amounts of Losses payable to an Indemnified Party hereunder, the amount of any indemnified Losses shall be determined net of amounts actually recovered under any insurance policy or other third-party reimbursement actually received.

10.7 Survival of Indemnification Rights. The representations and warranties of the Company shall survive until 24 months following the Closing Date and the indemnification obligations with respect to Section 10.2 shall survive until 36 months following the Closing Date (each such survival period may be referred to herein as the relevant or applicable “Survival Period”), except that claims based on fraud shall survive indefinitely. The Indemnifying Parties’ obligation to indemnify, reimburse, defend and hold harmless the Indemnified Parties shall not terminate with respect to any individual item before the expiration of the applicable Survival Period. In the event that any outstanding claims have arisen prior to (x) the General Indemnification Release Date, with respect to indemnification pursuant to Section 10.1 or (y) the Supplemental Indemnification Release Date, with respect to indemnification pursuant to Section 10.2, which would be eligible for indemnification under this Article X, the Escrow Participants shall leave in Escrow that number of Indemnification Escrow Shares and/or Supplemental Indemnification Escrow Shares (at the price of $10.00 per share upon the consummation of the Transaction) equal to the amount that Parent reasonably determines in good faith is necessary to settle or otherwise satisfy any such outstanding claims. Upon the resolution of such claim, any remaining Indemnification Escrow Shares or Supplemental Indemnification Escrow Shares, as the case may be, shall be released and delivered to the Company Securityholders. The covenants of the Company contained in this Agreement to be performed prior to Closing shall expire and be of no further force or effect as of the Closing; provided, that claims for breach or nonfulfillment thereof shall survive until 24 months following the Closing Date. The indemnification to which any Indemnified Party is entitled from the Indemnifying Parties pursuant to Sections 10.1 or 10.2 for Losses shall be effective so long as it is asserted prior to the expiration of the relevant Survival Period; provided, that in the event that any Indemnification Notice shall have been given in accordance with the provisions of this Agreement prior to the expiration of the relevant Survival Period and such claim has not been finally resolved by the expiration of such Survival Period, the representations, warranties, covenants, agreements or obligations that are the subject of such Indemnifications Notice shall survive solely for purposes of resolving such claim until such matters are finally resolved. The parties acknowledge that the time periods set forth in this Section 10.7 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties without regard to the applicable statute of limitations with respect to such matters and that the 20 year statute of limitations contemplated by Title 10 of Section 8106(c) of the Delaware Code shall not apply to this Agreement.

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10.8 Sole and Exclusive Remedy. The remedies provided in this Article X and the rights to enforce the Additional Agreements in accordance with their terms shall be deemed the sole and exclusive remedies of the Indemnified Parties, from and after the Closing Date, with respect to any and all claims arising out of or related to this Agreement or in connection with the transactions contemplated hereby, except nothing in this Agreement (i) will limit the parties’ rights to seek injunctive relief or other equitable remedies, (ii) would prevent Parent or the Company from bringing an action for fraud (with scienter) against the Person who committed such fraud (with scienter) or (iii) limit the right of any Person to pursue remedies under any Additional Agreement against the parties thereto.

ARTICLE XI
TERMINATION AND EXTENSION

11.1 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or Parent, as follows:

(a) by mutual written consent of Parent and the Company; or

(b) by either Parent or the Company if the Effective Time shall not have occurred prior to December 23, 2022 (the “Outside Date”); provided, however, that if all of the conditions to Closing, other than the conditions set forth in Section 9.1(d), Section 9.1(f) and Section 9.1(g) and, as a direct result of the failure to satisfy the conditions set forth in Section 9.1(g), Section 9.1(a) and Section 9.1(b), shall have been satisfied or shall be capable of being satisfied at such time, or, to the extent permitted by applicable Law, shall have been waived, on or before such date, the Company may extend the Outside Date for a three (3) month period by providing notice to Parent of such extension; provided, further, that this Agreement may not be terminated under this Section 11.1(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article IX on or prior to the Outside Date; or

(c) by either Parent or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any permanent injunction, order, decree or ruling which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions or the Merger; or

(d) by either Parent or the Company if any of the Parent Proposals shall fail to receive the requisite vote for approval at the Parent Stockholders’ Meeting; or

(e) by either Parent or the Company if the requisite number of Stockholders shall fail to approve the Merger and the transactions contemplated by this Agreement within the time period specified in Section 8.3 (as evidenced by the Company’s delivery of the Written Consent to Parent within such time period); or

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(f) by Parent (i) upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 9.2(a) and 9.2(b) would not be satisfied (“Terminating Company Breach”) or (ii) if the Company amends, changes or modifies or seeks to amend, change or modify the Company Disclosure Schedules or Financial Statements delivered to Parent under this Agreement, which amendment, change or modification does or would constitute a Company Material Adverse Event; provided that Parent has not waived such Terminating Company Breach and Parent and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Company Breach is curable by the Company, Parent may not terminate this Agreement under this Section 11.1(f) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Parent to the Company; or

(g) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 9.3(a) and 9.3(b) would not be satisfied (“Terminating Parent Breach”); provided that the Company has not waived such Terminating Parent Breach and the Company is not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating Parent Breach is curable by Parent and Merger Sub, the Company may not terminate this Agreement under this Section 11.1(g) for so long as Parent and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to Parent; or

(h) by either the Company or Parent if any Order having the effect set forth in Section 9.1(c) shall be in effect and shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 11.1(h) shall not be available to a Party if such Order was due to such Party’s breach of or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement.

11.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in this Article XI, or in the case of termination subsequent to any fraud (with scienter) or willful material breach by a party hereto. For avoidance of doubt, the termination of this Agreement shall not affect the obligations of any party under the Confidentiality Agreement. The provisions of Section 9.4, Article X, Article XI, Article XII and Article XIII shall survive any termination hereof pursuant to this Article XI.

11.3 Expenses. Except as set forth in this Section 11.3 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses in case the contemplated Merger is not consummated, except that Parent and the Company shall each pay one-half of all expenses relating to (a) all SEC and other regulatory filing fees incurred in connection with the Form S-4/Proxy Statement, and (b) the filing fee for the Notification and Report Forms filed under the HSR Act. Notwithstanding anything to the contrary, the Transaction successor of the Parent post-merger shall be responsible for all Transaction related expenses, including to legal fees, accounting and auditing fees and expenses, filing fees, printer expenses, mailing expenses, banking fees and any other expenses legitimately incurred.

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11.4 Break-Up Fee.

(a) Notwithstanding the provisions above, other than with respect to the failure of the SEC to provide to the Parent its notice of no further comments to the Form S-4/Proxy Statement and declare effective the Form S-4, in the event that (i) the Closing does not take place by the Outside Date, or a later date as extended by the Parent under its Amended and Restated Certificate of Incorporation, due to any material delay caused by or any reason directly attributable to the Company or any of the Company Subsidiaries or Shareholders’ Representative, (ii) the Company does not obtain the Requisite Approval, or (iii) there is a valid and effective termination of this Agreement by the Parent pursuant to Section 11.1(f), but only if and to the extent the breach triggering such termination does or would constitute a Company Material Adverse Event, then the Company shall pay to the Parent a break-up fee in cash equal to Three Million Dollars ($3,000,000) ( the “Break-Up Fee”). The Break-Up Fee shall be paid by wire transfer of immediately available funds to an account designated in writing by the Parent within five (5) Business Days after the Parent delivers to the Company written notice of such termination in accordance with this Agreement.

(b) Notwithstanding anything to the contrary in this Agreement, the Parties expressly acknowledge and agree that, with respect to any termination of this Agreement in circumstances where a Break-Up Fee is payable under this Section 11.4, the payment of such Break-Up Fee shall, in light of the difficulty of accurately determining actual damages, constitute liquidated damages with respect to any claim for damages or any other claim which the Parent or its Affiliates would otherwise be entitled to assert against the Company, Shareholders’ Representative or their Affiliates or any of their respective assets, or against any of their respective directors, officers, employees or shareholders with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to the Parent or its Affiliates, provided, that the foregoing shall not limit (A) the Company, Shareholders’ Representative or their Affiliates from Liability for any fraud claim relating to events occurring prior to termination of this Agreement or (B) the rights of the Parent to seek specific performance or other injunctive relief in lieu of terminating this Agreement.

11.5 Extension Deposit. In the event that the Closing cannot occur on or before the initial expiration date of the Parent (the “Initial Expiration Date”), as provided for in the Parent Certificate of Incorporation, because the SEC has not declared the Form S-4/Proxy Statement effective, resulting in the inability of Parent to schedule the Parent Stockholder Meeting prior to the Initial Expiration Date, the Parent shall have the right to effect one or more one-month extensions of the Parent’s corporate duration (in accordance with the terms of the Parent Certificate of Incorporation) so that the Transaction can be consummated and the Company shall, within five (5) business days after receipt of a written request of Parent, advance to the Parent the necessary extension fees (as provided for in the Parent Certificate of Incorporation) by wire transfer of immediately available funds. Such advance(s) shall be evidenced by the issuance of one or more promissory notes, which notes will be repaid for the benefit of the Stockholders in shares of Parent Common Stock at the price of $10.00 per share upon the consummation of the Transaction. In the event of termination of this Agreement pursuant to Section 11.1(b) (but only if such termination is as a direct result of the failure to satisfy the conditions set forth in Section 9.1(a),Section 9.1(e), or Section 9.2) or Section 11.1(e), or termination by Parent pursuant to Section 11.1(f), Parent shall have the right, without further action, to retain the full amount of such advances and the note evidencing such advances shall be deemed cancelled and satisfied in full. In the event of the termination of this Agreement for any other reason, Parent shall promptly repay to the Company the full amount of such advances.

ARTICLE XII
MISCELLANEOUS

12.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00 PM (New York time) on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax, on the date that transmission is confirmed electronically, if by 4:00 PM (New York time) on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; (c) if email, on the date of transmission if acknowledgment of receipt is given on opening or, if no such acknowledgement is given, two business days after the date of transmission; or (d) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

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if to the Company (or, following the Closing, the Surviving Company):

Cardio Diagnostics, Inc.

400 N Aberdeen St., Suite 900

Chicago IL 60607

Attn.: Meeshanthini (Meesha) Dogan, Chief Executive Officer

e-mail: mdogan@cardiodiagnosticsinc.com

with a copy to (which shall not constitute notice):

Shartsis Friese LLP

1 Maritime Plaza, 18th Floor

San Francisco, CA 94111

Attention: P. Rupert Russell

Email: rrussell@sflaw.com

if to the Shareholders’ Representative, or to the Company Securityholders after Closing, to:

Meeshanthini (Meesha) Dogan

400 N. Aberdeen St., Suite 900

Chicago IL 60642

e-mail: mdogan@cardiodiagnosticsinc.com

if to the Parent or Merger Sub:

Mana Capital Acquisition Corp.

8 The Green, Suite 12490

Dover, DE 19901

Attn: Jonathan Intrater, Chief Executive Officer

e-mail: intrabel@comcast.net

with a copy to (which shall not constitute notice):

Becker & Poliakoff LLP

45 Broadway, 17th Floor

New York, NY 10006

Attention: Jie Chengying Xiu, Esq.

e-mail: Jxiu@beckerlawyers.com

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12.2 Amendments; No Waivers; Remedies.

This Agreement cannot be amended, except by a writing signed by each party, and cannot be terminated orally or by course of conduct.

(a) At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by any party in exercising any right hereunder, nor any course of dealing, shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the party or parties to be bound thereby.

(b) No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

12.3 Arm’s-length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

12.4 Publicity. Except as required by law or applicable stock exchange rules and except with respect to the Additional Parent SEC Documents, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto. If a party is required to make such a disclosure as required by law or applicable stock exchange rules, the party making such determination will, if practicable in the circumstances, use reasonable commercial efforts to allow the other party reasonable time to comment on such disclosure in advance of its issuance. Notwithstanding anything in this Agreement to the contrary, following the Closing Date and the public announcement of the Merger, the Shareholders’ Representative shall be permitted to disclose that it has been engaged to serve as the Shareholders’ Representative in connection with the Merger as long as such disclosure does not disclose any of the other terms of the Merger or the other transactions contemplated herein.

12.5 Expenses. Out of pocket amounts previously incurred by Parent for lien searches including for UCC, litigation, judgments and taxes shall be paid or reimbursed by the Company to the extent copies have been provided to the Company. Except as otherwise specified in this Agreement, all other costs and expenses, including, without limitation, fees and disbursements of counsel, accountants and other advisors, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses, whether or not the Closing has taken place.

12.6 No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of Law, or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

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12.7 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any conflict of law rule or principle that would result in the application of any laws other than the laws of the State of New York; provided, however, that any matter of corporate law that would be governed by the DGCL shall be governed by and construed in accordance with the DGCL, without regard to any conflict of law rule or principle that would result in the application of any laws other than the DGCL. The Parties agree to submit any matter or dispute resulting from or arising out of the execution, performance, interpretation, breach or termination of this Agreement to the non-exclusive jurisdiction of federal or state courts within the State of Delaware. Each of the Parties agrees that service of any process, summons, notice or document in the manner set forth in Section 12.1 hereof or in such other manner as may be permitted by Law, shall be effective service of process for any Proceeding in the State of Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 12.7. Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court, and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

12.8 Counterparts; Electronic Signatures; Electronic Transmission. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission (including portable document format (.pdf)) shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or electronic transmission (including portable document format (.pdf)) shall be deemed to be their original signatures for all purposes.

12.9 Entire Agreement. This Agreement together with the Ancillary Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein, except for the Confidentiality Agreement. No provision of this Agreement or any Ancillary Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage.

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12.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

12.11 Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

12.12 Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.7 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

12.13 Waiver. Reference is made to the final prospectus of the Parent, dated November 24, 2021 (the “Prospectus”). The Company has read the Prospectus and understands that the Parent has established the Trust Account for the benefit of the public shareholders of the Parent and the underwriters of the IPO pursuant to the Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, the Parent may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement. For and in consideration of the Parent agreeing to enter into this Agreement, each of the Company and the Shareholders’ Representative, for itself and on behalf of the Shareholders of the Company, hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agrees that it shall not seek recourse against the Trust Account for any claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Parent. This Section 12.13 shall survive termination of this Agreement for any reason.

12.14 Release of Claims. In consideration of the receipt the Merger Consideration, each Stockholder (in its capacity as a Stockholder of the Company), (collectively, “Releasors”) hereby releases and discharges the Company and its Affiliates and their respective past, present and future directors, officers, employees, agents, representatives and their respective successors and assigns (collectively, “Releasees”) fully, finally and forever, from all and any manner of claims, actions, rights, causes of actions, suits, obligations, liabilities, debts, due sums of money, agreements, promises, damages, judgments, executions, accounts, expenses, costs, attorneys’ fees and demands whatsoever, whether in law, contract or equity, whether known or unknown, matured or unmatured, foreseen or unforeseen, arising out of events existing or occurring contemporaneously with or prior to the Effective Time (including whether or not the Merger Consideration Schedule did not accurately reflect the terms of the Company Certificate of Incorporation) or otherwise relating to such Stockholder’s acquisition, ownership, control or sale of Company Common Stock (including any rights to indemnities from the Company or any of its Affiliates pursuant to any Contract entered into by such Stockholder in connection with such issuance); provided, that nothing contained herein shall operate to release any liabilities of a Releasee based upon, arising out of or relating to, without duplication, (i) this Agreement or any of the Transaction Documents, (ii) the obligations of any insurer under any insurance policy, (iii) any rights to indemnification to the extent provided for (A) in the Company Organizational Documents or (B) pursuant to Indemnification Agreement by and between any Stockholder and the Company entered into prior to the date hereof and made available to Parent prior to the date hereof, (iv) if applicable, any rights to compensation or other employment benefits earned or accrued by or for his benefit prior to the Closing in respect of services performed as an employee or consultant of the Company prior to the Closing, solely to the extent not paid by the Company prior to the Closing, (v) any employment agreement or consulting agreement, as applicable, entered into connection with the consummation of the Transactions, in each of clauses (iv) and (v) to the extent such agreements and the agreements underlying such services have been made available to Parent or (vi) any claims, actions, or causes of action that, as a matter of applicable Law, are not waivable.

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12.15 Shareholders’ Representative.

(a) By virtue of the adoption of this Agreement and the transactions contemplated hereby, the approval of the principal terms of the Merger, and the consummation of the Merger or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, each Company Securityholder shall be deemed to have appointed the designation of, and hereby designates, Meeshanthini (Meesha) Dogan as the Shareholders’ Representative for all purposes in connection with the negotiation and execution of this Agreement, the Additional Agreements and the agreements ancillary hereto, including, but not limited to, (i) to give and receive notices and communications to Parent for any purpose under this Agreement and the Additional Agreements, (ii) to agree to, negotiate, enter into settlements and compromises of and demand arbitration and comply with orders of courts and awards of arbitrators with respect to any indemnification claims (including Third-Party Claims) under Section 10.1 or, following the Closing, other disputes arising under or related to this Agreement, (iii) to enter into and deliver the Escrow Agreement on behalf of each of the Company Securityholders, (iv) to authorize or object to delivery to Parent of the Escrow Fund, or any portion thereof, in satisfaction of indemnification claims by the Parent in accordance with the provisions of the Escrow Agreement, (v) to act on behalf of Company Securityholders in accordance with the provisions of the Agreement, the securities described herein and any other document or instrument executed in connection with the Agreement and the Merger and (vi) to take all actions necessary or appropriate in the judgment of the Shareholders’ Representative for the accomplishment of the foregoing.

(b) The Shareholders’ Representative may resign at any time. Such agency may be changed by the Company Securityholders from time to time upon no less than twenty (20) days prior written notice to the Parent, provided, however, that the Shareholders’ Representative may not be removed unless holders of a majority of the shares of Company Capital Stock (on an as converted to Company Shares) outstanding immediately prior to the Effective Time agree to such removal. Any vacancy in the position of Shareholders’ Representative may be filled by approval of the holders of a majority of the shares of Company Capital Stock (on an as converted to Company Shares) outstanding immediately prior to the Effective Time. No bond shall be required of the Shareholders’ Representative.

(c) The Shareholders’ Representative will incur no liability of any kind with respect to any action or omission by the Shareholders’ Representative in connection with the Shareholders’ Representative’s services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Shareholders’ Representative’s gross negligence or willful misconduct. The Shareholders’ Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Company Securityholders will indemnify, defend and hold harmless the Shareholders’ Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Shareholders’ Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that Representative Losses shall not include costs (other than third party expenses) incurred by the Shareholders’ Representative in the ordinary course of business of the Shareholders’ Representative under any engagement letter entered into by the Shareholders’ Representative, the Company, and certain of the Company Securityholders; provided, further, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Shareholders’ Representative, the Shareholders’ Representative will reimburse the Company Securityholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. In no event will the Shareholders’ Representative be required to advance its own funds on behalf of the Company Securityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Company Securityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Shareholders’ Representative under this section. The foregoing indemnities will survive the Closing, the resignation or removal of the Shareholders’ Representative or the termination of this Agreement.

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12.16 Time. Time is of the essence in each and every provision of this Agreement.

12.17 Specific Performance. The Parties hereby agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Merger or the other Transactions) is not performed in accordance with its specific terms or is otherwise breached. Accordingly, the Parties agree that each Party shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in accordance with Section 12.7, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity. Any Party seeking injunctive relief to prevent breaches or threatened breaches of, or to enforce compliance with this Agreement, shall not be required to provide any bond or other security in connection with any such Order or injunction.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Parent: MANA CAPITAL ACQUISITION CORP.

By:	/s/ Jonathan Intrater
Name: Jonathan Intrater
Title: Chief Executive Officer

Merger Sub: MANA MERGER SUB INC.

By:	/s/ Jonathan Intrater
Name: Jonathan Intrater
Title: Chief Executive Officer

Company: CARDIO DIAGNOSTICS, INC.

By:	/s/ Meeshanthini (Meesha) Dogan
Name: Meeshanthini (Meesha) Dogan
Title: Chief Executive Officer

Shareholders’ Representative:

By:	/s/ Meeshanthini (Meesha) Dogan
Name: Meeshanthini (Meesha) Dogan